      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1998


                                                      REGISTRATION NO. 333-49357
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                    CLEVELAND INDIANS BASEBALL COMPANY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               OHIO                               7941                            34-1861303
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
            INCORPORATION)            CLASSIFICATION CODE NUMBER)                    NO.)

                              2401 ONTARIO STREET
                             CLEVELAND, OHIO 44115
                                 (216) 420-4200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               RICHARD E. JACOBS
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    CLEVELAND INDIANS BASEBALL COMPANY, INC.
                              2401 ONTARIO STREET
                             CLEVELAND, OHIO 44115
                                 (216) 420-4200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                        COPIES OF ALL CORRESPONDENCE TO:

              EDWARD G. PTASZEK, JR.                                  THOMAS F. MCKEE
               Baker & Hostetler LLP                           Calfee, Halter & Griswold LLP
             3200 National City Center                        1400 McDonald Investment Center
              1900 East Ninth Street                                800 Superior Avenue
            Cleveland, Ohio 44114-3485                          Cleveland, Ohio 44114-2688
                  (216) 621-0200                                      (216) 622-8200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                               ------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 20, 1998


PROSPECTUS

                                4,000,000 SHARES

                    CLEVELAND INDIANS BASEBALL COMPANY, INC.

                                      LOGO

                             CLASS A COMMON SHARES
                               ------------------

     All of the 4,000,000 Class A Common Shares (the "Class A Common Shares") offered hereby are being offered by Cleveland Indians Baseball Company, Inc. (the "Company"). Although the Company will receive all of the proceeds of the Offering, substantially all of the proceeds will be used to acquire partnership interests in Cleveland Indians Baseball Company Limited Partnership from entities controlled by Richard E. Jacobs, Chairman of the Board, President and Chief Executive Officer of the Company, in connection with the transactions described under the heading "Formation Transactions."

     Prior to the Offering, there has been no public market for the Class A Common Shares. It is currently anticipated that the initial public offering price per Class A Common Share will be between $14.00 and $16.00. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Class A Common Shares have been approved for inclusion in the Nasdaq National Market under the symbol "CLEV," subject to notice of issuance.
                               ------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON SHARES.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=====================================================================================================================
                                                      PRICE TO              UNDERWRITING            PROCEEDS TO
                                                       PUBLIC               DISCOUNT(1)            THE COMPANY(2)
---------------------------------------------------------------------------------------------------------------------
Per Share....................................            $                       $                       $
---------------------------------------------------------------------------------------------------------------------
Total(3).....................................            $                       $                       $
=====================================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $2,000,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 600,000 additional Class A Common Shares solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to the Company will be $          ,
    $          and $          , respectively. See "Underwriting."
                               ------------------

     The Class A Common Shares are offered by the Underwriters subject to receipt and acceptance of the shares by them. The Underwriters reserve the right to reject any order in whole or in part. It is expected that delivery of the Class A Common Shares will be made against payment therefor at the offices of McDonald & Company Securities, Inc. or through the facilities of the Depository
Trust Company on or about             , 1998.

                               MCDONALD & COMPANY
                                SECURITIES, INC.

               The date of this Prospectus is             , 1998

          Photograph depicting a variety of Cleveland Indians players and an "American League Champions and Division Champions" logo superimposed on a background photograph of fans at Jacobs Field

JACOBS FIELD IS OWNED BY THE GATEWAY ECONOMIC DEVELOPMENT CORPORATION OF GREATER
                                   CLEVELAND.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON SHARES, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option and (ii) completion of the transactions described under the heading "Formation Transactions." Unless the context otherwise requires, prior to completion of the Formation Transactions, references to the "Company" throughout this Prospectus, including the financial information contained herein, refer to the operations of Cleveland Indians Baseball Company Limited Partnership (the "Partnership") and Ballpark Management Company ("Ballpark Management"). After completion of the Formation Transactions, references to the "Company" refer to the operations of Cleveland Indians Baseball Company, Inc. and the Partnership.

     The American League, and its member clubs, and the National League, and its member clubs, are collectively referred to in this Prospectus as "MLB" or "Major League Baseball." None of the Office of the Commissioner of Baseball, the National League or any of its member clubs, or the American League or any of its member clubs, or any of their respective owners, officers, directors, employees or representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the information contained in, or assume any liability for any inaccuracies in or omissions from, this Prospectus.

                                  THE COMPANY

     The Company has been organized to serve as the sole general partner of the Partnership, which owns the 1997 American League Champion Cleveland Indians (the "Indians" or the "Club") and manages Jacobs Field, the Indians' home ballpark.

     Baseball has a long tradition in the City of Cleveland. The first professional baseball game in Cleveland was played on June 2, 1869, when the Cleveland Forest Citys played the Cincinnati Red Stockings. In 1901, the Club became one of the charter members of the American League of Professional Baseball Clubs (the "American League"). During the ensuing 20 years, the Indians enjoyed great success, including a victory against the Brooklyn Dodgers in the 1920 World Series. During the 1940s and 1950s, the Indians were one of baseball's consistently strong teams. The Indians won the American League pennant twice (1948 and 1954), captured the World Series from the Boston Braves in 1948, and finished second in the American League six times (1951-1953, 1955, 1956 and 1959). Unfortunately, the next 25 years of the Indians' history were marked by financial instability, inattention to the Club's minor league system, criticized player personnel decisions, poor on-field performance and some of the worst attendance figures in Major League Baseball.

     In 1986, Richard E. Jacobs and his brother David acquired control of the Indians and began to execute a long-term strategy that has returned winning baseball to Cleveland and has made the Cleveland Indians one of the premier franchises in Major League Baseball. The Company's strategy is to maintain the Indians' competitive position and to increase the long-term value of the franchise. The elements of this strategy include dedication to a strong player development system, effective player personnel management, attention to quality and customer service and an integrated approach to marketing and licensing arrangements. In the past three seasons, the Indians have won three American League Central Division Championships and two American League Championships. Under Mr. Jacobs' direction, the Indians were also instrumental in the planning and development of the downtown sports complex that includes Jacobs Field.

     The Company believes that the Club's recent on-field and financial successes are largely attributable to the collaboration of a management team that includes experienced and talented baseball and business executives. This team is led by John Hart, Executive Vice President and General Manager, and Dennis Lehman, Executive Vice President, Business, and includes a coaching staff led by Mike Hargrove, Manager. Mr. Hart was named Major League Baseball Executive of the Year in 1994 and 1995 by The Sporting News, a leading sports publication, and Mr. Hargrove was named Manager of the Year by The Sporting News in 1995.

     Player development is a critical element of management's efforts to build and maintain a strong franchise. The Company has established a strong minor league organization through a consistent, system-wide approach to evaluating and developing young players. The team's minor league organization was ranked the best in Major League Baseball in a 1996 poll by The Sporting News. Among its other player development efforts, the

Company sponsors baseball programs in The Dominican Republic and Venezuela in which coaches affiliated with the Club work to develop the skills of promising young players in those countries. The Club's successful minor league organization has provided the Indians with a pool of talented young players to supplement its major league roster and to permit it to make opportune trades.

     Effective player personnel management is the most visible element of the Company's baseball strategy. The goal of the Company's player personnel management efforts is to maintain a competitive team while limiting the unpredictability in player salaries resulting from salary arbitration and free agency. Management's confidence in its ability to identify promising young players has permitted the Club to selectively enter into multi-year contracts with players early in their careers. The Company also attempts to sign a nucleus of experienced players to multi-year contracts. Finally, the Club has been successful in trading for, or signing as free agents, talented players who can fill roles on the roster made vacant by trades, retirements, injuries and losses to the free agent market.

     By building value for team sponsors and fans, the Company's business executives leverage the Club's on-field product to enhance revenues. The Company's control over various facets of its business, including advertising signage and concessions at Jacobs Field, permits it to capitalize on the Indians' popularity with sponsors and fans. Sponsors are offered a number of advertising vehicles to maximize their exposure at Jacobs Field and their association with the Club. Fans at Jacobs Field are offered a customer-focused experience in an attractive, comfortable environment featuring a variety of amenities, concessions and merchandise options and a courteous, well-trained staff.


     The successful execution of the Indians' long-term strategy has resulted in strong revenues in recent years. The Club has sold out all tickets available for public sale for each of the 1996, 1997 and 1998 regular seasons prior to Opening Day. The Indians hold the Major League Baseball record for consecutive regular season sell-outs, which stands at 232 through May 17, 1998. These strong attendance figures provide the Club with a predictable ticket sale and premium seating revenue base for the regular season and permit the Company to realize high levels of merchandise and concession sales at Jacobs Field. The fan interest evidenced by these attendance figures has also permitted the Club to enhance revenues from other sources, such as local broadcast and cable television, radio and advertising. However, the Company's management believes that much of the Club's local revenue potential has been realized and that future increases in the Club's revenues, operating income and net income, if any, are likely to be substantially less than those realized over the past five years. See "Risk Factors -- Limited Potential for Further Revenue and Earnings Growth." Although the Company's revenues depend heavily on the Indians' on-field performance, the predictability of the Club's ticket and premium seating sales in recent years has allowed it to create a competitive, profitable team within the framework of a Major League Baseball system that is confronted with escalating player salaries and limited means for clubs to increase revenue.


     Richard E. Jacobs is Chairman of the Board, President and Chief Executive Officer of the Company. Upon completion of the Offering, the Company will own at least a 51% general partnership interest in the Partnership, and Mr. Jacobs, as the sole trustee of two family trusts (the "Jacobs family trusts"), will beneficially own a 49% limited partnership interest in the Partnership, through the trusts' ownership of Cleveland Baseball Corporation ("CBC"), the pre-Offering general partner of the Partnership. In addition, Mr. Jacobs, through the Jacobs family trusts, will beneficially own 2,281,667 Class B Common Shares and 133,200 Class A Common Shares following the Offering which represents 99.88% of the total voting control of the Company. As a result, Mr. Jacobs will be able to control all decisions regarding the Company requiring a shareholder vote (other than certain charter amendments), including the election of the entire Board of Directors. Following the Offering, each of the 6,043,334 limited partnership Units in the Partnership held by CBC will be exchangeable for Class A Common Shares on a one-for-one basis, subject to the right of the Company to pay cash upon receiving notice of a proposed exchange. See "Formation Transactions" and "The Partnership--Limited Partner Rights."

     The Company is an Ohio corporation incorporated on March 17, 1998. The Company's principal executive offices are located at 2401 Ontario Street, Cleveland, Ohio 44115, and its telephone number is (216) 420-4200.

                                  THE OFFERING

Class A Common Shares offered..............................  4,000,000 shares

Class A Common Shares to be outstanding after the
  Offering(1)..............................................  4,139,376 shares

Class B Common Shares to be outstanding after the
  Offering.................................................  2,283,957 shares

Aggregate Class A and Class B Common Shares to be
  outstanding after the Offering(1)........................  6,423,333 shares

Nasdaq National Market symbol..............................  CLEV

Use of proceeds............................................  To acquire the general partnership interest in the Partnership. See
                                                             "Formation Transactions."

---------------

(1) Excludes 6,043,334 Class A Common Shares reserved for issuance upon exchange of limited partnership Units in the Partnership. See "The
    Partnership -- Limited Partner Rights." Also excludes 700,000 Class A Common Shares reserved for issuance under the Company's Stock Option Plan. See "Management -- Stock Option Plan."

                             SUMMARY FINANCIAL DATA

     The following table sets forth certain historical and pro forma data for the Partnership and Ballpark Management on a combined basis and should be read in conjunction with the Combined Financial Statements of the Partnership and Ballpark Management and the Notes thereto included elsewhere in this Prospectus.

     For financial reporting purposes, the Company generally recognizes revenues and expenses on a game-by-game basis. Because the Major League Baseball regular season begins in late March or early April, the Company's first fiscal quarter, which ends on March 31, generally includes limited revenues and reflects a loss attributable to fixed costs of operations incurred during the quarter. The revenue recognized in the first quarter ended March 31 consists primarily of spring training and exhibition game revenues, merchandise sales and concession and catering revenue. Generally, any post-season revenue will be recognized in the fourth quarter.

                                                           YEAR ENDED
                                  ------------------------------------------------------------        THREE MONTHS ENDED
                                                                    DECEMBER 31,                           MARCH 31,
                                                      ----------------------------------------   -----------------------------
                                                                                  1997                                  PRO
                                  OCTOBER 31,(1)(2)                        -------------------         ACTUAL          FORMA
                                  -----------------                                     PRO      ------------------   --------
                                   1993     1994(3)   1995(3)     1996      ACTUAL    FORMA(4)    1997       1998     1998(4)
                                  -------   -------   -------   --------   --------   --------   -------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
REVENUES:
  Net ticket sales..............  $19,410   $23,182   $32,267   $ 45,658   $ 49,279   $49,279    $1,402    $  1,093   $  1,093
  Local radio and television....    6,316    5,568     9,667      13,631     17,014    17,014        --          38         38
  Concession and catering.......    2,367    6,969    11,872      14,726     14,095    14,095       110          20         20
  Private suite and club seat
    rental......................       --    3,768     5,635       7,035      8,704     8,704        --          --         --
  Advertising and promotion.....    1,597    3,998     5,742       6,891      8,754     8,754        --          --         --
  Merchandise...................    2,548    8,513    15,024      14,683     17,449    17,449     1,043       1,432      1,432
  Major Leagues Central Fund....   17,585    3,943     6,633      12,369     15,505    15,505        --          --         --
  Other.........................    3,602    3,579     2,979       3,002      3,365     3,365       648         675        675
  Post-season...................       --       --     9,888       1,933     13,051    13,051        --          --         --
  Benefit (provision) for
    revenue sharing.............      658     (239)   (2,056)     (5,731)    (7,186)   (7,186)     (204)       (223)      (223)
                                  -------   -------   -------   --------   --------   --------   -------   --------   --------
        Total revenues..........   54,083   59,281    97,651     114,197    140,030   140,030     2,999       3,035      3,035
                                  -------   -------   -------   --------   --------   --------   -------   --------   --------
OPERATING EXPENSES:
  Major league team.............   21,898   26,389    38,904      53,420     66,125    66,125     1,512       2,430      2,430
  Player development............    7,931    7,198     8,298       8,735     11,146    11,146     2,436       2,484      2,484
  Ballpark operations...........    5,148    6,259     9,071      10,389     10,965    10,965     1,844       1,973      1,973
  Cost of merchandise sold......    1,422    5,001     9,224      11,692     12,982    12,982     1,435       1,582      1,582
  Administrative and general....    5,983    8,702     9,769       9,275     10,292    11,342     2,271       2,473      2,736
  Major Leagues Central Fund....    3,747    3,559     1,498       4,146      4,938     4,938       260         303        303
  Advertising and promotion.....    3,205    3,929     3,805       2,960      3,854     3,854     1,284         927        927
  Post-season...................       --       --     5,457       1,309      6,252     6,252        --          --         --
  Amortization of signing
    bonuses and player
    contracts...................    1,833    2,005     3,242       3,212      3,630     3,630       104         225        225
  Depreciation and
    amortization................    1,338    1,275     1,361       1,326      1,629     1,629       385         397        397
                                  -------   -------   -------   --------   --------   --------   -------   --------   --------
        Total operating
          expenses..............   52,505   64,317    90,629     106,464    131,813   132,863    11,531      12,794     13,057
                                  -------   -------   -------   --------   --------   --------   -------   --------   --------
OPERATING INCOME (LOSS).........    1,578   (5,036)    7,022       7,733      8,217     7,167    (8,532)     (9,759)   (10,022)
OTHER INCOME (EXPENSE):
  Interest income...............    1,260    1,375     1,658       3,855      4,672     2,649     1,231       1,948      1,353
  Interest expense..............   (2,027)  (1,310)   (2,005)     (2,045)    (2,301)   (2,301)     (429)       (661)      (661)
  Gain (loss) on player
    transactions................       47       85        71         616      2,696     2,696        --      (1,604)    (1,604)
  League expansion proceeds.....    3,000       --        --          --      9,286     9,286        --          --         --
  Minority interest.............       --       --        --          --         --    (9,554)       --          --      5,358
                                  -------   -------   -------   --------   --------   --------   -------   --------   --------
Income (loss) before provision
  for income taxes..............    3,858   (4,886)    6,746      10,159     22,570     9,943    (7,730)    (10,076)    (5,576)
Provision (benefit) for income
  taxes.........................       --       --        --          --         --     3,060        --          --     (1,729)
                                  -------   -------   -------   --------   --------   --------   -------   --------   --------
Net income (loss)...............  $ 3,858   $(4,886)  $6,746    $ 10,159   $ 22,570   $ 6,883    $(7,730)  $(10,076)  $ (3,847)
                                  =======   =======   =======   ========   ========   ========   =======   ========   ========
Pro forma net income (loss) per
  share.........................                                                      $  1.07                         $  (0.60)
                                                                                      ========                        ========

                                                                                                              MARCH 31,
                                                                                                         -------------------
                                                     OCTOBER 31,(1)(2)           DECEMBER 31,                         PRO
                                                     -----------------   -----------------------------    ACTUAL     FORMA
                                                      1993     1994(3)   1995(3)     1996       1997       1998     1998(4)
                                                     -------   -------   -------   --------   --------   --------   --------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA (AT PERIOD END):
Total current assets...............................  $28,316   $21,719   $60,952   $ 60,228   $ 85,195     91,412     91,412
Total current liabilities..........................   32,465   35,792    68,346      62,124     74,891    100,655    100,655
Total assets.......................................   47,441   43,032    79,991      87,272    118,152    125,037    129,737
Long-term obligations..............................   26,538   25,671    26,182      33,458     45,811     50,708     50,708
Total shareholders' equity (deficit)...............  (11,562)  (18,431)  (14,537)    (8,310)    (2,550)   (26,326)   (21,626)

---------------

(1) Includes (a) the assets, liabilities and results of operations of the Partnership as of October 31, 1993 and 1994 and for the years then ended and
    (b) the assets, liabilities and results of operations of Ballpark Management as of December 31, 1993 and 1994 and for the years then ended. The results of operations of the Partnership for the two-month period ended December 31, 1994, which are not reflected in the above combined financial data, were as follows (in thousands):

Revenues..................................  $   578
Expenses..................................    2,783
                                            -------
Operating loss............................   (2,205)
Interest expense..........................      271
                                            -------
Net loss..................................  $(2,476)
                                            =======

(2) The Club did not commence play at Jacobs Field until the 1994 regular season. As a result, the operations of Ballpark Management for the year ended December 31, 1993 were insignificant.

(3) A players' strike during 1994 and 1995 resulted in the cancellation of 27 home games and 18 away games of the 1994 regular season, the entire 1994 post-season and nine home games and nine away games of the 1995 regular season. The Major League Baseball regular season consists of 162 games, of which 81 are scheduled to be played at home and 81 are scheduled to be played on the road.

(4) Pro forma income statement data give effect to a March 1998 distribution by the Partnership and the repayment of related party indebtedness (the "Distribution"), the transactions described under the caption "Formation Transactions" and the sale of 4,000,000 Class A Common Shares by the Company pursuant to the Offering and the application of the estimated net proceeds therefrom at an assumed initial public offering price of $15.00 per share, as if such transactions had occurred on January 1, 1997. Pro forma balance sheet data give effect to such transactions (other than the Distribution) as if they had occurred on March 31, 1998. See "Formation Transactions," "Use of Proceeds" and "Pro Forma Financial Data."

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors, together with the other information contained in this Prospectus, in evaluating an investment in the Class A Common Shares offered hereby. The following factors and other information set forth in this Prospectus contain certain forward-looking statements involving risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in this section and elsewhere in this Prospectus.

CONTROL BY RICHARD E. JACOBS; VOTING RIGHTS

     The Company has two classes of common shares comprised of Class A Common Shares and Class B Common Shares (collectively, the "Common Shares"). Following completion of the Formation Transactions and the Offering, Richard E. Jacobs will control substantially all of the outstanding Class B Common Shares as sole trustee of the Jacobs family trusts which own such shares of record. Although Class A Common Shares and Class B Common Shares vote together on all matters submitted to the shareholders for approval (other than certain charter amendments), the Class A Common Shares are entitled to one vote per share, and the Class B Common Shares are entitled to 10,000 votes per share. Consequently, Mr. Jacobs, as the beneficial holder of 2,281,667 Class B Common Shares, will be able to control the management and policies of the Company, including its management of the Indians as general partner of the Partnership, the election of the entire Board of Directors, any determination with respect to a sale of all or substantially all of the assets of the Company or the Partnership and the outcome of all other matters submitted to the shareholders for approval (other than certain charter amendments). See "Management," "Certain Transactions" and "Principal Shareholders."

OFFERING PROCEEDS TO BE USED TO PURCHASE PARTNERSHIP INTERESTS FROM RELATED PARTIES

     The Company intends to use the proceeds of the Offering to purchase its general partnership interest in the Partnership and to engage in the other transactions described under the caption "Formation Transactions." Substantially all of the net proceeds from the Offering will be paid to CBC, which is owned by the Jacobs family trusts. The terms of the Formation Transactions were not negotiated on an arms'-length basis and no independent appraisals or other valuations of the assets being transferred in connection with the Formation Transactions have been obtained. Rather, the parties considered, among other things, the result of operations, financial condition and cash flows of the Company, an assessment of management, the Company's present state of development, recent sales prices of other Major League Baseball franchises and the current state of the economy in the United States and the Cleveland, Ohio, metropolitan area. In effect, the value of the business and assets being transferred will be based upon the overall value of the Company implied by the initial public offering price per share. Accordingly, there can be no assurance that this value does not exceed the value of the Company that would be reflected in an arms'-length transaction.

LIMITED POTENTIAL FOR FURTHER REVENUE AND EARNINGS GROWTH

     During the past five years, the Company has realized significant growth in revenues, operating income and net income. Most of the Company's revenues are derived from local sources. Gross revenues from national television and radio contracts and Major League Baseball Properties royalties represented only approximately 11.5% of the Company's revenues during 1997. Much of the Company's growth has resulted from increased ticket sales, premium seating rents, food and beverage concession sales, merchandise sales and local broadcasting revenues (radio, broadcast television and cable television). Increases in the Company's revenues have resulted primarily from the Indians' on-field performance and the increased popularity of the Club among baseball fans in the region. Management believes that much of the Indians' local revenue potential has already been realized and that future increases in revenues, operating income and net income, if any, are likely to be substantially less than those realized over the past five years. Moreover, the revenue sharing rate, which applies to a club's net local revenue and was 12% in 1997, will be 16% in 1998, 17% in 1999 and 20% in 2000. These increases in the revenue sharing rate may reduce the net local revenue retained by the Company in future years, depending on the amount of the Company's net local revenue relative to that of other MLB clubs. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Major League Baseball -- Collective Bargaining Agreement."

DISTRIBUTION AND REPAYMENT OF RELATED PARTY INDEBTEDNESS

     The Partnership has borrowed an aggregate of $35.5 million under the Major League Credit Facility. Substantially all of those funds have been loaned by the Partnership to CBC, the pre-Offering general partner of the Partnership and an affiliate of Mr. Jacobs. In March 1998, the Partnership distributed $49.2 million to its partners, and CBC repaid its $35.5 million debt to the Partnership. These transactions have had the effect of allowing CBC to use cash generated by the Partnership to repay its debt to the Partnership. The Company will receive no benefit from the repayment of such indebtedness since the Partnership will remain obligated, subject to the terms and conditions of the Major League Credit Facility, to repay amounts borrowed thereunder without the corresponding right to receive funds from CBC. Although the Company believes it will be able to pay its current liabilities with cash flow from operations or from other sources of credit available to the Company, there can be no assurance that the distribution and loan repayment will not adversely affect the Company's liquidity and financial condition. See "Certain Transactions" and "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

DEPENDENCE ON COMPETITIVE SUCCESS OF THE INDIANS

     The financial results of the Company and the franchise value of the Indians are expected to depend in large part on the Indians continuing to achieve on-field success. The team's recent successes have generated fan enthusiasm, resulting in sustained ticket, premium seating, concession and merchandise sales during the regular season and greater shares of local television and radio audiences. Furthermore, success in the regular season has permitted participation in post-season playoffs, which has provided the Company with additional revenue and income. Poor on-field performance by the Indians is likely to adversely affect revenue and income. There can be no assurance that the Indians will perform well or qualify for post-season play in 1998 or thereafter.

DEPENDENCE ON TALENTED PLAYERS

     The success of the Indians will depend, in large part, upon their ability to develop, obtain and retain talented players. The Indians compete with other MLB baseball teams and teams in other countries for available players. There can be no assurance that the Indians will be able to retain players upon expiration of their contracts or identify and obtain new players of adequate talent to replace players who retire or are injured, traded, released or lost to free agency. Even if the Indians are able to retain or obtain players who have had successful amateur or professional careers, there can be no assurance of the quality of their performance for the Indians.

RISK OF INJURIES; ABSENCE OF INSURANCE


     To the extent that financial results of the Company and its franchise value are dependent on the Indians' competitive success, the likelihood of achieving such success is substantially reduced by serious or untimely injuries to key players. After the start of the season a player is entitled to receive his salary even if the player dies or is unable to play as a result of injury sustained during the term of his employment. In addition, players signed to multi-year contracts are guaranteed the payment of their salaries whether or not they are able to perform. These salaries represent significant financial commitments for the Indians. As of February 14, 1998, the Company's commitments under player and other employment contracts totalled $62.4 million, $54.4 million, $32.6 million, $23.1 million and $12.8 million for 1998, 1999, 2000, 2001 and 2002 and thereafter, respectively. The Company is generally insured against having to pay salaries in the event of a player's death. The Company has obtained disability insurance policies for substantially all of its players under multi-year contracts. In the event of injuries sustained resulting in lost services as defined in the policies, the policies provide for payment to the Company of a portion of the player's salary for the remaining term of the contract or until the player can resume playing. The Company's expenditures on such insurance have risen substantially. The Company may choose not to obtain (or may not be able to obtain) insurance in the future.

In addition, player disability insurance policies usually exclude from coverage pre-existing conditions. If an injured player is not insured, the Company will be obligated to pay all of the injured player's salary. Replacement of an injured player may result in an increase in salary expense for the Company.

EFFECT OF POST-SEASON PLAY ON REVENUES AND INCOME


     The Company's revenue, operating income and cash flows in recent years have benefited materially from the Indians' appearance and performance in post-season play. In 1995 and 1997, the Indians' won the American League Championship and appeared in the World Series, and the operating income generated from post-season revenues accounted for the majority of the Company's operating income in those years. The revenues and profitability derived from post-season play are substantially dependent on the number of post-season games in which the Indians participate and the number of those games played at Jacobs Field. In the 1995 post-season, the Indians appeared in 15 out of 19 potential post-season games, and in 1997, the Indians played in 18 out of 19 potential post-season games. Income from post-season play (after reduction for an allocable portion of revenue sharing payments) contributed approximately $4.4 million and $5.7 million to the Company's operating income in 1995 and 1997, respectively. In 1997, this amount represented 79% of the Company's pro forma operating income. In 1996, the Indians were eliminated from post-season play in the Division Series, and appeared in only four out of 19 potential post-season games. Income from post-season play (after reduction for an allocable portion of revenue sharing payments) contributed only $0.5 million to operating income during 1996. There can be no assurance that the Indians will appear in post-season play in the future or that post-season revenues, operating income and cash flows will be significant.


HISTORY OF LOSSES AND UNCERTAINTY OF FUTURE RESULTS

     Although the Company has generated net income in the recent past, the Company has also had periods of significant losses. For instance, for the fiscal year ended October 31, 1994, the Company incurred operating and net losses of $5.0 million and $4.9 million, respectively, although the Company believes that these losses were attributable in part to the cancellation of a portion of the 1994 season because of the players' strike. See "-- Uncertainties Relating to Labor Relations in Major League Baseball." During the recent periods of earnings, the Indians have sold out all regular season games prior to the start of the season and the team has had strong on-field performance. There can be no assurance that the Company can sustain strong ticket sales and attendance or that its recent profitability can be sustained on an ongoing basis. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business--Business Operation -- Operations."

EFFECT OF BASEBALL DECISIONS ON FINANCIAL PERFORMANCE

     Management's primary business objective is to increase the long-term value of the Company. Management believes that maintaining the Indians' on-field success is essential to the achievement of this objective. Accordingly, efforts to improve the Company's revenues and income from period to period may be secondary to actions that management believes will enhance long-term value. In particular, maintaining the Indians' competitive position may require the Company to take actions that could significantly increase expenses for a particular period. These actions may include, among other things, trading for highly compensated players, signing free agents or current players to new contracts or engaging in salary arbitration with existing players. Any of these actions could have a material adverse effect on the Company's financial performance and could significantly affect the market price of the Class A Common Shares. Furthermore, there can be no assurance that any actions taken by management to increase the Company's long-term value will be successful.

     The Commissioner and the President of the American League have the power and authority to take actions that they deem to be in the best interests of Major League Baseball, which may not necessarily be consistent with maximizing value for the holders of Class A Common Shares. Certain of these decisions could have a material adverse effect on the business, results of operations and financial condition of the Company and on the market price of the Class A Common Shares.

UNCERTAINTIES OF INCREASES IN PLAYERS' SALARIES

     Players' salaries in Major League Baseball have increased significantly over the past several seasons. The Club's aggregate players' salaries have increased from approximately $17.7 million during the 1993 season to approximately $58.2 million during the 1997 season. The Company's baseball executives expect players' salaries to continue to increase. Significant increases in players' salaries could have a material adverse effect on the Company's financial condition, results of operations, cash flows and franchise value if the increases are not offset by adequate increases in revenue. Moreover, to the extent that higher salaries must be paid in order to retain talented players, the Company may be subject to the luxury tax imposed by the Collective Bargaining Agreement. See "--Dependence on Talented Players" and "Major League Baseball--Collective Bargaining Agreement--Luxury Tax."

LEGAL AND LEGISLATIVE CHALLENGES TO THE MLB ANTI-TRUST EXEMPTION

     In 1922, a United States Supreme Court decision effectively exempted professional baseball from the federal antitrust laws. Although the antitrust exemption has been affirmed on several occasions by lower courts, such decisions are based in part on reasoning suggesting that any reversal of professional baseball's antitrust exemption should be a legislative matter. In addition, two state courts and one federal district court have applied the exemption narrowly. Pursuant to the Collective Bargaining Agreement, MLB clubs and the Players Association have agreed to jointly request and cooperate in lobbying the Congress to pass legislation that will clarify that MLB players are covered under the antitrust laws (so that they have the same rights under the antitrust laws as other professional athletes), together with a provision that makes it clear that the passage of that legislation does not change the application of the antitrust laws in any other context. The MLB clubs and the Major League Baseball Players Association (the "Players Association") are working on a joint proposal to propose to the Congress. The Company does not believe that legislation enacted pursuant to the Collective Bargaining Agreement to limit the antitrust exemption as it applies to labor matters will have a material effect on the Company. However, any actions by the courts or legislators to limit further the antitrust exemption could result in significant litigation expense that would reduce net revenue produced at the league level and, consequently, reduce payments to the Company and, if successful, could have a material adverse effect on the Company and Major League Baseball. These effects could include, among other things, the inability of Major League Baseball to restrict franchise relocation, which could adversely affect franchise stability, and a change in the relationship between MLB clubs and their minor league affiliates, which the Company believes could result in a material change in the way MLB teams acquire and develop players. See "Major League Baseball -- Restrictions on Operations" and "The Company -- Team -- Player Development."

UNCERTAINTIES RELATING TO LABOR RELATIONS IN MAJOR LEAGUE BASEBALL

     Relations between MLB clubs and their players have been contentious. During the 1994 season, a players' strike resulted in the cancellation of a substantial portion of the 1994 season, including the 1994 World Series, and the first few weeks of the 1995 season and adversely affected the Company's results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition." In addition to the players' strike during 1994 and 1995, professional baseball has suffered five work stoppages ranging from two to 50 days since 1972. MLB clubs and the Players Association entered into a new collective bargaining agreement (the "Collective Bargaining Agreement") that became effective as of January 1, 1997 and, with respect to certain provisions, was retroactive to the 1996 season. The agreement expires on the later of October 31, 2000 or the day following the last game of the 2000 World Series, except that the Players Association has the unilateral option to extend the Collective Bargaining Agreement to October 31, 2001 or the day after the last game of the 2001 World Series, whichever is later. MLB has also had disputes with the labor union representing the major league umpires, which have resulted in strikes and the need to use replacement umpires. There can be no assurance that Major League Baseball will not experience labor relations difficulties in the future which could have a material adverse effect on the Indians' franchise value and the Company's financial condition or results of operations. See "Major League Baseball--Collective Bargaining Agreement."

DECLINE IN POPULARITY OF PROFESSIONAL BASEBALL

     The popularity of professional sports, in general, and professional baseball, in particular, is important to the results of operations of the Company and the long-term franchise value of the Club. It is generally recognized that the popularity of Major League Baseball, as evidenced by attendance figures and television ratings, was adversely affected by the players' strike that shortened the 1994 and 1995 seasons. Even if the Indians franchise is successful, a substantial decline in the popularity of Major League Baseball, whether as a result of future labor disputes, increases in the popularity of other professional sports or the emergence of new spectator sports, could have a material adverse effect on the Company and the price of the Class A Common Shares.

MLB RESTRICTIONS ON THE COMPANY AND ITS SHAREHOLDERS

     By virtue of the Indians' membership in the American League, the Company and its personnel are bound by a number of rules, regulations, guidelines, bulletins, directives, policies and agreements of the Commissioner, the American League President, the MLB clubs collectively, the American League, MLB committees, Major League Baseball Enterprises, Inc., Major League Baseball Properties, Inc., Baseball Television, Inc. and any other entity owned by the MLB clubs collectively, including, without limitation, the American League Constitution, the Major League Agreement, the Major League Rules, the Collective Bargaining Agreement, and national telecast and radio broadcast agreements (each, as the same may now exist or be amended or adopted in the future, a "Governing Document"). Any change to the Governing Documents will be binding upon the Indians and their personnel, regardless of whether the Company agrees or disagrees with such changes, and it is possible that any such change could adversely affect the Company and the shareholders.

     The Office of the Commissioner of Baseball (the "Commissioner") and the President of the American League each have the exclusive power to interpret the Governing Documents of MLB and the American League, respectively. In addition, the Governing Documents provide that, as a party to the Major League Agreement and as a member of the American League, the Company is precluded from resorting to the courts to enforce or maintain rights or claims against any other club, and that all disputes must be submitted to either the Commissioner or the President of the American League for determination and such determination, when rendered, is final and binding. See "Major League Baseball--MLB Governance."

     The Governing Documents also contain provisions which may in certain circumstances limit, restrict or require the actions of the Company or the holders of the Class A Common Shares which may adversely affect the value of the Class A Common Shares. Failure by the Company or a holder of Class A Common Shares to comply with these restrictions may ultimately result in the termination of the Club's membership in MLB, a forced sale of a shareholder's interest in the Company or the repurchase of such interests by the Company. The Governing Documents require that the Company submit to the Commissioner for his approval, which may be withheld in his sole discretion, any agreement that might affect control of the team prior to execution of that agreement. Furthermore, the Governing Documents were designed to give MLB some control over the areas of non-baseball business conducted by corporate club owners. To that end, the Governing Documents intend that the Company be a single-purpose entity. If management determines that it is beneficial to the Company to expand into other businesses, the Governing Documents require that the expansion plan be reviewed and approved by the Commissioner before being put into effect. There can be no assurance that MLB or the American League will not adopt in the future different or additional restrictions which could adversely affect the shareholders, the market price of the Class A Common Shares and the franchise value of the Club. See "Major League Baseball--Restrictions on Operations."

     Because the American League is a nonprofit association, the Indians and other members of the American League are generally jointly and severally liable for the debts and obligations of the association. Also, the Company is a party to various agreements entered into by all MLB clubs and will have obligations under certain of these agreements in the event another club defaults. Any failure of other clubs to pay their pro rata share of any such debt or obligation could adversely affect the Company. The success of the American and National Leagues and their members depends in part on the competitiveness of the teams and their ability to maintain fiscally sound franchises. Certain franchises are encountering financial difficulties, and there can be no assurance that the leagues and their respective franchises will be able to operate on a fiscally stable and effective basis.

     Any of (i) the amendment of an existing, or the adoption of a new, Governing Document, (ii) any modification to or extension of MLB's revenue sharing or luxury tax arrangements by the MLB or (iii) future actions of the Commissioner or the American League President could have a material adverse effect on the franchise value of the Club or the market price of the Class A Common Shares.

POSSIBILITY OF INCREASED COMPETITION AS A RESULT OF MLB EXPANSION

     MLB has two new expansion teams that commenced play in the 1998 season. Although there are no current plans to do so, MLB may also expand in the future. Expansion affords MLB the opportunity to enter new markets, but it also increases the competition for talented players among MLB teams. Generally, expansion teams are permitted to select in an expansion draft certain unprotected players from the rosters of the various MLB teams. There can be no assurance that the Indians will be able to retain all of their key players during future expansion drafts or that the rules regarding expansion drafts will not change to the detriment of the Company. In addition, to the extent MLB teams share equally in the revenue generated from national broadcast contracts, the sale of MLB licensed merchandise and national corporate sponsorships, the Company may receive less revenue from these sources as the result of expansion.

UNCERTAINTIES REGARDING RENEWAL OF MEDIA CONTRACTS

     The Company has agreements with Fox Sports Ohio and WUAB for local television broadcasts of the Indians preseason and regular season games which expire in 1998 and 2001, respectively. The Company has agreements with Jacor Broadcasting Corporation and other affiliates for the local radio broadcast of all Indians games. The Jacor contract expires December 31, 1999, and the Company has the option to renew the contract for an additional four years. There can be no assurance that the Company will be able to renew the Fox Sports Ohio, WUAB, Jacor and local affiliate agreements following their expiration on terms as favorable as those in the current agreements.

     The Company receives a pro rata share of the income MLB generates from national broadcast and cable television contracts which expire between 2000 and 2002. There can be no assurance that MLB will be able to renew these contracts following their expiration on terms as favorable as those in the current agreements.

BUSINESS CONCENTRATION

     Upon completion of the Offering, the only business of the Company will be to own and operate the Indians, manage Jacobs Field and conduct related activities. The Company's failure to (i) maintain a competitive baseball franchise, (ii) continue to receive adequate revenue from its baseball operations or (iii) operate the ballpark efficiently, could have a material adverse effect on the Company's financial condition or results of operations which may not be offset by operations from other businesses. Although the Company intends to consider acquisitions of other businesses or properties, there can be no assurance that any such acquisition will be completed. See
"-- Risks Relating to Expansion of Business and Acquisitions."

NEED FOR ADDITIONAL CAPITAL

     The Company's operations may require capital infusions on an ongoing basis. The Company intends to finance its future operations with cash flow from operations and, if necessary, borrowings. The Company cannot predict whether it can sustain cash flow levels sufficient to support its operations. Unless such cash flow levels are sustained, the Company will require additional borrowings or the sale of debt or equity securities, or some combination thereof, to provide funding for its operations. The Company's ability to incur additional indebtedness is limited by applicable provisions of the Governing Documents, which limit the amount of debt that may be secured by the assets of, or ownership interest in, a MLB club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club under certain circumstances, including, upon an event of default or foreclosure. The issuance and sale of additional equity and debt securities requires MLB's prior written consent. As a condition to MLB's consent to the sale of such securities, MLB may impose certain conditions or limitations on the investor or lender, which may increase the cost of such financing to the Company. If the Company does not generate sufficient cash flow from its operations, or is unable to borrow or otherwise obtain additional funds to finance its operations, the Company's financial condition and results of operations could be adversely affected. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

SELF INSURANCE

     The Company is self-insured for the first $500,000 of each workers' compensation claim and, accordingly, establishes reserves for future claims and payments. Effective January 1, 1998, the Company also implemented a medical insurance program covering substantially all of its full-time employees. The program provides employees with maximum lifetime benefits of $2.5 million, for which the Company is self-insured and, accordingly, establishes reserves for future claims and payments. The Company has only recently established this program, and has less experience on which to base its judgments concerning reserve levels than it does with respect to its workers' compensation program. There can be no assurance that the Company's actual workers' compensation or medical insurance claims will not exceed the amount of the Company's reserves.

COMPETITION

     The Indians compete for entertainment and advertising dollars with other sports and with other entertainment and recreational activities. During parts of the baseball season, the Indians experience competition from professional basketball (the Cleveland Cavaliers and the Cleveland Rockers) and professional hockey (the Cleveland Lumberjacks). Moreover, the City of Cleveland is currently in the process of building a new football-only stadium. If certain conditions are met, the National Football League (the "NFL") is obligated to provide to the City an NFL franchise by the fall of 1999. This team is expected to use the established and popular name and heritage of the former Cleveland NFL franchise, the Cleveland Browns, and will likely have loyal fan support from its inception. The Indians also compete for attendance, broadcast audiences and advertising revenue with a wide range of other entertainment and recreational activities available in Northeast Ohio.

RISKS RELATING TO EXPANSION OF BUSINESS AND ACQUISITIONS

     Although the Company is not presently engaged in negotiations to acquire other businesses, it may consider making future acquisitions of sports-related or non-sports-related businesses as well as commercial properties, including properties which may be owned by Mr. Jacobs or his affiliates. The Company may make such acquisitions with cash or with securities or a combination thereof. If the Company makes any such acquisitions, various risks may be encountered, including potential dilution to the Class A Common Shares then outstanding due to the issuance of additional Common Shares (which may include Class B Common Shares) in connection with the acquisitions, possible goodwill amortization, diversion of management's attention, possible environmental and other regulatory costs and unanticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's financial condition and results of operations. In addition, transactions, including acquisitions, which would result in the issuance of additional Common Shares (which may include Class B Common Shares) may require the consent of MLB. There is no assurance that the Company will be able to obtain such consent. See "--MLB Restrictions on the Company and its Shareholders."

DEPENDENCE ON MANAGEMENT

     For the foreseeable future, the Company will be materially dependent upon the services of Mr. Jacobs, Chairman of the Board, President and Chief Executive Officer; John Hart, Executive Vice President and General Manager; Dennis Lehman, Executive Vice President, Business; Dan O'Dowd, Vice President, Baseball Operations and Assistant General Manager; Jeff Overton, Vice President, Marketing and Communications and Ken Stefanov, Vice President, Finance. The loss of the services of any of these individuals could have a material adverse effect on the Company. See "Management--Directors and Executive Officers." The Company does not carry key man life insurance on any of its officers.


     Mr. Jacobs is also Chairman of the Board and Chief Executive Officer of The Richard E. Jacobs Group, a real estate management and development company. Mr. Jacobs' involvement in other current and future business endeavors could divert his attention from the Company's business.


TRAVEL RELATED RISKS

     The Club is scheduled to play 81 regular season road games each year. Indians players and members of the coaching staff generally travel to away games using charter air carriers. The Club's extensive travel schedule exposes it to the risk of travel-related accidents. The Company maintains life insurance coverage on its players in amounts sufficient to cover its contractual obligations in the event of a player's death. The Company also maintains additional life insurance in the amount of $2.0 million on each member of the Club's 25-man roster which provides coverage in the event of a catastrophic accident involving the team. Despite the existence of this insurance, a catastrophic accident involving the Club would have a material adverse effect on the Company's result of operations and financial condition.

NO PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF SHARE PRICE

     Prior to the Offering, there has been no public market for the Class A Common Shares. Although the Class A Common Shares have been approved for inclusion in the Nasdaq National Market upon notice of issuance, there can be no assurance that an active trading market will develop or be sustained following the Offering. There can be no assurance that the price at which the Class A Common Shares will trade in the public market subsequent to the Offering will not be lower than the initial public offering price. The initial public offering price for the Class A Common Shares will be determined by negotiations between the Company and McDonald & Company Securities, Inc., as the Representative of the Underwriters, based on factors described in this Prospectus. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. Because there are no other public companies the principal business of which is Major League Baseball, the Company and the Representative were not able to use the market prices of securities of other companies in the same industry as a basis for setting the initial public offering price. The trading price of the Company's Class A Common Shares could be subject to significant fluctuations in response to variations in quarterly results, team performance and other factors. In addition, in recent years the stock markets, in general have from time to time experienced significant price and volume fluctuations, and the market for the shares of companies with a small capitalization, in particular, have experienced extreme price fluctuations which have often been unrelated to their operating performance.

ABSENCE OF DIVIDENDS

     The Company does not intend to pay any cash dividends with respect to the Class A Common Shares or the Class B Common Shares in the foreseeable future. See "Dividend Policy."

DILUTION

     Purchasers of the Class A Common Shares offered hereby will suffer immediate and substantial dilution of $20.06 per share, assuming an initial public offering price of $15.00 per share. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, of the 27,000,000 authorized Class A Common Shares, 4,139,376 Class A Common Shares will be issued and outstanding. Of these 4,139,376 Class A Common Shares, the 4,000,000 Class A Common Shares purchased in this Offering by persons who are not "affiliates" of the Company will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"). The Company believes that 139,376 Class A Common Shares and the 2,283,957 Class B Common Shares that are convertible into Class A Common Shares are considered "restricted securities" under the Securities Act and holders may not utilize Rule 144 until such shares have been held for at least one year. For a description of Rule 144, see "Shares Eligible for Future Sale." Each of the 6,043,334 limited partnership Units of the Partnership held by CBC is exchangeable, beginning one year after the date hereof, into one Class A Common Share. The Class A Common Shares issuable upon such exchange will be restricted securities within the meaning of the Securities Act. However, the Company has granted to CBC certain "piggy-back" registration rights with respect to the Class A Common Shares issued in exchange for Partnership Units.

     Class A Common Shares issued upon the exercise of stock options will become eligible for resale under Rule 144 one year subsequent to the date or dates that the holders of such options exercise the same. Subsequent to the Offering, the Company intends to file a registration statement on Form S-8 with respect to the 700,000 Class A Common Shares reserved for issuance pursuant to the Company's Stock Option Plan. See "Management--Stock Option Plan." Upon registration, such shares upon issuance would be freely tradeable by persons who are not "affiliates" of the Company. In addition, "affiliates" of the Company could sell such shares pursuant to Rule 144 under the Securities Act in compliance with the manner of sale and volume limitations of Rule 144.

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Class A Common Shares prevailing from time to time. Sales of substantial amounts of Class A Common Shares, or the perception that such sales could occur, could adversely affect the prevailing market price for the Class A Common Shares. See "Shares Eligible for Future Sale."

                             FORMATION TRANSACTIONS

     Prior to the Offering, the Indians' operations have been conducted by the Partnership, and Jacobs Field has been managed by Ballpark Management. The Company has entered into a Reorganization Agreement with CBC, the Partnership's current general partner, MJC Baseball, Inc. ("MJC"), the Partnership's current limited partner, Ballpark Management, the Partnership, the Jacobs family trusts and Martin J. Cleary. Under the terms of the Reorganization Agreement, a number of transactions will take place prior to or concurrently with the Offering. These transactions will result in the Company becoming the sole general partner and the owner of at least a 51% partnership interest in the Partnership and the combination of the operations currently conducted by the Partnership and Ballpark Management. This result will be accomplished through the following transactions (assuming an initial public offering price of $15.00 per share and no exercise of the Underwriters' over-allotment option):

          - Merger of Ballpark Management and Partnership
     Contribution. Ballpark Management will be merged into the Company (the "Ballpark Management Merger"), and the Jacobs family trusts, as the sole shareholders of Ballpark Management, will receive 2,281,667 Class B Common Shares in exchange for their ownership interest in Ballpark Management. After the Ballpark Management Merger, the Company will contribute Ballpark Management's assets and liabilities to the Partnership for an approximate 19% general partnership interest in the Partnership.

          - Merger of MJC. MJC will be merged into the Company (the "MJC Merger"), and Mr. Cleary, as the sole shareholder of MJC, will receive 2,290 Class B Common Shares, 6,043 Class A Common Shares and $55,800 in cash. As a result of the MJC Merger, the Company will succeed to MJC's interest in the Partnership.

          - Transfer of Partnership Interests and Amendment of Partnership Agreement. CBC will transfer to the Company 3,996,000 of its Partnership Units for $55,744,200 in cash. The Partnership Agreement will be amended and restated to provide, among other things, that the Company will be the Partnership's sole general partner and CBC will be its sole limited partner.

          - Purchase of Common Shares by Jacobs family trusts and Mr.
     Cleary. The Jacobs family trusts and Mr. Cleary will acquire an aggregate of 133,233 Class A Common Shares at $15.00 per share (in addition to the 100 Common Shares purchased by the Jacobs family trusts in connection with the organization of the Company).

     If the Underwriters' over-allotment is exercised in whole or in part, the Company will purchase from CBC in the Formation Transactions a number of Units in the Partnership equal to the number of Class A Common Shares sold pursuant to the over-allotment option for a price per Unit equal to the initial public offering per share, less the underwriting discount. The Reorganization Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, provides that the transactions described above are conditioned upon and will close prior to or concurrently with the completion of the Offering.

     CBC and Ballpark Management are controlled by Richard E. Jacobs, who as trustee of the Jacobs family trusts beneficially owns all of the outstanding capital stock of the Company prior to the Offering. MJC is owned by Martin J. Cleary, a director of the Company. Accordingly, the terms of the transactions contemplated by the Reorganization Agreement, including the amount of cash to be issued in exchange for the partnership interests to be transferred to the Company, the number of Common Shares to be issued in the Ballpark Management Merger and the amount of cash and number of Common Shares to be issued in the MJC Merger, were not negotiated on an arms'-length basis. In effect, the value of the business and assets to be transferred will be based upon the overall value of the Company implied by the initial public offering price per share. In considering the value of the assets and business to be transferred, the parties considered, among other things, the results of operations, financial condition and cash flows of the Partnership and Ballpark Management, an assessment of the management of the Partnership and Ballpark Management and the present state of the Partnership and Ballpark Management's development, recent sales prices of other Major League Baseball franchises and the current state of the economy in the United States and the Cleveland, Ohio, metropolitan area. In determining the number of Class B Common Shares issuable to the Jacobs family trusts and Mr. Cleary, the Company also considered the provisions of MLB's Ownership Guidelines, which require that Mr. Jacobs (or a group of no more than 20 individuals) maintain at least a 10% economic interest in the Company and at least 90% voting control of the Company at all times. Although the Company believes that the terms of the transactions contemplated by the Reorganization are fair to and in the best interests of the Company, no independent appraisals or other valuations of such partnership interests, assets or businesses have been or will be obtained.

     Set forth below are charts reflecting the ownership of the Company, the Partnership, Ballpark Management and CBC prior to and after the Formation Transactions, assuming no exercise of the Underwriters' over-allotment option.


                      PRIOR TO THE FORMATION TRANSACTIONS


                  Richard E. Jacobs                              Martin J. Cleary
                trustee of the Jacobs
                    family trusts

  100% Owner                  100% owner            100% owner                100% owner

  Cleveland Indians        Ballpark Management     Cleveland Baseball        MJC Baseball, Inc.
Baseball Company, Inc.      Company (manages         Corporation
                             Jacobs Field)

                                                     99.9% general        0.1% limited partner
                                                     partner
                                                            Cleveland Indians Baseball
                                                           Company Limited Partnership
                                                           (owns the Cleveland Indians
                                                                    franchise)




                        AFTER THE FORMATION TRANSACTIONS

  Richard E. Jacobs,             Purchasers of Class A                  Martin J. Cleary
   trustee of the                 Common Shares in the
Jacobs family trusts                     Offering

    100% owner       3.2% Class A Common Shares   96.7% Class A    0.1% Class A Common Shares
                       99.9% Class B Common       Common Shares    0.1% Class B Common Shares
                               Shares


Cleveland Baseball                      Cleveland Indians Baseball
   Corporation                                 Company, Inc.

49% limited partner                       51% general partner

                         Cleveland Indians Baseball
                        Company Limited Partnership
                            (owns the Cleveland
                           Indians franchise and
                           manages Jacobs Field)

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 4,000,000 Class A Common Shares offered hereby are expected to be approximately $53.8 million ($62.2 million if the Underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $15.00 per share. In addition, the Company will receive proceeds of $2.0 million from the sale of Class A Common Shares to the Jacobs family trusts and Martin J. Cleary at $15.00 per share. Assuming no exercise of the Underwriters' over-allotment option, the Company will acquire partnership interests in the Partnership from CBC and MJC for $55.8 million in cash and will complete the rest of the Formation Transactions as a result of which the Company will have an aggregate 51% general partnership interest in the Partnership. If the Underwriters' over-allotment option is exercised in full, the Company will use the net proceeds to purchase additional partnership interests from CBC resulting in the Company having a 56% general partnership interest in the Partnership.

                                DIVIDEND POLICY

     The Company does not anticipate paying any cash dividends on its Common Shares in the foreseeable future, but intends instead to retain any future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the sole discretion of the Company's Board of Directors and will be dependent upon, among other things, future earnings, capital requirements, contractual restrictions, the general financial condition of the Company, general business conditions and such other factors as the Company's Board of Directors deems relevant.

                                    DILUTION

     The net tangible book value (deficit) of the Company at March 31, 1998 was $(37.2) million or $(5.79) per share. After giving effect to the Formation Transactions and the Offering and after deduction of estimated offering expenses and the underwriting discount, the pro forma net tangible book value (deficit) as of March 31, 1998 would have been approximately $(32.5) million or $(5.06) per share. This represents an immediate dilution of net tangible book value to new investors purchasing shares in the Offering of $20.06 per share. The following table illustrates the per share dilution:


Assumed initial public offering price.......................           $ 15.00
  Net tangible book value (deficit) per share before the
     Offering(1)............................................  $(5.79)
  Increase in net tangible book value (deficit) per share
     attributable to the Offering...........................    0.73
                                                              ------
Pro forma net tangible book value (deficit) per share after
  the Offering..............................................             (5.06)
                                                                       -------
Dilution per share to new public investors..................           $ 20.06
                                                                       =======


---------------

(1) Net tangible book value per share before the Offering is determined by dividing net tangible book value (deficit) of the Company (tangible assets of $114.2 million less liabilities) by the number of Class A and Class B Common Shares outstanding after the Formation Transactions and the Offering.

                                 CAPITALIZATION

     The following table sets forth the actual combined capitalization of the Partnership and Ballpark Management at March 31, 1998 and on a pro forma basis to give effect to the Formation Transactions and the Offering, as if such transactions had occurred at March 31, 1998. This table should be read in conjunction with the historical combined and pro forma financial information of the Partnership and Ballpark Management included elsewhere in this Prospectus.

                                                                  MARCH 31, 1998
                                                              -----------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
Current portion of long-term debt...........................   $    --      $     --
                                                               =======      ========
Long-term debt, excluding current maturities................   $35,500      $ 35,500
Shareholders' equity:
     Preferred Shares, without par value; 1,000,000 shares
      authorized; no shares issued and outstanding..........        --            --
     Class A Common Shares, without par value, 27,000,000
      shares authorized;
       no shares issued and outstanding, actual; and
      4,139,376 shares issued
       and outstanding, pro forma(1)........................        --        55,800(2)
     Class B Common Shares, without par value, 3,000,000
      shares authorized;
       no shares issued or outstanding, actual; and
      2,283,957 shares issued and
       outstanding, pro forma...............................        --         2,898(3)
Additional paid-in capital..................................        --         4,700(4)
Shareholders' deficit.......................................        --       (85,024)(5)
Accumulated deficit.........................................   (26,326)           --
                                                               -------      --------
Total accumulated deficit/shareholders' deficit.............   (26,326)      (21,626)
                                                               -------      --------
Total capitalization........................................   $ 9,174      $ 13,874
                                                               =======      ========

---------------

(1) Excludes 6,043,334 Class A Common Shares reserved for issuance upon the exchange of limited partnership Units in the Partnership. See "The Partnership -- Limited Partner Rights." Also excludes 700,000 Class A Common Shares reserved for issuance under the Company's Stock Option Plan. See "Management -- Stock Option Plan."

(2) Represents the issuance of (i) 4,000,000 Class A Common Shares in the Offering at an assumed initial public offering price of $15.00 per share for total consideration of $60.0 million less underwriting discounts and expenses of $6.2 million, (ii) 133,333 Class A Common Shares to the Jacobs family trusts and Mr. Cleary at $15.00 per share and (iii) 6,043 Class A Common Shares to Mr. Cleary in the MJC Merger. See "Formation Transactions."

(3) Represents the issuance of 2,281,667 Class B Common Shares in the Ballpark Management Merger and 2,290 Class B Common Shares in the MJC Merger. See "Formation Transactions."

(4) Represents deferred tax assets established in conjunction with, and as a result of, the Formation Transactions and the Offering.

(5) Represents the reclassification of accumulated deficit after giving effect to the application of the net proceeds from the Offering. See "Use of Proceeds." Includes the entire deficit without allocation to minority interest.

                            SELECTED FINANCIAL DATA

     The following table sets forth historical financial data for the Company as of and for each of the years ended October 31, 1993 and 1994 and December 31, 1995, 1996 and 1997 and as of and for the three months ended March 31, 1997 and 1998 which should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Combined Financial Statements of the Partnership and Ballpark Management and related Notes thereto, and other financial information included elsewhere herein. The financial data as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 are derived from the audited combined financial statements of the Partnership and Ballpark Management. The data as of and for the years ended October 31, 1993 and 1994 and as of and for the three months ended March 31, 1997 and 1998 are derived from unaudited combined financial statements of the Partnership and Ballpark Management, which in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

     For financial reporting purposes, the Company generally recognizes revenues and expenses on a game-by-game basis. Because the Major League Baseball regular season begins in late March or early April, the Company's first fiscal quarter, which ends on March 31, generally includes limited revenues and reflects a loss attributable to fixed costs of operations incurred during the quarter. The revenue recognized in the first quarter ended March 31 consists primarily of spring training and exhibition game revenues, merchandise sales and concession and catering revenue. Generally, any post-season revenue will be recognized in the fourth quarter.

                                                                         YEAR ENDED                          THREE MONTHS
                                                      -------------------------------------------------         ENDED
                                                      OCTOBER 31,(1)(2)           DECEMBER 31,                MARCH 31,
                                                      -----------------   -----------------------------   ------------------
                                                       1993     1994(3)   1995(3)     1996       1997      1997       1998
                                                      -------   -------   -------   --------   --------   -------   --------
                                                                                  (IN THOUSANDS)
INCOME STATEMENT DATA:
REVENUES:
  Net ticket sales..................................  $19,410   $23,182   $32,267   $ 45,658   $ 49,279   $1,402    $  1,093
  Local radio and television........................    6,316    5,568     9,667      13,631     17,014       --          38
  Concession and catering...........................    2,367    6,969    11,872      14,726     14,095      110          20
  Private suite and club seat rental................       --    3,768     5,635       7,035      8,704       --          --
  Advertising and promotion.........................    1,597    3,998     5,742       6,891      8,754       --          --
  Merchandise.......................................    2,548    8,513    15,024      14,683     17,449    1,043       1,432
  Major Leagues Central Fund........................   17,585    3,943     6,633      12,369     15,505       --          --
  Other.............................................    3,602    3,579     2,979       3,002      3,365      648         675
  Post-season.......................................       --       --     9,888       1,933     13,051       --          --
  Benefit (provision) for revenue sharing...........      658     (239)   (2,056)     (5,731)    (7,186)    (204)       (223)
                                                      -------   -------   -------   --------   --------   -------   --------
    Total revenues..................................   54,083   59,281    97,651     114,197    140,030    2,999       3,035
                                                      -------   -------   -------   --------   --------   -------   --------
OPERATING EXPENSES:
  Major league team.................................   21,898   26,389    38,904      53,420     66,125    1,512       2,430
  Player development................................    7,931    7,198     8,298       8,735     11,146    2,436       2,484
  Ballpark operations...............................    5,148    6,259     9,071      10,389     10,965    1,844       1,973
  Cost of merchandise sold..........................    1,422    5,001     9,224      11,692     12,982    1,435       1,582
  Administrative and general........................    5,983    8,702     9,769       9,275     10,292    2,271       2,473
  Major Leagues Central Fund........................    3,747    3,559     1,498       4,146      4,938      260         303
  Advertising and promotion.........................    3,205    3,929     3,805       2,960      3,854    1,284         927
  Post-season.......................................       --       --     5,457       1,309      6,252       --          --
  Amortization of signing bonuses and player
    contracts.......................................    1,833    2,005     3,242       3,212      3,630      104         225
  Depreciation and amortization.....................    1,338    1,275     1,361       1,326      1,629      385         397
                                                      -------   -------   -------   --------   --------   -------   --------
    Total operating expenses........................   52,505   64,317    90,629     106,464    131,813   11,531      12,794
                                                      -------   -------   -------   --------   --------   -------   --------
OPERATING INCOME (LOSS).............................    1,578   (5,036)    7,022       7,733      8,217   (8,532)     (9,759)

                                                                         YEAR ENDED                          THREE MONTHS
                                                      -------------------------------------------------         ENDED
                                                      OCTOBER 31,(1)(2)           DECEMBER 31,                MARCH 31,
                                                      -----------------   -----------------------------   ------------------
                                                       1993     1994(3)   1995(3)     1996       1997      1997       1998
                                                      -------   -------   -------   --------   --------   -------   --------
                                                                                  (IN THOUSANDS)
OTHER INCOME (EXPENSE):
  Interest income...................................    1,260    1,375     1,658       3,855      4,672    1,231       1,948
  Interest expense..................................   (2,027)  (1,310)   (2,005)     (2,045)    (2,301)    (429)       (661)
  Gain (loss) on player transactions................       47       85        71         616      2,696       --      (1,604)
  League expansion proceeds.........................    3,000       --        --          --      9,286       --          --
                                                      -------   -------   -------   --------   --------   -------   --------
Net income (loss)...................................  $ 3,858   $(4,886)  $6,746    $ 10,159   $ 22,570   $(7,730)  $(10,076)
                                                      =======   =======   =======   ========   ========   =======   ========

                                                              OCTOBER 31,(1)(2)            DECEMBER 31,            MARCH 31,
                                                             -------------------   -----------------------------   ---------
                                                               1993     1994(3)    1995(3)     1996       1997       1998
                                                             --------   --------   --------   -------   --------   ---------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA (AT PERIOD END):
Total current assets.......................................  $ 28,316   $ 21,719   $ 60,952   $60,228   $ 85,195   $ 91,412
Total current liabilities..................................    32,465     35,792     68,346    62,124     74,891    100,655
Total assets...............................................    47,441     43,032     79,991    87,272    118,152    125,037
Long-term obligations......................................    26,538     25,671     26,182    33,458     45,811     50,708
Total shareholders' equity (deficit).......................  $(11,562)  $(18,431)  $(14,537)  $(8,310)  $ (2,550)  $(26,326)

---------------

(1) Includes (a) the assets, liabilities and results of operations of the Partnership as of October 31, 1993 and 1994 and for the years then ended and
    (b) the assets, liabilities and results of operations of Ballpark Management as of December 31, 1993 and 1994 and for the years then ended. The results of operations of the Partnership for the two-month period ended December 31, 1994 which are not reflected in the above combined financial data were as follows (in thousands):

Revenues.......................  $   578
Expenses.......................    2,783
                                 -------
Operating loss.................   (2,205)
Interest expense...............      271
                                 -------
Net loss.......................  $(2,476)
                                 =======

(2) The Club did not commence play at Jacobs Field until the 1994 regular season. As a result, the operations of Ballpark Management for the year ended December 31, 1993 were insignificant.

(3) A players' strike during 1994 and 1995 resulted in the cancellation of 27 home games and 18 away games of the 1994 regular season, the entire 1994 post-season and nine home games and nine away games of the 1995 regular season. A full Major League Baseball regular season consists of 162 games, of which 81 are scheduled to be played at home and 81 are scheduled to be played on the road.

                            PRO FORMA FINANCIAL DATA

     The following sets forth the Company's Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1998 and Unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended December 31, 1997 and the three months ended March 31, 1998. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Formation Transactions, including the consolidation by the Company, at cost, of its general partnership interest in the Partnership, and the Offering as if such transactions had occurred at March 31, 1998. The Unaudited Pro Forma Condensed Consolidated Statements of Income give effect to such transactions and the Distribution as if they had occurred on January 1, 1997. In Management's opinion, all adjustments necessary to reflect the effects of the transactions described above have been made. The Unaudited Pro Forma Condensed Consolidated Balance Sheet and Unaudited Pro Forma Condensed Consolidated Statements of Income are not necessarily indicative of what the Company's actual financial position as of March 31, 1998 and results of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 would have been, nor do they purport to represent the results of operations for any future periods or the future financial position of the Company. The pro forma financial information set forth below should be read in conjunction with the Combined Financial Statements of the Partnership and Ballpark Management and the Notes thereto and the Balance Sheet of the Company and the Note thereto included elsewhere herein.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1998

                                                                  THE PARTNERSHIP
                                                                   AND BALLPARK
                                                                    MANAGEMENT
                                                    THE COMPANY      COMBINED       ADJUSTMENTS    PRO FORMA
                                                    -----------   ---------------   -----------    ---------
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
ASSETS
CASH AND INVESTMENTS..............................                   $  65,936       $       (a)   $ 65,936
OTHER CURRENT ASSETS..............................                      25,476                       25,476
FIXED ASSETS, NET.................................                       5,092                        5,092
PREPAID SIGNING BONUSES AND PLAYER CONTRACTS......                      10,779                       10,779
INTANGIBLE ASSETS.................................                      10,850                       10,850
OTHER ASSETS......................................                       6,904          4,700(b)     11,604
                                                     --------        ---------       --------      --------
    TOTAL.........................................                   $ 125,037       $  4,700      $129,737
                                                     ========        =========       ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
DEFERRED REVENUE..................................                      73,261                       73,261
OTHER CURRENT LIABILITIES.........................                      27,394                       27,394
LONG-TERM LIABILITIES.............................                      50,708                       50,708
SHAREHOLDERS' EQUITY (DEFICIT)
  Class A Common Shares...........................   $      2                          55,798(c)     55,800
  Class B Common Shares...........................                                      2,898(d)      2,898
  Additional paid-in capital......................                                      4,700(b)      4,700
  Shareholders' deficit...........................                                    (85,024)(e)   (85,024)
  Accumulated equity (deficit)....................                     (26,326)        26,326(f)
  Subscriptions receivable........................         (2)                              2(g)
                                                     --------        ---------       --------      --------
    Total shareholders' equity (deficit)..........         --          (26,326)         4,700       (21,626)
                                                     --------        ---------       --------      --------
    TOTAL.........................................   $     --        $ 125,037       $  4,700      $129,737
                                                     ========        =========       ========      ========

---------------

(a) Reflects the net proceeds received from the Offering of the Class A Common Shares of $55,800; the payment of $55,800 for the acquisition of the 51% general partnership interest in the Partnership; the receipt of $2,000 from the purchase of Common Shares by the Jacobs family trusts and Mr. Cleary and the payment of expenses of the Offering estimated at $2,000.

(b) Reflects $21,400 of deferred tax assets resulting from the Formation Transactions and the Offering offset by a $16,700 valuation allowance.

(c) Reflects the issuance of (i) 4,000,000 Class A Common Shares at an assumed initial public offering price per share of $15.00 for a total consideration of $60,000 less underwriting discounts and expenses of $6,200 and (ii) the issuance of 133,233 Class A Common Shares to the Jacobs family trusts and Mr. Cleary at $15.00 per share.

(d) Reflects issuance of 2,281,667 Class B Common Shares in the Ballpark Management Merger based upon the net book value of the equity of Ballpark Management Company.

(e) Reflects the application of the estimated net proceeds of the Offering of $55,800 to purchase partnership interests from CBC and MJC. Such amounts are offset by a reclassification of the balance of accumulated equity (deficit) of the Partnership and Ballpark Management to shareholders' deficit of ($29,224) and Class B Common Shares of $2,898, respectively. As a result of the Formation Transactions, CBC's ownership interest in the Partnership will consist solely of limited partnership interests. As a limited partner, CBC will not be obligated to fund any Partnership deficits. Accordingly, no provision has been made for the establishment of a minority interest on the pro forma balance sheet.

(f) Reflects the reclassification of accumulated equity (deficit) upon completion of the Offering.

(g) Payment of subscription receivable.

(h) If the Underwriters' overallotment option is exercised in full, additional partnership interests will be acquired by the Company resulting in an increase to the Class A Common Shares and a decrease to Shareholders' deficit of $8,400. As a result, the minority interest ownership percentage of CBC in the Partnership will decrease to 44% from 49%.

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                         THREE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31, 1997                       MARCH 31, 1998
                                  -----------------------------------------   -----------------------------------------
                                  THE PARTNERSHIP                             THE PARTNERSHIP
                                   AND BALLPARK                                AND BALLPARK
                                    MANAGEMENT                                  MANAGEMENT
                                     COMBINED       ADJUSTMENTS   PRO FORMA      COMBINED       ADJUSTMENTS   PRO FORMA
                                  ---------------   -----------   ---------   ---------------   -----------   ---------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
REVENUES:
  Net ticket sales..............     $ 49,279                     $ 49,279       $  1,093                     $  1,093
  Local radio and television....       17,014                       17,014             38                           38
  Concession and catering.......       14,095                       14,095             20                           20
  Private suite and club seat
    rental......................        8,704                        8,704             --                           --
  Advertising and promotion.....        8,754                        8,754             --                           --
  Merchandise...................       17,449                       17,449          1,432                        1,432
  Major Leagues Central Fund....       15,505                       15,505             --                           --
  Other.........................        3,365                        3,365            675                          675
  Post-season...................       13,051                       13,051             --                           --
  Provision for revenue
    sharing.....................       (7,186)                      (7,186)          (223)                        (223)
                                     --------        --------     --------       --------         -------     --------
    Total revenues..............      140,030                      140,030          3,035                        3,035
                                     --------        --------     --------       --------         -------     --------
OPERATING EXPENSES:
  Major league team.............       66,125                       66,125          2,430                        2,430
  Player development............       11,146                       11,146          2,484                        2,484
  Ballpark operations...........       10,965                       10,965          1,973                        1,973
  Cost of merchandise sold......       12,982                       12,982          1,582                        1,582
  Administrative and general....       10,292        $  1,050(a)    11,342          2,473         $   263(a)     2,736
  Major Leagues Central Fund....        4,938                        4,938            303                          303
  Advertising and promotion.....        3,854                        3,854            927                          927
  Post-season...................        6,252                        6,252             --                           --
  Amortization of signing
    bonuses and player
    contracts...................        3,630                        3,630            225                          225
  Depreciation and
    amortization................        1,629                        1,629            397                          397
                                     --------        --------     --------       --------         -------     --------
    Total operating expenses....      131,813           1,050      132,863         12,794             263       13,057
                                     --------        --------     --------       --------         -------     --------
OPERATING INCOME (LOSS).........        8,217          (1,050)       7,167         (9,759)           (263)     (10,022)
OTHER INCOME (EXPENSE):
  Interest income
    Affiliate...................        2,023          (2,023)(b)       --            595            (595)(b)       --
    Other.......................        2,649                        2,649          1,353                        1,353
  Interest expense..............       (2,301)                      (2,301)          (661)                        (661)
  Gain (loss) on player
    transactions................        2,696                        2,696         (1,604)                      (1,604)
  League expansion proceeds.....        9,286                        9,286             --                           --
  Minority interest.............                       (9,554)(c)   (9,554)            --           5,358(c)     5,358
                                     --------        --------     --------       --------         -------     --------
INCOME (LOSS) BEFORE PROVISION
  FOR INCOME TAXES..............       22,570         (12,627)       9,943        (10,076)          4,500       (5,576)
                                     --------        --------     --------       --------         -------     --------
PROVISION (BENEFIT) FOR INCOME
  TAXES.........................                        3,060(d)     3,060             --          (1,729)(d)   (1,729)
                                     --------        --------     --------       --------         -------     --------
NET INCOME (LOSS)...............     $ 22,570        $(15,687)    $  6,883       $(10,076)        $ 6,229     $ (3,847)
                                     ========        ========     ========       ========         =======     ========
PRO FORMA NET INCOME (LOSS) PER
  SHARE.........................                                  $   1.07(e)                                 $  (0.60)(e)
                                                                  ========                                    ========

---------------

(a) Represents estimated additional costs associated with operating as a public company.

(b) Represents a reduction in interest income as a result of CBC's repayment of its $35,500 debt to the Partnership.

(c) Represents the 49% minority interest attributable to CBC's limited partnership interest in the Partnership. Although CBC, as a limited partner, will not be obligated to fund any Partnership deficits, it is anticipated that the Company will generate income from operations for the 1998 year. Accordingly, CBC's portion of the loss from operations for the 1998 quarter has been allocated to minority interest.

(d) Reflects income tax effects, at the Company's 31% effective tax rate, of the Partnership's 1997 and 1998 income after pro forma adjustments described in notes (a), (b) and (c) above.

(e) Pro forma net income (loss) per share determined assuming 6,423,333 shares outstanding.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The Company derives substantially all of its revenue from (i) the sale of tickets to home games, (ii) contracts with local broadcast organizations, (iii) food and beverage concession sales, (iv) premium seating rents, (v) advertising and promotional sales, (vi) merchandise sales and royalties, (vii) its participation in the Major Leagues Central Fund and (viii) parking and ancillary baseball related revenues. If the Indians qualify for post-season play, incremental revenues will be earned from similar sources.

     The Company's operations are seasonal, commencing with the Major League Baseball spring training camp that opens in mid-February and ending in late September or early October. If the Indians qualify for post-season playoffs, the team can play until the end of October, the duration of participation contingent on continued winning at each level of post-season play (the Division, League Championship and World Series.) For financial reporting purposes, the Company generally recognizes revenues and expenses on a game-by-game basis. Because the Major League Baseball regular season begins in late March or early April, the Company's first fiscal quarter, which ends on March 31, generally includes limited revenues and reflects a loss attributable to fixed costs of operations incurred during the quarter. The revenue recognized in the first quarter ended March 31 primarily consists of spring training and exhibition game revenues, merchandise sales and concession and catering revenue. Generally, any post-season revenue will be recognized in the fourth quarter.

     The Company receives a substantial portion of its receipts from the advance sale of regular season tickets during the months of December and January, prior to the commencement of the regular Major League Baseball season in late March or early April. Season tickets and public single-game tickets are sold during this time period. Jacobs Field paid attendance during the regular season approximates
3.4 million fans, of which 2.1 million are represented by season tickets.

     The Major League Baseball regular season schedule consists of 162 games, of which 81 are scheduled to be played at home and 81 are scheduled to be played on the road. On August 12, 1994 the Players Association began a strike that did not end until April 1, 1995. The strike resulted in the cancellation of 27 home games and 18 away games during the 1994 regular season and the entire 1994 post-season. The 1995 baseball season was also shortened by nine home games and nine away games as a result of the strike. The results of operations for 1994 and 1995 reflect the reduced number of games played.

     During the 1995, 1996 and 1997 baseball seasons, the Indians participated in post-season play. In 1995 and 1997, the Indians played a total of 15 games and 18 games, respectively, in post-season play, advancing to the World Series in both years. In 1996, the Indians played four post-season games, losing in the first round (out of a possible three rounds.) The Indians derive additional revenues and expenses from participation in post-season play that have been presented separately in the 1995, 1996 and 1997 financial results.

RESULTS OF OPERATIONS

QUARTER ENDED MARCH 31, 1998 COMPARED TO THE QUARTER ENDED MARCH 31, 1997

Revenues


     The Company had net ticket sales of $1.1 million during the first quarter of 1998, a decrease of 22%, or $0.3 million, over the first quarter of 1997. Net ticket sales are comprised of all net revenues from spring training and exhibition games. The decrease in revenue is primarily due to revenues from one exhibition game at Jacobs Field in 1997 that was not scheduled in 1998. The Company had no net ticket sales from regular season games in either period because the 1997 regular season did not begin until April 1, 1997 and because the only regular season game in the first quarter of 1998 was played at the opposing team's ballpark.



     Local radio and television revenues of $38,000 in 1998 are attributable to radio and advertising revenue for the regular season opener on March 31, 1998. In 1997, the regular season did not open until April 2, 1997.



     Concession and catering income decreased 82%, or $0.1 million, primarily attributable to income generated from the exhibition game at Jacobs Field in 1997 that was not scheduled in 1998. Concession and catering revenues for the first quarter of 1998 reflect revenues derived from the Terrace Club Restaurant, which is open all year.


     Merchandise sales increased 37%, or $0.4 million. The increase is primarily attributable to the Club's success in the 1997 post-season.

     Provision for revenue sharing increased 9%, or $20,000. The increase is primarily attributable to the increase in the revenue sharing tax rate from 12% in 1997 to 16% in 1998. This increase was offset by a decrease in net local revenue as defined in the Collective Bargaining Agreement.

Expenses

     Major league team operating costs increased 61%, or $0.9 million. The increase is primarily attributable to a $0.3 million increase in player salaries resulting from one regular season game played in the first quarter of 1998. Additionally, player insurance increased by $0.3 million relating to increased premiums attributable to extensions executed on several player contracts in the second quarter of 1997. Major league coaching staff salaries increased by $0.1 million as a result of contractual increases. Other team expenses relating to spring training, medical expenses, conditioning programs and travel costs increased $0.2 million.

     Ballpark operating expenses, which consist primarily of fixed costs such as wages, supplies and utilities, remained relatively constant.

     Cost of merchandise sold increased 10%, or $0.2 million. This increase is primarily attributable to increased sales volume relating to the team's success in the 1997 post-season.

     Administrative and general expenses increased 9%, or $0.2 million, primarily attributable to salary, payroll tax and benefits increases.

     Advertising and promotion expense decreased 28%, or $0.4 million. This decrease resulted from a $0.2 million reduction in promotional expense due to a sponsor's payment for a promotional event in 1998 that was paid for by the Company during 1997, as well as the elimination of $0.2 million in advertising expenses associated with a 1997 retail advertising campaign.

     Amortization of signing bonuses and player contracts is comprised of the write-off of the net book value of the signing bonus and contract value of player contracts disposed of, in transactions not involving a trade or sale, in the first quarter.

     Interest income increased 58%, or $0.7 million, due to $0.4 million from increased funds from advance ticket sales and $0.2 million resulting from a $12.2 million increase in the loan to the General Partner. On March 31, 1998, the General Partner repaid its indebtedness to the Company.

     Interest expense increased 54%, or $0.2 million, primarily attributable to an increase of $12.2 million in the outstanding balance of the Major League Credit Facility.

     Loss on player transactions of $1.6 million is comprised of a $1.9 million loss attributable to a February 1998 trade of one player, which included a provision requiring the Company to pay approximately $1.9 million of the traded player's salary payable during the 1998 season. The loss was partially offset by the sale of one player's contract to a Japanese team resulting in a gain of approximately $0.3 million.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

Revenue

     Revenue from net ticket sales increased 8%, or $3.6 million. Net ticket sales revenue is comprised of gross ticket revenues from regular season games, less City of Cleveland admissions tax and an American League assessment, plus net revenues derived from spring training and exhibition games. Gross ticket revenues from regular season ticket sales increased 10%, or $4.8 million. This increase was primarily due to a 7% increase in the average ticket price coupled with a 3% increase in paid attendance. Paid attendance in 1997 increased by 86,584 fans due to one less rainout in 1997 and additional seating capacity added to Jacobs Field prior to the

1997 regular season. The gross ticket revenue increase was offset in part by increased City of Cleveland admission taxes of $1.0 million due to a rate increase which affected ticket sales after January 1, 1996.

     Local radio and television revenue increased 25%, or $3.4 million. Radio advertising sales increased $1.2 million as a result of increases in advertising rates coupled with a significant increase in volume. Additionally, a three-year contract with the flagship radio station entered into in 1997 includes an annual base rights fee of $0.8 million that was not included in the prior contract. Local broadcast and cable television revenue increased $1.8 million due to higher incentive and advertising revenue resulting from increased television ratings. Offsetting these increases was a $0.4 million decrease in video royalties in 1997.

     Concession and catering income decreased 4%, or $0.6 million. This decrease was primarily attributable to decreased consumer spending as a result of early season cold weather and increased no-shows throughout the season.

     Private suite and club seat rentals increased 24%, or $1.7 million. This increase was primarily attributable to increases in rental revenues associated with the renewal of 37 suites and 1,303 club seats between the 1996 and the 1997 seasons at an average price increase of 24% and 15%, respectively, and rental income attributable to additional suite rentals leased on a per-game basis.

     Advertising and promotion revenue rose 27%, or $1.9 million. The increase was primarily due to a $1.2 million increase in print advertising and promotional revenue and a $0.6 million increase in ballpark advertising signage. Approximately $1.0 million was attributable to advertising rate increases and $0.9 million was attributable to additional advertising volume with new and existing advertisers. Internet advertising sales, new for 1997, were $0.1 million.

     Merchandise sales increased 19%, or $2.8 million. The increase was primarily attributable to the Club's success in the 1997 post-season.

     Major Leagues Central Fund revenues increased 25%, or $3.1 million, primarily as a result of negotiated contractual increases in national broadcasting rights fees. Major Leagues Central Fund revenues are comprised primarily of the Company's share of national television and radio broadcasting fees.

     Post-season revenues increased $11.1 million primarily due to the Indians' appearance in 18 post-season games in 1997 compared to four in 1996. The increase in post-season revenues was comprised of a $6.2 million increase in ticket revenues, a $2.2 million increase in merchandise revenues, a $1.7 million increase in concession revenues and a $1.0 million increase in other revenues.

     Provision for revenue sharing increased 25%, or $1.5 million, primarily due to the increase in net local revenue, as defined in the Collective Bargaining Agreement. The increase resulted from the Company's significantly higher post-season revenues, as well as increases in other revenue categories. The revenue sharing rate under the Collective Bargaining Agreement was 12% in 1996 and 1997 and will be 16% in 1998, 17% in 1999 and 20% in 2000.

Expenses

     Major league team operating costs, which consist primarily of players' salaries, increased 24%, or $12.7 million. Player salaries were $9.7 million higher primarily due to the signing of one player for $7.0 million as well as existing player contractual increases and normal player roster changes. Team operating costs in 1997 included for the first time a "payroll luxury tax" of $2.1 million levied on the team under the terms of the Collective Bargaining Agreement. Travel costs related to the 1997 regular season increased 19%, or $0.3 million, due to general hotel and airfare increases, and three additional road trips in 1997. Other team expenses, relating to spring training, equipment and medical expenses, increased $0.6 million.

     Player development costs increased 28%, or $2.4 million, primarily due to a $1.1 million increase in workers' compensation costs, specifically related to increased medical costs and claim volume. Scouting costs increased $0.5 million due to increased payroll and travel costs associated with the hiring of additional scouts. Player development costs associated with the Company's various minor league affiliates, such as payroll, travel, equipment and specialized development programs, increased $0.8 million.

     Ballpark operating expenses increased 6%, or $0.6 million, primarily due to a $0.4 million increase in credit card fees on ticket sales and increased ballpark rent of $0.2 million.

     Cost of merchandise sold increased 11%, or $1.3 million, in part due to increased sales volume and higher fixed expenses. Although sales increased 19%, other fixed expenses associated with the merchandising operation, such as labor, rent and supplies, increased by 14%, or $0.5 million, to meet the demand experienced with the team's success in the 1997 post-season.

     Administrative and general expenses increased 11%, or $1.0 million, primarily due to front office salary increases and executive bonuses attributable to performance of $0.8 million. Payroll taxes increased $0.2 million due to higher payroll levels in 1997.

     Major Leagues Central Fund expenses allocated to the Company increased 19%, or $0.8 million, primarily due to increased expenses associated with the administration of the Office of the Commissioner and revenue sharing expenses provided for in the Collective Bargaining Agreement.

     Advertising and promotion expense increased 30%, or $0.9 million, resulting from costs associated with a significant advertising campaign focused on increasing merchandise sales.

     Post-season expenses increased $4.9 million, primarily due to 14 more post-season games played in 1997 than in 1996. This increase was comprised of $1.4 million in ballpark operating costs, $1.3 million in general and administrative costs, $1.2 million in merchandising costs, $0.8 million in team costs and $0.2 million in advertising and promotion costs.

     Amortization of signing bonuses and player contracts increased 13%, or $0.4 million, primarily due to the amortization of the cost associated with the acquisition of one player in December 1996.

     Depreciation and amortization increased 23%, or $0.3 million, primarily due to a full year of depreciation incurred on capital expenditures associated with retail expansion placed into service during 1996.

     Interest income increased 21%, or $0.8 million, due to increases in the loan to CBC of $12.2 million, funds from advance ticket sales and expansion proceeds. The Company's loan to CBC generated interest income of $2.0 million in 1997. Repayment of CBC's indebtedness to the Company in March 1998 will result in the elimination of this interest income in future periods.

     Interest expense increased 13%, or $0.3 million, primarily attributable to increases in the outstanding balance of the Major League Credit Facility.

     Gain on player transactions increased $2.1 million, primarily due to a December 1997 trade of one player, which included a provision for the Company to receive $3.0 million in cash on or before September 1, 1998.

     League expansion proceeds recognized in 1997 of $9.3 million represent the Company's share of fees paid by two expansion groups to obtain expansion franchises in Major League Baseball that began play in 1998. The Company had three of its players selected by the expansion franchises in an expansion draft conducted in November 1997. The unamortized cost of the players drafted was insignificant.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995.

Revenue

     Net ticket sales revenue increased 42%, or $13.4 million. Gross ticket revenues increased $13.9 million, or 40%, primarily due to a 20% increase in the average ticket price coupled with a 17% increase in paid attendance. Paid attendance in 1996 increased by 475,421 fans due to eight fewer home games played in 1995 as a result of the players' strike. The gross ticket revenue increase was offset in part by increased City of Cleveland admissions taxes of $1.0 million and increased American League assessment of $0.5 million. Net revenues from spring training operations increased $1.0 million primarily due to the affect of the players' strike on 1995 spring training.

     Local radio and television revenue increased 41%, or $4.0 million, primarily due to increased radio advertising sales during the regular season of $1.7 million, local television contractual rights and incentive fees of $1.7 million due to a new three-year contract entered into in 1996 with the local television rightsholder and $0.6 million of television advertising revenue. These increases were the result of the success of the team in 1995, including its first World Series appearance in 41 years. The 1995 radio and television advertising sales were adversely affected by the players' strike and the cancellation of the 1994 post-season.

     Concession and catering income increased 24%, or $2.9 million, primarily due to attendance increases of 17%, directly related to eight more home games played in 1996 and an increase in average spending per attendee.

     Private suite and club seat rentals increased 25%, or $1.4 million, primarily due to rent credits of $0.8 million issued to private suite and club seat holders in 1995 for the cancellation of nine home games because of the players' strike. Rental revenue attributable to private party suites increased $0.4 million and revenue associated with private restaurant memberships at the Terrace Club increased $0.2 million, primarily due to a rate increase in the annual membership fee in 1996.

     Advertising and promotion revenue increased 20%, or $1.1 million, primarily due to a ballpark advertising signage revenue increase of $0.8 million and a print and promotion revenue increase of $0.3 million. These increases were influenced by the team's success in 1995, offset by the negative impact on the 1995 selling season of the 1994 players' strike and the cancellation of the 1994 post-season.

     Merchandise sales decreased by 2%, or $0.3 million, primarily due to decreased consumer spending over an expanded retail store base following the successful 1995 season.

     Major Leagues Central Fund revenue increased 86%, or $5.7 million, due to new national television contracts entered into in 1996 which extend through the year 2000 and 2002. In 1995, MLB did not have a national television contract that included a standard broadcast rights fee. Instead, MLB sold television time directly to advertisers.

     Post-season revenues decreased by $8.0 million due to the reduction in post-season games played in 1996. The Indians appeared in 15 post-season games in 1995 and only four in 1996, resulting in a $3.6 million decline in net ticket sales; a $2.7 million decline in merchandise sales; a $1.0 million decline in concession and catering revenue; a $0.3 million decrease in local radio and television sponsorships; and a $0.3 million reduction in league championship series participation distribution.

     The Company's provision for revenue sharing increased 179% or $3.7 million. The MLB revenue sharing arrangement, under which all net local revenue became subject to a revenue sharing tax, was first implemented in 1996. Prior to 1996 in the American League, local revenue sharing was generally limited to ticket receipts and local cable revenues. During 1995, the Company's provision for revenue sharing was $2.1 million.

Expenses

     Major league team expenses increased 37%, or $14.5 million, primarily due to increases in major league roster salaries of $13.9 million. Players were paid for a full season in 1996 as compared to only 89% of the season in 1995 as a result of the players' strike, which accounted for $4.6 million of the increase. The remainder of the increase was due to player contractual salary increases, as well as certain player acquisitions. Player disability and life insurance premiums also increased $0.6 million, which corresponded to the increases in player salaries.

     Player development expenses increased 5.3% or $0.4 million, primarily due to the addition of four full-time scouting positions primarily focused on operations in The Dominican Republic and Venezuela.

     Ballpark operations expense increased 15%, or $1.3 million, primarily due to increased rent expense of $0.7 million due to increased attendance in 1996. Labor and ballpark supply costs associated with operating eight more home games increased in 1996 due to increased staffing levels to meet higher per game attendance.

     Cost of merchandise sold increased 27%, or $2.5 million, despite a 2%, or $0.3 million, decline in merchandise sales. The increase in cost of merchandise sold resulted from an increase in unit sales and an increase of $1.2 million in personnel, rent and administrative costs associated with a significant expansion of retail operations. Gross margin for 1996 was 20% compared to 39% in 1995 due to liquidation of excess inventory resulting from actual sales lagging expectations.

     Administrative and general expenses decreased 5%, or $0.5 million, primarily due to decreases in certain expenses, such as legal fees and customer service programs, that were incurred in 1995 because of the players' strike.

     Major Leagues Central Fund expenses increased 177%, or $2.6 million, primarily due to lower 1995 contributions to the Major League Baseball Players' multiemployer benefit plan as a result of the players' strike and the effect of revenue sharing expenses incurred in 1996 that did not apply in 1995.

     Advertising and promotion expenses decreased by 22%, or $0.8 million, primarily due to decreased telemarketing and selling expenses of $0.4 million in 1996. In addition, advertising expenses incurred in the fourth quarter of 1995 did not recur in 1996.

     Post-season expenses decreased by $4.1 million due to the reduction in number of post-season games in 1996 as noted above. The primary contributors to the decline were a $1.4 million decrease in cost of merchandise sold; a $1.3 million reduction in administrative and general expenses; a $0.9 million decrease in ballpark operating expenses; and a $0.5 million decrease in major league team expenses.

     Interest income increased 132%, or $2.2 million, due to increases in loans to CBC of $15.8 million, funds from advance ticket sales and expansion proceeds.

     Gain on player transactions increased $0.5 million due primarily to the sale of one player to a Japanese league in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal source of cash historically has been cash provided from operating activities. Operating activities generated cash of $31.1 million in 1997. Increases in net income, deferred revenue, higher depreciation and amortization, increases in deferred compensation, accounts payable and accrued liabilities during 1997 accounted for the increase in cash provided by operating activities. For the quarter ended March 31, 1998, cash provided from operating activities totaled $21.0 million resulting from increases in deferred revenue offset by a net loss from operations. Financing activities generated net cash of $13.5 million in 1996, primarily as a result of contributions from CBC and proceeds from the Major League Credit Facility. During 1997, financing activities generated net cash of $7.4 million, as increases in the proceeds from the Major League Credit Facility were offset in part by increased distributions to CBC.

     Principal uses of funds, in addition to working capital requirements, include the acquisition of short-term investments, loans to CBC, expenditures for the purchase of player contracts and signing bonuses, capital expenditures and distributions to CBC. During 1996, 1997 and 1998, the Company made purchases of short-term investments aggregating $23.0 million, $16.9 million and $6.0 million, respectively. During 1996 and 1997, the Company's loans to CBC increased by $15.8 million and $12.2 million, respectively and during 1998, loans to CBC of $35.5 million were repaid. During 1996, 1997 and 1998, the Company made expenditures for the purchase of player contracts and signing bonuses of $3.0 million, $5.0 million and $2.9 million, respectively. During the quarter ended March 31, 1998, distributions to CBC and MJC totaled $49.2 million. The Company's working capital requirements are affected by certain provisions in the Collective Bargaining Agreement, including minimum salary levels for players, travel allowances, revenue sharing assessments and luxury tax payments. The Company's obligations related to revenue sharing and the luxury tax in future years will fluctuate depending on revenue and payroll levels of the Company and other MLB teams.

     The Company's operating characteristics are similar to those of many service businesses. The Company does not have significant receivables or inventories but has high levels of accounts payable and accrued liabilities. Accordingly, the Company generally operates with minimal or negative working capital. The

Company does not believe that working capital is a meaningful measure of its ability to meet its funding requirements. In that regard, the majority of the Company's current liabilities at December 31, 1996 and 1997 and at March 31, 1998 were deferred revenues. Deferred revenues consist primarily of advance ticket sales, and the Company satisfies this liability by playing its regular season home games.


     An MLB trust is a party to a Revolving Credit Agreement with a bank (the "Major League Credit Facility"), under the terms of which certain MLB clubs, including the Indians, have the ability to obtain financing on a revolving credit basis. The obligations under the Major League Credit Facility are non-recourse to the Company, and the obligation to repay advances for the benefit of the Company are secured by the rights of the Company to receive revenues that are shared by various MLB clubs, including revenues from the Major Leagues Central Fund and royalties from MLB Properties. In connection with the Major League Credit Facility the Club has assigned its rights to receive its share of revenues and royalties to the Indians Club Trust, a bankruptcy remote entity. The facility expires on the earlier of April 17, 2001 or voluntary termination by the MLB Trust. As of April 17, 1998, the interest rate on the amounts borrowed under the facility, which is based upon LIBOR plus a program fee established by the loan agreements, was 6.07%. During the term of the facility, the Company pays interest only on the outstanding borrowings, in addition to various other fixed fees of $123,000 annually. Unless the facility is renewed by the parties, upon expiration, the outstanding borrowings convert into a four-year term loan with a principal repayment schedule as follows: 15% in the first year, 20% in the second, 25% in the third and 40% in the fourth and final year. The facility also provides that upon the expiration of the current Collective Bargaining Agreement, and until a new agreement is entered into, the Club will be required to maintain an interest contingency reserve equal to nine months' interest expense at 2% above the then-applicable borrowing rate.


     Until recently, the Company had historically borrowed the full amount available to it under the Major League Credit Facility and in turn loaned the proceeds of such borrowings to CBC. At December 31, 1997, the outstanding principal amount of CBC's indebtedness to the Company was $35.5 million. In March 1998, the Partnership distributed $49.2 million to its partners, and CBC repaid its $35.5 million debt to the Partnership. These transactions had the effect of allowing CBC to use cash generated by the Partnership to repay its debt to the Partnership. The Company remains obligated to repay the amounts borrowed under the credit facility. The Major League Credit Facility currently provides the Company with an aggregate availability of $45.0 million, of which $9.5 million was available for borrowing at April 30, 1998.

     The Company also maintains a line of credit with KeyBank N.A. providing aggregate availability of up to $9.0 million. Availability under the line of credit is reduced to $2.0 million during the period from December 1 to February 28 of each year, and the line must be repaid in full for a period of 30 consecutive days during the term of the arrangement. Availability under this line of credit is reduced by an outstanding $0.4 million standing letter of credit associated with the Company's workers' compensation self-insurance arrangement. Amounts outstanding under the line of credit bear interest at either the bank's base rate or LIBOR plus 1.75%, and are guaranteed by Richard
E. Jacobs, individually and as trustee of the David H. Jacobs Marital Trust. The line of credit matures on November 1, 1998, at which time the outstanding loan balance may be converted to a four-year term note, subject to certain conditions. At April 30, 1998, the Company had no borrowings under the line of credit.

     The Company's ability to incur additional indebtedness is limited by applicable provisions of the Governing Documents, which limit the amount of debt that may be secured by the assets of, or ownership interests in, an MLB club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club under certain circumstances, including upon an event of default or foreclosure. The consent of MLB is also required prior to the issuance of any additional debt or equity securities by the Company. In addition, MLB clubs may not incur indebtedness in an amount in excess of two-thirds of the value of their assets calculated in accordance with MLB rules.


     The Company has significant commitments under its contracts with players and other personnel, aggregating $185.3 million at February 14, 1998, including $116.8 million scheduled for payment in 1998 and 1999. The Company's commitments under all multi-year contracts and some single-year contracts are guaranteed, even if the player's contract is terminated or if the player is physically unable to perform due to death, injury or illness. The Company's obligations under non-guaranteed single-year contracts are payable if the player's contract is terminated for performance reasons or due to disability resulting directly from injury sustained in the course and within the scope of his employment, but are otherwise not guaranteed. The Company carries life insurance to fully insure its obligations under all player contracts. As of February 14, 1998, the Company also carried disability insurance in the aggregate amount of $121.3 million for players under multi-year contracts. The disability benefits are generally payable after 90 days of a player's disability and are subject to specified pre-existing conditions. See Note 13 to the Combined Financial Statements of the Partnership and Ballpark Management.


     The Company's capital expenditure budget for 1998 is approximately $1.9 million. Capital expenditures for the current year are anticipated to relate to facility and equipment improvements.

     The Company believes that it will generate sufficient cash flows from operations, as supplemented by available borrowings, to meet debt service requirements and to meet its short-term and long-term requirements for capital and acquisition of player contracts, although no assurance can be given that it will be able to do so or that it will be able to refinance the Major League Credit Facility at maturity.

YEAR 2000 COMPLIANCE

     The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a two-digit year is commonly referred to as the Year 2000 Compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

     The Company is in the process of identifying and modifying all significant hardware and software applications that will require modification to ensure Year 2000 Compliance. Internal and external resources are being used to make the required modifications and test Year 2000 Compliance. The Company plans to complete the testing and modification of all significant hardware and software applications by June 30, 1999. The estimated cost to address Year 2000 issues is not expected to have a material impact on the Company's business, operations or financial condition.

     In addition, the Company is communicating with external service providers to ensure that the providers are taking the appropriate action to address Year 2000 issues. However, there can be no assurance that the systems of third parties on which the Company's systems rely will convert, or that a conversion that is incompatible with the Company's systems, would not have an adverse effect on the Company's systems.

                                    BUSINESS

GENERAL

     The Company has been organized to serve as the sole general partner of the Partnership, which owns the 1997 American League Champion Cleveland Indians and manages Jacobs Field, the Indians' home ballpark.

     Baseball has a long tradition in the City of Cleveland. The first professional baseball game in Cleveland was played on June 2, 1869, when the Cleveland Forest Citys played the Cincinnati Red Stockings. In 1901, the Club became one of the charter members of the American League. During the ensuing 20 years, the Indians enjoyed great success, including a victory against the Brooklyn Dodgers in the 1920 World Series. During the 1940s and 1950s, the Indians were one of baseball's consistently strong teams. The Indians won the American League pennant twice (1948 and 1954), captured the World Series from the Boston Braves in 1948, and finished second in the American League six times (1951-1953, 1955, 1956 and 1959). Unfortunately, the next 25 years of the Indians' history were marked by financial instability, inattention to the Club's minor league system, criticized player personnel decisions, poor on-field performance and some of the worst attendance figures in Major League Baseball.

     In 1986, Richard E. Jacobs and his brother David acquired control of the Indians and began to execute a long-term strategy that has returned winning baseball to Cleveland and has made the Cleveland Indians one of the premier franchises in Major League Baseball. The Company's strategy is to maintain the Indians' competitive position and to increase the long-term value of the franchise. The elements of this strategy include dedication to a strong player development system, effective player personnel management, attention to quality and customer service and an integrated approach to marketing and licensing arrangements. In the past three seasons, the Indians have won three American League Central Division Championships and two American League Championships. Under Mr. Jacobs' direction, the Indians were also instrumental in the planning and development of the downtown sports complex that includes Jacobs Field.

     The Company believes that the Club's recent on-field and financial successes are largely attributable to the collaboration of a management team that includes experienced and talented baseball and business executives. This team is led by John Hart, Executive Vice President and General Manager, and Dennis Lehman, Executive Vice President, Business, and includes a coaching staff led by Mike Hargrove, Manager. Mr. Hart was named Major League Baseball Executive of the Year in 1994 and 1995 by The Sporting News and Mr. Hargrove was named Manager of the Year by The Sporting News in 1995.

     Player development is a critical element of management's efforts to build and maintain a strong franchise. The Company has established a strong minor league organization through a consistent, system-wide approach to evaluating and developing young players. The team's minor league organization was ranked the best in Major League Baseball in a 1996 poll by The Sporting News. Among its other player development efforts, the Company sponsors baseball programs in The Dominican Republic and Venezuela in which coaches affiliated with the Club work to develop the skills of promising young players in those countries. The Club's successful minor league organization has provided the Indians with a pool of talented young players to supplement its major league roster and to permit it to make opportune trades.

     Effective player personnel management is the most visible element of the Company's baseball strategy. The goal of the Company's player personnel management efforts is to maintain a competitive team while limiting the unpredictability in player salaries resulting from salary arbitration and free agency. Management's confidence in its ability to identify promising young players has permitted the Club to selectively enter into multi-year contracts with players early in their careers. The Company also attempts to sign a nucleus of experienced players to multi-year contracts. Finally, the Club has been successful in trading for, or signing as free agents, talented players who can fill roles on the roster made vacant by trades, retirements, injuries and losses to the free agent market.

     By building value for team sponsors and fans, the Company's business executives leverage the Club's on-field product to enhance revenues. The Company's control over various facets of its business, including advertising signage and concessions at Jacobs Field, permits it to capitalize on the Indians' popularity with sponsors and fans. Sponsors are offered a number of advertising vehicles to maximize their exposure at Jacobs

Field and their association with the Club. Fans at Jacobs Field are offered a customer-focused experience in an attractive, comfortable environment featuring a variety of amenities, concessions and merchandise options and a courteous, well-trained staff.


     The successful execution of the Indians' long-term strategy has resulted in strong revenues in recent years. The Club has sold out all tickets available for public sale for each of the 1996, 1997 and 1998 regular seasons prior to Opening Day. The Indians hold the Major League Baseball record for consecutive regular season sell-outs, which stands at 232 through May 17, 1998. These strong attendance figures provide the Club with a predictable ticket sale and premium seating revenue base for the regular season and permit the Company to realize high levels of merchandise and concession sales at Jacobs Field. The fan interest evidenced by these attendance figures has also permitted the Club to enhance revenues from other sources, such as local broadcast and cable television, radio and advertising. Although the Company's revenues from each of these sources depend heavily on the Indians' on-field performance, the predictability of the Club's ticket and premium seating sales in recent years has allowed it to create a competitive, profitable team within the framework of a Major League Baseball system that is confronted with escalating player salaries and limited means for clubs to increase revenue.


RECENT TEAM PERFORMANCE

     Through the end of the 1997 season, the Indians have the best record in the American League since 1994. The following table shows the regular season performance of the Indians in each of the last five seasons:

                                                        WINNNING
                                       WINS   LOSSES   PERCENTAGE
                                       ----   ------   ----------
1997(1)..............................   86      75        .534
1996(1)..............................   99      62        .615
1995(2)..............................  100      44        .694
1994(2)..............................   66      47        .584
1993.................................   76      86        .469
                                       ---     ---        ----
TOTAL................................  427     314        .576

---------------

(1) Total games fewer than 162 because of rain-outs that were not re-scheduled.
(2) Season shortened due to players' strike.

     The Indians have competed in post-season play in each of the last three seasons as American League Central Division champions. In 1996, the Indians lost to the Baltimore Orioles three games to one in the best-of-five Division Series. After winning the Division Series in each of 1995 and 1997, the Indians played in the American League Championship Series and won the best-of-seven series in six games against the Seattle Mariners in 1995 and in six games against the Baltimore Orioles in 1997. The Indians lost to the Atlanta Braves in six games in the 1995 World Series and lost to the Florida Marlins in seven games in the 1997 World Series.

BUSINESS OPERATIONS

  OWNERSHIP AND MANAGEMENT

     Richard E. Jacobs is entering his twelfth year as controlling owner of the Club. Although Mr. Jacobs is actively involved in the Club's overall management and strategy for success, he has assembled and relies on a talented team of baseball and business executives to oversee both the on-field performance of the team and the business of the franchise.

     John Hart was named General Manager of the Indians in September 1991 and is under contract through 2003 and for four additional years at the option of the Indians. Mr. Hart joined the Club as a Special Assignment Scout during the 1989 season. He was the Director of Baseball Operations for the 1990 and 1991 seasons. Mr. Hart was named Major League Baseball Executive of the Year by The Sporting News in 1994 and 1995.

     Mike Hargrove is beginning his seventh season as Field Manager of the Indians and is under contract through 1999 and for one additional year at the option of the Indians. Mr. Hargrove joined the Indians in 1989 as the first base coach and, prior to that, spent three seasons managing in the Indians' minor league system. Mr. Hargrove was named Manager of the Year by The Sporting News in 1995. Through the end of the 1997 season, his career record as the Indians' Manager is 535 wins and 453 losses, a winning percentage of .541.

     Dan O'Dowd is entering his eleventh season with the Indians. From 1992 through April 1998, he was the Club's Director, Baseball Operations and Assistant General Manager. In April 1998, he was appointed Vice President, Baseball Operations and Assistant General Manager. Mr. O'Dowd is under contract through 2002 and for four additional years at the option of the Indians. Under his leadership, the Indians' minor league organization has been rebuilt into one of the best in professional baseball, posting the second best record in the 1990s among minor league systems while developing major league All-Stars such as Jim Thome, Charlie Nagy and Manny Ramirez.

     Mark Shapiro was named Director of Minor League Operations in 1993 and is entering his seventh season with the Indians. Mr. Shapiro is under contract through the 1999 season and for two additional years at the option of the Indians. All aspects of the Indians player development and Latin American operations report to Mr. Shapiro. During his tenure, the Club has implemented its Winter Development Program, which aids in the transition of Indians prospects to the major league environment. He has also implemented a system of individual plans for every Indians minor league player.

     Dennis Lehman is entering his eleventh season with the Club and sixth year as its Executive Vice President, Business. Mr. Lehman brings 28 years of baseball management experience to the team and is under contract through the 2002 season and for four additional years at the option of the Indians. Mr. Lehman is responsible for all aspects of the Company's business, finance and administrative operations. Mr. Lehman has been instrumental in implementing many of the Company's innovative customer service training programs.

     Jeff Overton is in his tenth season as Vice President, Marketing and Communications for the Indians. Mr. Overton is under contract through 2002, with a limited right by Mr. Overton to terminate his contract in 2000. Mr. Overton has been successful in building a large season ticket base and in marketing private suites and club seats at Jacobs Field. Mr. Overton is responsible for managing the Company's advertising signage and media revenues. He is also responsible for the public relations, community relations and advertising departments of the organization.

     Ken Stefanov is entering his eighth season with the Indians and fourth as Vice President, Finance. Mr. Stefanov is under contract through the 1999 season and for two additional years at the option of the Indians. As Chief Financial Officer, Mr. Stefanov is responsible for all financial reporting, planning and analysis. In addition, Mr. Stefanov oversees the Company's management information systems. Under his leadership, the Indians have developed several proprietary software programs designed to streamline operating expenses and capture customer demographic information.

  OPERATIONS


     Ticket Sales.  Jacobs Field has an annual paid capacity of approximately
3.4 million fans. During each of the past two seasons, season ticket sales have accounted for approximately 2.1 million of that capacity. All available tickets for home games for the 1996, 1997 and 1998 regular seasons were sold out prior to Opening Day. The Indians hold the Major League Baseball record for consecutive regular season sell-outs, which stands at 232 through May 17, 1998.


     Ticket prices for regular season home games during the 1998 season range from $6 to $26 per game and the average ticket price is $17.57. Revenue from ticket sales is reduced by an 8% admissions tax imposed by the City of Cleveland and by the American League assessment, which ranges from 2.5% to 3.5%. The Company has a contract with TicketMaster, a national ticket outlet, pursuant to which all single-game tickets, other than those sold at Jacobs Field, are sold. The following table shows certain information relating to the regular season revenue generated by ticket sales for the past five seasons:

                                                                                      AVERAGE GROSS       PAID
                                   SEASON TICKET   AVERAGE PAID     AVERAGE GROSS     TICKET REVENUE   ATTENDANCE
       SEASON          EVENTS(1)    HOLDER BASE     ATTENDANCE    PAID TICKET PRICE     PER EVENT        TOTAL
---------------------  ---------   -------------   ------------   -----------------   --------------   ----------
1997.................     80         2,137,865        42,559           $15.73            $669,518      3,404,750
1996.................     79         2,125,239        42,002            14.67             616,145      3,318,166
1995(2)..............     71         1,539,449        40,039            12.25             490,669      2,842,745
1994(2)..............     51         1,032,710        39,121            11.98             468,785      1,995,174
1993.................     80           852,251        27,224             9.40             255,879      2,177,908

---------------

(1) May differ from number of games played because traditional doubleheaders count toward two games but only one paid event.

(2) Event figures for 1994 and 1995 reflect games missed due to players' strike.

     Concessions, Catering and Merchandise Sales. Jacobs Field provides fans with a wide array of food, beverage and merchandise items throughout the ballpark. Traditional ballpark offerings, such as hot dogs, hamburgers, nachos, popcorn, branded beer and soft drinks, are supplemented by less traditional baseball fare, such as barbecued chicken and ribs, deli sandwiches, "Ballpark Draft," a beer brewed by a Cleveland-based microbrewer exclusively for sale at Jacobs Field, and a selection of premium beers from around the world. In "KidsLand," a facility located behind Jacobs Field's right field foul line, fans can purchase food items appealing to younger children, such as peanut butter and jelly sandwiches. KidsLand also provides children with access to a variety of toys and playground equipment, and Slider, the Indians' mascot, visits KidsLand during each game. KidsLand is adjacent to a retail outlet devoted to selling Indians-logo apparel and other merchandise for children. For large groups, the Indians' offer pre-game parties in a picnic facility with food and beverage service located behind the center field fence. Food, beverage and merchandise vendors also offer a variety of products to fans at their seats. Fans with club seat or private suite tickets may also purchase food, beverages and merchandise in the Club Seat Lounge.

     The Company has the exclusive right to operate all Jacobs Field concessions, including private suite and club seat catering, and to receive all concession revenues. The Company has a license agreement with an affiliate of Sportservice Corporation ("Sportservice"), a national manager of event concessions, to operate the food and beverage concession stands and roving vendors in the ballpark during games. Sportservice has the right to make all food and beverage concession sales at Jacobs Field, excluding catering, club seat and Club Seat Lounge sales, private suite sales, restaurant sales or merchandise sales. The Company has the exclusive right to determine pricing, profit margins, brands, portions and quality of the products sold by Sportservice, as well as the right to prohibit the sale of any product. The Company has a similar agreement with an affiliate of Levy Restaurants, a national restaurateur based in Chicago ("Levy"), to provide catering for private functions and to provide concessions sales for club seats, the Club Seat Lounge, private suites and the Terrace Club.

     The Company strives to foster strong brand loyalty in Indians fans by offering high-quality clothing items (caps, sweatshirts, jackets, jerseys and shirts) and a wide variety of novelties at Jacobs Field and at six Indians Team Shops located in Northeastern Ohio shopping malls. At Jacobs Field, the Company operates a full-service Team Shop that is open during games and also has an outside entrance which permits it to operate during normal retail hours throughout the year. Jacobs Field also has merchandise and novelty stands located throughout Jacobs Field, including KidsLand, that increases Jacobs Field's attractiveness to families. The six Indians Team Shops also permit the Club to extend its reach to communities in Northeastern Ohio outside of downtown Cleveland.

     Local Television and Radio. All Cleveland Indians games are broadcast on local radio and through the Cleveland Indians Radio Network, a network of 37 stations in Ohio, Western New York, Western Pennsylvania and West Virginia that purchase rights to the games from the Company. In 1998, 145 games are scheduled to be televised locally or through local cable television stations. Radio play-by-play and color commentary is provided by Tom Hamilton, who will be joined for the first time in 1998 by former Indians coach Dave Nelson and Mike Hegan. Messrs. Nelson and Hegan replace long-time Indians broadcaster Herb Score, who retired after the 1997 season. Television play-by-play and color commentary are provided by Mike Hegan and Jack Corrigan (when the games are broadcast on local television) and by former Indian Rick Manning and John Sanders (when the games are broadcast on cable television). All radio broadcast personalities are chosen by, and enter into contracts with, the Indians. All television broadcast personalities are employed by the broadcast stations, subject to approval by the Club.

     In 1995, the Company renegotiated its contract with WUAB for the local television broadcast of 70 of the Indians regular season games and up to six pre-season games each year. The current contract with WUAB expires on October 31, 2001. The Company also has a contract with Fox Sports Ohio for the local cable television broadcast of up to 80 Indians games during the regular season and two pre-season games. The current contract with Fox Sports Ohio expires on December 31, 1998. The Company and Fox Sports Ohio are currently negotiating a new contract, and the Company is also in negotiations with another broadcaster.

     The Company has a contract with Jacor Broadcasting Corporation pursuant to which the Company is given radio air-time and sells, on its own behalf, advertising in connection with the local radio broadcast of all regular and post-season games. The contract with Jacor expires on December 31, 1999, and the Company has the option to renew the contract for four additional years.

     Advertising and Corporate Sponsorship. The Company's control over various facets of its business, including advertising signage and concessions at Jacobs Field, permits it to capitalize on the Indians' advertising value by offering sponsors a variety of advertising vehicles. As a result of Jacobs Field's appeal and the Indians success in recent years, most major advertisers are interested in maximizing their advertising exposure at Jacobs Field and their association with the Club. To capitalize on advertisers' demand, the Company typically coordinates the sale of radio advertising with the sale of advertising at locations in Jacobs Field, including space on the main scoreboard, ancillary scoreboards, outfield walls and concourse signage. Advertising is also sold in game programs and on the Club's internet website. The Company also licenses the Club's name and logo in connection with corporate sponsorships and promotions throughout Northeastern Ohio. The Company's marketing department works closely with its sponsors and advertisers to customize integrated advertising and corporate sponsorship packages that incorporate many or all of the Company's available advertising outlets.

     The Company also offers a number of promotional activities at Jacobs Field in conjunction with Indians home games. Due to the high level of ticket sales in recent years, these promotions are designed primarily to enhance fan enjoyment, rather than to foster increased attendance. The Club has scheduled 18 promotional events for the 1998 season. These promotional events range from the distribution to fans of premiums (such as calendars, baseball caps commemorating the Indians' 1997 American League Championship, baseball cards and replica uniform T-shirts) to theme oriented events, such as a two-day commemoration of the Indians' 1948 World Series Championship. In keeping with the Club's objective of attracting families to Jacobs Field, several promotional activities focus on younger fans, with certain premiums distributed exclusively to fans age 14 and under.


     Player Contracts and Salaries. Player salaries constitute the single largest item of expense for the Club's operation. The Collective Bargaining Agreement requires each team to enter into a uniform player contract with each of its players and also establishes a minimum season salary of $170,000 for major league service in 1998, generally payable in semi-monthly installments during the season. Players who sustain injuries or are terminated by the team during the regular season, are entitled to all of their salaries. Player contracts may be for single-year or multi-year terms. Generally, salaries payable pursuant to multi-year contracts are guaranteed even if a player's contract is terminated by the team or if the player is physically unable to perform due to death, injury or illness. The Company is not obligated to continue to pay players under single-year or multi-year contracts if the player resigns or refuses to play.



     The Indians' aggregate 40-man roster payroll, including bonuses, for the 1997 season was $58.5 million. In 1997, aggregate team salaries in MLB ranged from $12.2 million to $65.0 million. The Company estimates that its aggregate 40-man roster payroll for the 1998 season will be approximately $60.9 million. Actual 1998 payroll for the Company's 40-man roster could vary materially from that estimate based on player signings and trades. In addition to the salaries paid to its players, the Company is obligated to pay its minor league players (who play for the Indians' minor league affiliates) salaries pursuant to the terms of the players' respective contracts, which are also governed by the Collective Bargaining Agreement. Some players are signed to option agreements or "split" contracts, giving the Club the right to move the player from the Indians major league roster to that of a minor league affiliate team roster and back, the rate of pay being based on the number of days the player plays in each league.


POSSIBLE ACQUISITIONS

     As part of its strategy, the Company may consider acquisitions of sports-related or non-sports-related businesses as well as commercial properties that complement the Company's existing operations or that provide the Company with the opportunity to leverage the capabilities of its management team. These acquisitions may include businesses and properties owned by Mr. Jacobs or his affiliates. The Company is not engaged in any negotiations to acquire any business or property, and there can be no assurance that the Company will ever acquire any business or property other than the Indians. In addition, see "Risk Factors -- Risks Relating to Expansion of Business and Acquisitions" for a discussion of certain risks associated with the Company's acquisition strategy.

TEAM

  PLAYER PERSONNEL

     The Indians player management strategy is to build a competitive team, while managing their roster to reduce the uncertainties associated with salary arbitration and free agency. Generally, a MLB player with more than three years of major league service is eligible for binding salary arbitration, and a player with more than six years of major league service is eligible for free agency. The Club has not been to arbitration over a player's salary since 1991. Prior to eligibility for arbitration, a player's salary may be established by the club, subject to the MLB minimum. See "Major League Baseball -- Collective Bargaining Agreement -- Salary Arbitration and MLB Free Agency."

     The Indians' success in recent years is attributable to the Company's player development efforts and effective player personnel management. In the last three years, 14 Indians have been selected to the American League All-Star team, six have received Gold Glove Awards and six have received Silver Slugger Awards. The Indians have maintained a nucleus of talented players despite a significant level of player turnover. Only nine members of the Indians' 1997 American League Championship team were members of the 1995 American League Championship team.


     MLB permits each team to have 40 players under contract but limits the active roster to 25 players from Opening Day through August 31. From September 1 through the end of the season, each team is permitted an active roster of 40 players. The Indians currently have 40 players under contract for the 1998 season. Certain information with respect to each of those players as of May 19, 1998 is set forth below:

                                                             YEARS/DAYS
                                                          OF MLB SERVICE AS   LAST SEASON    CLUB
                                                          OF OPENING DAY(1)   OF CONTRACT   OPTION
                                                          -----------------   -----------   ------
PITCHERS
--------
Paul Assenmacher........................................       11/158            1999
Rick Batchelor..........................................        0/140            1998
Dave Burba..............................................         6/59            1999
Bartolo Colon...........................................        0/112            1998
Dwight Gooden...........................................         13/0            1999        2000
Mike Jackson............................................        11/59            1998        1999
Steve Karsay(2).........................................         3/48            1998
Rick Krivda.............................................         1/82            1998
Tom Martin..............................................          1/0            1998
Michael Matthews........................................          0/0            1998
Jose Mesa(3)............................................         7/28            1998
Alvin Morman(2).........................................        1/147            1998
Charles Nagy............................................         7/48            2002
Chad Ogea...............................................         3/38            1999        2000
Eric Plunk..............................................        11/74            1999        2000
Jason Rakers............................................          0/0            1998
Paul Shuey..............................................         2/94            2000        2001
John Smiley.............................................        11/35            1999
Ron Villone(2)..........................................         2/85            1998
Jaret Wright............................................         0/97            1998
CATCHERS
---------
Sandy Alomar Jr.........................................         8/47            1999        2000
Pat Borders(3)..........................................         10/0            1998

INFIELDERS
---------
David Bell(2)...........................................         2/64            1998
Jeff Branson(3).........................................        5/141            1998
Russell Branyan.........................................          0/0            1998
Shawon Dunston(3).......................................        12/93            1998
Travis Fryman...........................................         7/89            2002        2003
Richie Sexson...........................................         0/17            1998
Jim Thome...............................................         5/42            2001        2002
Omar Vizquel............................................        8/130            2001        2002
Enrique Wilson..........................................         0/17            1998

OUTFIELDERS
-----------
Bruce Aven..............................................         0/24            1998
Geronimo Berroa(3)......................................        5/152            1998
Brian Giles.............................................         1/96            2001        2002
David Justice...........................................         8/00            2002        2003
Kenny Lofton............................................         6/23            2000        2001
Scott Morgan............................................          0/0            1998
Alexander Ramirez.......................................         0/29            1998
Manny Ramirez...........................................         4/33            1999        2000
Mark Whiten.............................................         7/26            1999


---------------

(1) A player is credited with a day of major league service for each day of the baseball season that he is on a club's active roster. A total of 172 days of major league service constitutes a year of major league service.

    See "Major League Baseball -- Collective Bargaining Agreement -- Salary Arbitration and MLB Free Agency."

(2) Eligible for salary arbitration upon completion of the 1998 season (assuming, in the case of David Bell, Alvin Morman and Ron Villone, the player remains on the Club's active roster for the entire season).

(3) Eligible for free agency upon completion of the 1998 season (assuming, in the case of Jeff Branson and Geronimo Berroa, the player remains on the Club's active roster for the entire season).

  PLAYER DEVELOPMENT

     In the past decade, the Company has built a strong player development and scouting system based on a consistently applied approach to player evaluation, instruction and coaching. Since 1991, under the direction of General Manager John Hart, the Indians' minor league organization has greatly improved and in 1996 was ranked the best in professional baseball in a poll conducted by The Sporting News. Of the 40 players currently on the major league roster, 18 have played in the Indians' minor league organization prior to their first major league appearance. In addition to providing a source of talent for the Indians' major league roster, the Club's player development efforts also enhance its ability to obtain proven major league players in trades with other teams. The Indians employ 28 full-time scouts and several part-time scouts in their player development program. The scouts are evaluated in part by the success of the prospects they find. The Club also uses independent scouts who are paid a finders' fee for prospects.

     The Club's player development efforts are based on a business-like approach to the evaluation and development of player talent. The Club's staff of seasoned scouts are trained to assess and evaluate player talent consistently throughout the organization. In addition, the managerial and coaching staffs at all of the Club's minor league affiliates use instructional principles that are applied consistently at all levels of the Club's system. The Company believes that this standardized approach to player development improves the chances of the most talented minor league players succeeding at the major league level. The Club's minor league system involves the establishment of an individual plan for every player in the system. The plan is intended to cover all aspects of player development, including mental and physical development and baseball fundamentals. The Company's player development program also includes the Winter Development Program, which brings minor league prospects to Cleveland in the off-season to better prepare young players for the transition to the major league level. Participants in the Winter Development Program receive intensive instruction in various baseball skills and conditioning methods. In addition, participants receive instruction in a number of off-field areas which the Company believes are essential to their success in Major League Baseball. These include seminars focusing on media and fan relations and financial planning.

     Players from Puerto Rico and Latin American countries are an important source of talent for the Indians and other MLB clubs. Players from countries other than the United States and Canada are not part of the MLB Rule 4 draft, and the Club can enter into contracts with these players subject to MLB rules. See "Major League Baseball -- Major League Rules -- Signing Players." The Indians sponsor baseball programs in The Dominican Republic and Venezuela in which coaches affiliated with the Club work to develop the skills of promising young players in those countries. The Indians have a full-time member of the front office who is fluent in Spanish and who works closely with Latin American prospects, the Club's minor league coaching staffs and other Indians personnel in order to promote the development of these players. The Club provides these prospects with instruction in the English language and assistance in adjusting to cultural differences between the United States and their native countries. The Indians also work with Club personnel in order to promote an understanding of cultural differences and to prevent these differences from adversely affecting player development.

     The Indians are affiliated with seven minor league teams of which they own two (the Burlington Indians and the Dominican Summer League Indians). No revenues are derived from the club-owned affiliates. A large portion of the expenses associated with all of the minor league teams, including player salaries, are paid by the Club. MLB clubs are not permitted to be affiliated with more than one Class AA and one Class AAA team. In the 1990s, the overall record for the Club's minor league organization through the end of the 1997 season is

2,978 wins and 2,552 losses, a winning percentage of .539, placing it second among the minor league organizations of all MLB clubs. The Indians' minor league affiliates are as follows:

            TEAM               CLASS            LEAGUE                      LOCATION
            ----               -----            ------                      --------
Buffalo Bisons...............  AAA      International League      Buffalo, New York
Akron Aeros..................  AA       Eastern League            Akron, Ohio
Columbus Redstixx............  A        South Atlantic League     Columbus, Georgia
Kinston Indians..............  A        Carolina League           Kinston, North Carolina
Watertown Indians............  A        New York-Penn League      Watertown, New York
Burlington Indians...........  Rookie   Appalachian League        Burlington, North Carolina
Dominican Summer League
  Indians....................  Rookie   Dominican Summer League   Santiago, Dominican Republic

FACILITIES

  DOWNTOWN SPORTS COMPLEX

     The current home of the Indians is Jacobs Field, which is part of the Gateway Sports and Entertainment Complex (the "Complex") in downtown Cleveland. The Complex is the product of cooperation and planning among the Gateway Economic Development Corporation of Greater Cleveland, an Ohio nonprofit corporation ("Gateway"), the City of Cleveland (the "City"), Cuyahoga County, Ohio (the "County"), the Cleveland Cavaliers (the "Cavs"), a National Basketball Association franchise, and the Company. The Complex contains Jacobs Field, which is leased to the Company, and Gund Arena, which is home of the Cavs, the Cleveland Lumberjacks, a professional minor league hockey team, and the Cleveland Rockers, a women's professional basketball team.

  JACOBS FIELD

     General. Jacobs Field, completed in 1994, was designed as a premier, baseball-only facility offering a fan-friendly, intimate environment. Jacobs Field combines modern stadium design and amenities with many features evoking historic Major League Baseball ballparks. For example, Jacobs Field's outfield dimensions are irregular, like many older ballparks, and it features a 19 foot left field wall reminiscent of Fenway Park's "Green Monster." Jacobs Field also has some of its own signature features, such as the "home run porch," an open area located behind the left field foul pole available to fans who purchase standing room only tickets. Jacobs Field also features a high-tech, electronic left field scoreboard incorporating a large screen television that airs highlights and promotional features during breaks in the on-field action. Fans visiting concession and merchandise stands during the game can keep track of the game by viewing one of the approximately 700 television monitors located throughout Jacobs Field.

     Private Suites and Party Suites. Jacobs Field has 132 private suites which include a living area, wet bar and private bathroom, and covered seating with a premium view of the game. Of the total suites, 98 are leased by the Company to guests for four- and five-year terms, 24 are leased on a ten-year, prepaid basis and ten suites are reserved for Club use. Depending on the size of the suite, each leaseholder must purchase at least eight to 12 tickets, with the option to purchase up to four additional tickets for each home game. Suite guests may purchase a wide range of catered, buffet-style meals during each game. The lease entitles suite guests access to the Club Seat Lounge, a full-scale bar and lounge located inside the ballpark directly behind the club seats which contains a full-service bar, food court and televisions providing a close-circuit broadcast of the game. Jacobs Field also contains three party suites, each with a seating capacity of 40, which are rented for single games.

     Club Seats. Club seats offer larger seats, service of an extended menu of concessions and access to the Club Seat Lounge. Like the private suites, club seats are leased for various terms. A club seat lease gives the holder the right to the club seat amenities, which include access to the Club Seat Lounge, in-seat food and beverage service during the game and the right to buy a club seat ticket for each home game.

     The Terrace Club. Jacobs Field houses the Terrace Club, a full-service restaurant with a windowed, terraced view of the playing field. Club members pay an annual membership fee which entitles them to the right to book reservations for meals before or during each game. The Terrace Club is open to the public for lunch (except on days when the Indians have an afternoon home game). The Terrace Club, as well as a catering service, is available for private parties.

     Executive Offices. Jacobs Field also houses the Company's executive offices.

  CHAIN OF LAKES PARK

     The Indians' spring training facility is located in Winter Haven, Florida, and spring training home games are played at Chain of Lakes Park. The Indians relocated spring training to Winter Haven in 1993, after more than 40 years in Tucson, Arizona. In addition to providing the Indians with modern, well-maintained training facilities, Winter Haven is located in proximity to the spring training facilities of many other Major League clubs. This allows the Indians' players to sharpen their skills against a wide variety of Major League opponents, and enhances the Club's ability to assess the skills of the Indians' players and minor league prospects. Winter Haven is located less than an hour's drive from the cities of Tampa and Orlando, which facilitates visits to the Indians' spring training facilities by Northeastern Ohio fans. Pitchers and catchers report to spring training the third week of February and exhibition games begin in late February and continue through the end of March. The Company employs a full-time manager to oversee the operations of Chain of Lakes Park. The facility is owned by the city of Winter Haven and is available to the Company through October 31, 2003. The Company has four options to renew the use agreement for five-year terms. Revenues derived from sources similar to those derived at Jacobs Field, including ticket sales, concessions, advertising and media rights, are allocated between the Company and Winter Haven.

  OPERATING AGREEMENTS AND LEASES

     Gateway Agreements. The Company and Gateway are parties to various agreements relating to Jacobs Field. Gateway leases to the Company the ballpark land and improvements pursuant to a Lease Agreement which excludes the baseball playing field and improvements thereon. The playing field portion of Jacobs Field is leased to the Company pursuant to a Ground Lease Agreement for which the Company pays nominal rent. Management of the ballpark facility is governed by a Management Agreement, while the rights and obligations of the parties regarding the common areas of the Complex are governed by a Common Area Maintenance Agreement. (The Lease Agreement, Ground Lease, Management Agreement and Common Area Maintenance Agreement are collectively referred to as the "Gateway Agreements.")

     Under the Gateway Agreements, the Company has the exclusive right to use the baseball facility to host Major League Baseball games and to conduct related activities. The Company also has the right to sponsor special events at Jacobs Field. The Company is obligated to play all of its home games, including playoff games, at Jacobs Field and is prohibited from transferring the Indians franchise to any location other than Jacobs Field or making any application to MLB for approval of such a transfer.

     Gateway is responsible for all routine maintenance and capital repairs of the baseball facility under the Ground Lease. However, pursuant to the Management Agreement, Gateway has assigned to the Company the responsibility to perform routine maintenance and pay for all costs and expenses related thereto. Gateway has retained responsibility for performance of and payment for all capital repairs. Capital repairs include work required to repair, restore or replace facility components, such as heating and air conditioning units, carpeting, scoreboards, field lighting bulbs and worn-out seats.

     The Management Agreement grants the Company the exclusive right to manage and operate Jacobs Field for an annual fee. The fee is equal to the sum of (i) one-third of any net main scoreboard advertising revenue in excess of $1,500,000 (adjusted each year for inflation) and (ii) one-quarter of any net special event revenue. Fees paid to Gateway pursuant to the Management Agreement were $193,000 in 1997, $78,951 in 1996 and $79,000 in 1995. Under the Management Agreement, the Company is entitled to the exclusive right to operate all ballpark concessions, including operation of the Terrace Club and catering for the private suites and club seats, and is entitled to all revenues therefrom. The Company also has the exclusive right to sell and lease space for, and enter into agreements regarding, advertising in and around Jacobs Field. Gateway has the right to conduct special events at Jacobs Field if certain conditions are met, including establishing to the satisfaction of the Company that the event would not render the playing field unsuitable for the playing of baseball.

     The Gateway Agreements (excluding the Ground Lease) terminate upon the sooner of (i) the end of the year in which the 20th full season is played or
(ii) the retirement or discharge of all the stadium revenue bonds. The term of the Ground Lease is for 40 years following the initial season. Following termination of the Agreements, the Company must surrender the ballpark facility to Gateway. The Ground Lease and the Lease Agreement do not provide for an option by the Company to renew the agreement upon their expiration. Nevertheless, the Company believes it will be able to enter into a new lease agreement for the facility in 2014 under commercially reasonable and competitive terms. Pursuant to the Ground Lease, the Company has a leasehold interest in the playing field and the improvements thereon until the year 2034 and has received assurances from the City and County that they will commence discussions with the Company regarding a new lease agreement for Jacobs Field two years before the current lease has expired.

     Naming Rights Agreement. Gateway, the City, the County, the Company and Mr. Jacobs entered into a Naming Rights Agreement regarding the naming of the ballpark which expires in 2013. In March 1998, Mr. Jacobs assigned all of his interests in the Naming Rights Agreement to the Company.

COMPETITION

     The Indians compete with other sports, entertainment and recreational activities for entertainment and advertising dollars. During portions of its season, the Indians experience competition from professional basketball (the Cavs and the Rockers) and professional minor league hockey (the Cleveland Lumberjacks). Moreover, the City of Cleveland is currently building a new football-only stadium. If certain conditions are met, the NFL will be obligated to provide to the City an NFL franchise by the fall of 1999. This team is expected to use the established and popular name and heritage of the former Cleveland NFL franchise, the Cleveland Browns, and will likely have loyal fan support from its inception. The Indians also compete for attendance and advertising revenue with a wide range of other entertainment available in Northeastern Ohio. The Indians compete with other MLB teams to obtain the services of available players.

EMPLOYEES

     As of March 31, 1998, the Company employed 321 baseball personnel (including 228 players) and 126 non-baseball personnel on a full-time basis. The Company also employs approximately 2,000 part-time personnel, including ushers, novelty sales people, vendors and statisticians. At March 31, 1998, approximately 750 of the Company's part-time employees, in addition to players on the major league roster, were members of labor unions. The Company considers relations with its employees to be good.

LITIGATION

     The Company and MLB are involved in various lawsuits arising in the ordinary course of business. Management does not believe that the outcome of these matters will have a material adverse effect on the Company's financial condition, results of operations and cash flows.

                             MAJOR LEAGUE BASEBALL

TEAMS

     Major League Baseball is comprised of 30 baseball clubs. The Arizona Diamondbacks and the Tampa Bay Devil Rays are expansion clubs that are competing for the first time in the 1998 season. MLB clubs belong to either the American League or the National League. Each league currently has three divisions: the East, West and Central. Beginning with the 1998 season, the clubs are aligned as follows:

                                  AMERICAN LEAGUE
------------------------------------------------------------------------------------
AMERICAN LEAGUE EAST           AMERICAN LEAGUE CENTRAL          AMERICAN LEAGUE WEST
---------------------          -----------------------          --------------------
Baltimore Orioles              Chicago White Sox                Anaheim Angels
Boston Red Sox                 Cleveland Indians                Oakland Athletics
New York Yankees               Detroit Tigers                   Seattle Mariners
Tampa Bay Devil Rays           Kansas City Royals               Texas Rangers
Toronto Blue Jays              Minnesota Twins

                                  NATIONAL LEAGUE
------------------------------------------------------------------------------------
NATIONAL LEAGUE EAST           NATIONAL LEAGUE CENTRAL          NATIONAL LEAGUE WEST
---------------------          -----------------------          --------------------
Atlanta Braves                 Chicago Cubs                     Arizona Diamondbacks
Florida Marlins                Cincinnati Reds                  Colorado Rockies
Montreal Expos                 Houston Astros                   Los Angeles Dodgers
New York Mets                  Milwaukee Brewers                San Diego Padres
Philadelphia Phillies          Pittsburgh Pirates               San Francisco Giants
                               St. Louis Cardinals

REGULAR SEASON AND POST-SEASON PLAY

     During the regular season, which typically begins in early April and extends to late September, each MLB team is scheduled to play a total of 162 games. Half of the games are played at home and half are played away. For the most part, a club competes against other clubs in the same league during the regular season. However, interleague play was introduced during the 1997 season and each club played 15 games against teams from the corresponding division in the other league (16 games for the Western Division in each league). Interleague games for the 1998 season have been scheduled in a similar manner. Interleague play is scheduled to expire after the 1998 season, unless further extended by agreement of the clubs and the Players Association.

     At the end of the regular season, four clubs from each league compete in the Division Series. The clubs with the best season record in each division and the club in each league with the best season record of the remaining clubs in the respective league play a best-of-five series. The two winners of the Division Series in each league then compete against each other in the League Championship Series. Each League Championship Series is a best-of-seven series. The resulting American League Champion and National League Champion play in the World Series, which is a best-of-seven series.

MLB GOVERNANCE

     The Major League Baseball clubs are organized into two leagues, the American League, which has 14 members, and the National League of Professional Baseball Clubs (the "National League"), which has 16 members. Each league is governed by its own Constitution. The leagues and their members are parties to a Major League Agreement, which establishes the Office of the Commissioner (the "Commissioner") and governs matters concerning MLB clubs (including voting rules, dispute resolution and administration). The members of each league elect the Commissioner, whose functions include serving as the chief executive officer of MLB, investigating complaints regarding MLB and regulating the conduct of teams, owners, coaches and players. The Commissioner has the power to impose sanctions, including fines and suspensions, for violations of MLB rules. The Major League Agreement also establishes an Executive Council, consisting of the

Commissioner, the presidents of each league and four team representatives from each league, which has jurisdiction over various other matters, including the promotion of baseball and investigations into possible changes in how the game is played. Mr. Jacobs currently serves on the Executive Council.

     The position of Commissioner has been vacant since September 1992. During periods of vacancy, the Major League Agreement provides that the Executive Council is responsible for discharging the duties of the Commissioner. During this period, Allan H. "Bud" Selig, owner of the Milwaukee Brewers and Chairman of the Executive Council, has performed the day-to-day duties otherwise conducted by a sitting Commissioner.

     Under the terms of the Major League Agreement, various levels of member approval are required under certain circumstances, including in connection with the sale or relocation of a member. The Major League Agreement provides that members are prohibited from resorting to the courts to enforce or maintain rights or claims against other members, and all disputes must be submitted to the Commissioner for his determination, and such determination, when rendered, is final and binding. However, courts have not always dismissed lawsuits filed by members naming the leagues or their members as defendants. Accordingly, there can be no assurance that the Company will not be named as a defendant in lawsuits involving other MLB teams.


     The Indians play in the American League and are subject to its Constitution. The Constitution establishes a board of directors that generally supervises and manages the affairs and business of the league. The board consists of six league members and rotates membership, with two board members retiring and two board members coming on each year. Each member serves on the board for a three-year term and is off of the board for a four- or five-year period before returning. The President of the American League has governance and executive duties over the American League. The President is sole arbitrator over disputes among American League members and has final and binding determination regarding such matters. The current President of the American League is Dr. Gene
A. Budig.


RESTRICTIONS ON OPERATIONS

     MLB requires that the Company submit to the Commissioner for approval, which may be withheld in the Commissioner's sole discretion, any agreement that might affect control of the team prior to execution of that agreement. Such agreements specifically include loan agreements, ballpark leases, television and radio rights agreements, concession agreements and any other agreement on any subject with a potential duration of five years or more. These agreements cannot be signed prior to the Commissioner's approval even if they, by their terms, are subject to such approval. Furthermore, should the Company decide or be required to relocate the Indians to another city, at least a 75% vote of the American League members, and a majority vote of the members of the National League, must be obtained. If the relocation is to a city located within the same geographic area as an existing National League franchise, the minimum requisite affirmative vote of the National League members increases to 75%. The Governing Documents require that the Company be a single-purpose entity. Should management determine that it is beneficial to the Company to expand into other business areas, the expansion plan must be reviewed and approved by the Commissioner prior to being put into effect. The Governing Documents limit the amount of debt that may be secured by the assets of, or ownership interests in, an MLB club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club (or shareholder) under certain circumstances, including upon an event of default or foreclosure. MLB or the American League could in the future adopt different or additional restrictions which could adversely affect the shareholders.

CONTROL REQUIREMENT AND OWNERSHIP RESTRICTIONS

     The Ownership Guidelines require that Mr. Jacobs (or a group of no more than 20 individuals) maintain at least a 10% economic interest in the Company and at least 90% voting control of the Company at all times. Upon completion of the Formation Transactions and the Offering, Mr. Jacobs' beneficial ownership of Class B Common Shares will satisfy both the economic interest and voting control requirements of the Ownership Guidelines. See "Risk Factors--Control by Richard
E. Jacobs; Voting Rights" and "Formation Transactions."

     Any transfer of a controlling interest in a club must be submitted for review to an MLB ownership committee and requires approval by 75% of the members of the American League and a majority of the members of the \National League. In addition, each MLB club must designate an individual who is accountable to the Office of the Commissioner for the Club's operation and its compliance with MLB rules and who is responsible for and empowered to make all club decisions. This requirement must be satisfied regardless of whether a club is owned in corporate or partnership form, and a change in the designated person constitutes a control interest transfer under the Governing Documents and, therefore, requires league approval. Mr. Jacobs serves in this capacity for the Indians.

     The Governing Documents contain limitations on the ownership by clubs and their owners, shareholders, officers, directors and employees of stock and other financial interests in other MLB clubs. In particular, any person acquiring more than a 5% interest in a publicly-traded entity that owns a club must obtain approval of the Commissioner before making such acquisition. To ensure the Club's compliance with the Governing Documents, the Company's Amended and Restated Articles of Incorporation provide that no person (other than Mr. Jacobs) may beneficially own 5% or more of the Class A Common Shares without first receiving written approval from the Office of the Commissioner. The Amended and Articles of Incorporation also require any person owning 5% or more of the Class A Common Shares to submit at the Company's request a statement stating such information as the Company may request in order to ensure compliance with the Articles of Incorporation and the Governing Documents. Failure by a holder of Class A Common Shares to comply with these provisions may result in a forced sale of such holder's interest or the repurchase of such interest by the Company. The Company's Amended and Restated Articles of Incorporation provide that the Company may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of 5% or more of the Company's shares without the approval of MLB. These provisions will be summarized in a legend on each certificate issued evidencing Class A Common Shares.

AMERICAN LEAGUE ASSESSMENTS

     Each club in the American League is required to pay an annual assessment to the American League based on gate receipts net of local ticket taxes, if any. In recent years, the assessment has ranged from 2.5% to 3.5%. In 1997, the assessment was 3.25%, and the Company paid $1.6 million to the American League.

POST-SEASON GATE RECEIPTS ALLOCATIONS

     The Governing Documents and the Collective Bargaining Agreement govern the allocation of gate receipts attributable to post-season play. The terms of the allocation depend on whether the Players Association decides to exercise its option to extend the Collective Bargaining Agreement for the 2001 season. If the agreement is extended, 60% of the total gate receipts of the first three games of the Division Series will be allocated to a players' pool. The remaining receipts from those games, and 100% of the gate receipts from the fourth and fifth games, if played, are split between the two competing teams net of the applicable league assessment. If the Players Association's option is not exercised, 80% (instead of 60%) of such receipts will be allocated to the players' pool for the 1997 through 2000 seasons. Until it is known whether or not the option is exercised, the amount representing the difference between 60% and 80% of such receipts is distributed by MLB to each team annually on a pro rata basis. Each team is obligated to maintain a fictional account for such amount plus interest, and if the option is not exercised, each team will be required to distribute the amount in that account to the Players Association following the 2000 season. The Company has $96,922 allocated under the fictional account as of the end of the 1997 season.

     In the League Championship Series, 60% of the gate receipts of the first four games are allocated to the players' pool and 40% of such receipts are allocated to the competing teams. The gate receipts from the remaining games, if any, are allocated according to each league. The American League allocates such receipts equally between the competing teams, net of the American League assessment. For the World Series, 60% of the gate receipts from the first four games is paid to the players' pool, 15% is allocated to the Office of the Commissioner and the remainder is split between the competing teams and their respective leagues. Fifteen percent of gate receipts from the remaining games, if any, are allocated to the Office of the Commissioner and the remainder is divided in four equal shares among the competing teams and their respective leagues.

COLLECTIVE BARGAINING AGREEMENT

     In the Fall of 1996, Major League Baseball Clubs and the Players Association reached agreement with respect to a Collective Bargaining Agreement. The Agreement became effective on January 1, 1997 and, with respect to certain provisions, was retroactive to the 1996 season. The Agreement expires on the later of October 31, 2000 or the day following the last game of the 2000 World Series, except that the Players Association has the unilateral option to extend the Agreement to October 31, 2001 or the day after the last game of the 2001 World Series, whichever is later. In addition, if antitrust legislation jointly proposed by the MLB clubs and the Players Association is not enacted by December 31, 1998, the Agreement is extended until December 31, 2000 with the Players Association retaining the one-year option to extend through October 31, 2001. The Collective Bargaining Agreement introduced a new revenue sharing system and implemented, for the first time, interleague play and a luxury tax on club payrolls.

     Revenue Sharing. The MLB clubs participate in a revenue sharing system, which was significantly overhauled as part of the Collective Bargaining Agreement. The revenue sharing system, which was retroactively effective for the 1996 season, is being phased in over a five-year period and will be fully implemented in the 2000 season. The revenue sharing rate, which applies to a club's net local revenue, was 12% in 1996 and 1997 and will be 16% in 1998, 17% in 1999 and 20% in 2000. Net local revenue is defined in the Collective Bargaining Agreement as all revenue received by a team or a related party excluding any centrally-generated revenues of the club that are administered by MLB, such as revenues from the Major Leagues Central Fund and MLB Properties. In determining net local revenue, a club may deduct any expenses directly attributable to stadium operations and certain other specified expenses. For 1998 and beyond, each club contributes the applicable percentage of its net local revenue to a pool. Once the pool is accumulated, 75% of it is re-distributed to the clubs equally on a pro rata basis. The remaining 25% is distributed to teams whose total revenue was below the average revenue for all clubs based on the extent to which that team's revenue was below the average. The Florida Marlins and the Colorado Rockies, as expansion teams, were exempt from the revenue sharing system for the 1996 and 1997 seasons, but both teams will participate in revenue sharing for the 1998 season. The Tampa Bay Devil Rays and the Arizona Diamondbacks are currently exempt from revenue sharing and will not participate until the 2000 season. The Company was a payor under the revenue sharing system for the 1997 season and estimates that its final contribution will be $7.2 million.

     Luxury Tax. The luxury tax first introduced in the Collective Bargaining Agreement became effective at the beginning of the 1997 season. A club that has an actual club payroll for a season above a specified threshold minimum for that season may be subject to the luxury tax, but the threshold minimum is adjusted so that no more than five teams are required to pay the luxury tax in any season. The adjusted threshold minimum was $55.6 million for 1997, and, unless further adjusted, will be $59.9 million for 1998 and $64.2 million for 1999. Actual club payroll is determined by adding the total compensation cost including cost of benefits, signing bonuses, performance bonuses and deferred compensation for each player the club has under a major league contract. Compensation amounts guaranteed under multi-year contracts are reported on the basis of an average annual value. The luxury tax rate for 1997 and 1998 is 35% and 34% for 1999. There is no luxury tax imposed in the 2000 season. The amount that is taxed is the difference between a club's total actual payroll and the threshold minimum. Proceeds collected from the luxury tax are used to fund revenue sharing or the Industry Growth Fund, which has a stated objective of promoting the growth of baseball throughout the world by enhancing fan interest and increasing the sport's popularity. In 1997, the Indians paid $2.1 million pursuant to the luxury tax.

     Salary Arbitration and MLB Free Agency. Certain player rights provided in the Collective Bargaining Agreement are determined by credited major league service. A player is credited for a day of major league service for each day of the baseball season that he is on a club's active roster. A total of 172 days of major league service constitutes a year. Under the Collective Bargaining Agreement, any club, or any player with a total of three or more (but less than six) years of major league service, may submit the issue of that player's salary to final and binding arbitration without the consent of the other party upon expiration of his then current contract. Those players with more than two years but less than three years of major league service are also eligible for arbitration if they fall within the top 17% of such players based on major league service. When a player completes six years of major league service and the term of his then current contract has expired, he becomes eligible for free agency. An eligible player may elect to become a free agent with respect to the following season by giving notice to the Players Association within a 15-day period beginning on the later of October 15 or the day following the last game of the World Series. Generally, once a player is a free agent, he has the right to negotiate and contract with any MLB club subject to his former team's right to offer, prior to December 7, to sign the free agent and arbitrate the contract salary amount. If the former club does not offer to arbitrate or the free agent does not accept the offer, the former club loses its rights to negotiate with or sign the free agent until the succeeding May 1. Clubs are compensated with draft choices if a ranking free agent signs with another club prior to December 7 or after his former club's offer to arbitrate. Additionally, a player who has at least three years of major league service and whose contract is assigned outright to a minor league team or a player whose contract is being assigned outright to a minor league team for the second or any subsequent time, may reject the assignment and elect free agency. Prior to eligibility for arbitration, a player's salary may be established by the club subject to the MLB minimum base salary and maximum reduction rules.

MAJOR LEAGUE RULES

     The MLB clubs operate under the Major League Rules (the "Rules"). The Rules govern matters including drafting, signing and trading players, the minor league system and team and player conduct.

     MLB Draft System. Professional baseball conducts an annual draft of first year players referred to as the "Rule 4" draft each June. Eligible players are limited to those players who reside in the United States, Canada, Puerto Rico and other United States territories or possessions and who have not previously contracted with a major league or minor league club. A player eligible for the draft may be signed only after the selection meeting. The draft is limited to 50 rounds. The order of selection is based on the prior season overall win-loss record in the respective league excluding post-season games. Selections alternate between American League and National League clubs. The first selection is made by an American League club in odd-numbered years and by a National League club in even-numbered years.

     Signing Players. A club has the exclusive right to contract with the players it selects in the Rule 4 draft for a period of one year following the draft, subject to MLB's signing rules. If the drafting club has not signed the player, he may be eligible for the next Rule 4 draft. Generally, a player who is a high school student in the United States (including Puerto Rico and other United States territories and possessions) or Canada is not eligible to enter into a professional baseball contract during any period he is eligible to participate in high school athletics. Generally, once a player has attended a college class he is not eligible for selection in the draft again until he has completed his junior year or has withdrawn from college and remained out of college for a period of 120 days. A player who is not eligible for the draft because he is not a resident of the United States or Canada must be 17 years of age at the time of signing or will attain 17 years of age prior to the later of September 1 or the last day of the season for which the player has contracted.

     All player contracts for major league and minor league service are uniform agreements and there is a minimum salary for each level of play. Major league and minor league contracts can include certain additional provisions that establish performance incentives and provide benefits to the player. Generally, players selected by a club initially enter into a contract for minor league service. After three or four seasons in the minor leagues, depending on the player's age at the time he is drafted, if a player has not been put on a club's major league team 40-man roster, he is eligible to be selected by another major league club for its major league roster pursuant to the "Rule 5" draft. The Rule 5 draft is held each December. If a club selects a player in the Rule 5 draft, the selecting club must keep the player on its active 25-man roster for the entire next season. If the player is not kept on the active roster, the selecting club must obtain waivers from all other MLB clubs and offer the player back to his original team before the player may be assigned to a minor league affiliate of the selecting club.

     Reserve System. Each MLB club is required to maintain and file with the Commissioner a major league reserve list and a minor league reserve list for each of its minor league affiliates. A player on a club's major league or minor league reserve list is not eligible to play or negotiate with any other major league or minor league club unless that player's contract has been terminated or assigned. A club may reserve, and retain the rights to, a maximum of 40 players for its major league club, 38 players for a Class AAA club, 37 players for a Class AA club and 35 players for each Class A club and each Rookie League club. From Opening Day until August 31 of each season, the maximum number of players allowed on a major league active list is 25 and from September 1 until the end of the season, the maximum number is 40.

     Inactive Lists. Upon application to the Commissioner, a club may request that a player unable to play because of injury or illness be placed on a disabled list for a minimum period of 15 or 60 days based on the severity of the ailment. Players on the 15-day list count against the reserve list, but not against the active list, while players on the 60-day list do not count against either the reserve or active list. Players may be put on the voluntarily retired, restricted, disqualified or ineligible list and do not count against the reserve or active lists. Players put on the suspended list by the Commissioner count against both the active and reserve lists.

     Termination of Player Contracts. A club may unconditionally release a player from a major league contract at any time, subject to the player's contractual right to termination pay, if the Club has received waivers of that player's contract from all the other major league clubs. A waiver is permission granted for certain assignments or unconditional release of a major league player. Any other major league team may claim the player's contract for $1 if unconditional release waivers are requested. Once claimed, a released player has the option of terminating his contract or accepting the assignment to the major league team claiming such player. If more than one team in the same league makes a waiver claim, the contract will go to the club with the lowest standing in the win-loss records. If claims are made by clubs in different leagues, the contract will go to a club in the same league as the releasing club.

     Assignment of Player Contracts. A team may assign a player's contract to another major league club (for example, in connection with a trade with that club) or a minor league club subject to certain rights of the player and other clubs.

     A player with at least five years of major league service may not be assigned to a minor league club without his written consent. A player with at least five years of major league service at the time of the assignment of his contract and whose contract covers the next succeeding season, may elect, at the conclusion of the season following the assignment, that his contract be assigned to another major league club and he may specify not more than six clubs that are unacceptable to him for such assignment. If the club fails to assign the contract in accordance with the player's request, the player is eligible to become a free agent. Once a player's contract has been assigned pursuant to that player's request, he does not have the right to require another assignment or become a free agent until he has completed another three years of service. During the period beginning August 1 and ending on the last day of the season, waivers from other clubs must be obtained prior to any assignment to another major league club. A player with at least ten years of major league service, the last five of which have been with one club, may not be assigned to any club without his written consent.

     A major league player's contract may be assigned to a minor league club with options to recall that player for up to three seasons without obtaining waivers. Waivers are required for an optional assignment to the minor leagues if the player has three or more years of major league service. A club may only have an optional agreement in place for a player for three seasons, and the maximum number of optional agreements that any club can have in effect at one time is 16.

     If a major league club proposes to remove a player from its 40-man roster by making an outright assignment of that player's contract to a minor league team or to cancel a right to recall a player under an existing optional agreement, waivers are required. If a club is awarded the assignment of a contract pursuant to that club making a waiver claim, the consideration to be paid to the assignor club is established by agreement between the clubs, but may not be less than $20,000.

MLB PROPERTIES

     Major League Baseball Properties ("MLB Properties") was established in 1966 and markets and manages the licensing of the names, logos, uniforms, mascots, stadium names and other trademarks and intellectual property rights ("Marks") of all MLB clubs, the American League, the National League, MLB and MLB's special events (including All-Star and post-season games). Each club owns its own Marks and has appointed MLB Properties as its exclusive agent to license its Marks. Each club has the right to operate club-owned stores within a 200-mile radius of the team's home field. All of the Company's Indians Team Shops are located within the prescribed area. MLB Properties conducts licensing activities worldwide and enters into agreements to permit use of the Marks with corporate sponsors and manufacturers of retail products and media publishers and producers. MLB Marks are incorporated into advertising campaigns, featured in clothing and novelties and used in videos, motion pictures and print media. In addition to promoting MLB and MLB clubs, the activities of MLB Properties generate a significant amount of revenue. After payment of an agency commission to MLB Properties, the net revenues are distributed equally among the MLB clubs.

MAJOR LEAGUES CENTRAL FUND

     The Major Leagues Central Fund serves as a receipt and disbursement fund for certain transactions that are shared by the 30 MLB clubs. The Major Leagues Central Fund's primary sources of funds are national television (broadcast and cable) and radio broadcasting revenue. The Major Leagues Central Fund's excess of revenue over expenses is distributed to the clubs or used for specific purposes, as approved by the clubs.

     Currently, the Commissioner, as agent for the MLB clubs, has agreements with each of Fox Broadcasting Company, Fox Sports Net and The National Broadcasting Company, Inc. for the telecasting of Major League Baseball games through the 2000 season and agreements with ESPN, Inc., and Turner Broadcasting System, Inc. through the 2002 season. The agreements provide for the telecasting of a specified number of regular season games, the All-Star Game, the Division Series, the League Championship Series and the World Series.

     MLB has an agreement with ESPN Radio for broadcasting Major League Baseball games through the 2002 season. The agreement provides for the broadcasting of regular season games, the All-Star Game and post-season games. In addition, MLB clubs that have broadcast agreements with, or cable distribution through, cable "superstations" are obligated to contribute a portion of the revenues derived from those agreements to the Major Leagues Central Fund.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors, proposed directors and executive officers of the Company. The Board of Directors currently consists of two members, Richard E. Jacobs and Martin J. Cleary. The Company will expand the Board of Directors on or prior to completion of the Offering to five members to include Robert W. Brown, M.D., Edward G. Ptaszek, Jr. and William B. Summers, Jr. The directors named below have been or will be elected to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified. Executive officers of the Company serve at the pleasure of the Board of Directors, subject to the terms of their employment agreements.


                NAME                  AGE            POSITION WITH THE COMPANY
                ----                  ---            -------------------------
Richard E. Jacobs...................  72    Chairman of the Board,
                                            President and Chief Executive Officer
John H. Hart........................  49    Executive Vice President and General Manager
Dennis Lehman.......................  46    Executive Vice President, Business
Daniel J. O'Dowd....................  38    Vice President, Baseball Operations and
                                            Assistant General Manager
Jeffry L. Overton...................  41    Vice President, Marketing and Communications
Kenneth E. Stefanov.................  40    Vice President, Finance
David W. Pancoast...................  56    Secretary
Anthony W. Weigand..................  61    Treasurer
Martin J. Cleary....................  62    Director
Robert W. Brown, M.D................  73    Proposed Director
Edward G. Ptaszek, Jr...............  47    Proposed Director
William B. Summers, Jr..............  47    Proposed Director


     Biographical information with respect to the Company's executive officers, other than Mr. Pancoast and Mr. Weigand, is set forth under the heading "Business -- Business Operations -- Ownership and Management." Biographical information concerning the Company's directors, proposed directors, Mr. Pancoast and Mr. Weigand is set forth below.

     Richard E. Jacobs is Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Jacobs has been Chairman of the Board, Chief Executive Officer and President of CBC, the general partner of the Partnership, and has been the controlling owner of the Indians since 1986. Mr. Jacobs is also Chairman of the Board and Chief Executive Officer of The Richard E. Jacobs Group Inc., a real estate management and development company ("The Jacobs Group").

     Martin J. Cleary has been Vice Chairman of The Jacobs Group since January 1998. From 1981 to January 1998 he was President and Chief Operating Officer of The Jacobs Group.

     David W. Pancoast has been General Counsel and Secretary of The Jacobs Group since 1992.

     Anthony W. Weigand has been Vice President and Treasurer of The Jacobs Group since 1975. From 1975 to December 1997 he was also Chief Financial Officer of The Jacobs Group.

     Robert W. (Bobby) Brown, M.D., has been retired since 1994. From 1984 to 1994 he served as President of the American League. Prior to serving as President of the American League, Dr. Brown had a distinguished career as a cardiologist. Dr. Brown is a former MLB player.

     Edward G. Ptaszek, Jr. has been a partner with the law firm of Baker & Hostetler LLP, Cleveland, Ohio since 1985. From 1978 to 1985 he was an associate with the firm. Baker & Hostetler provides legal services to the Company.

     William B. Summers, Jr. is the President and Chief Executive Officer of McDonald & Company Investments, Inc. and is Chairman and Chief Executive Officer of its wholly owned subsidiary, McDonald & Company Securities, Inc. Mr. Summers has been President of McDonald & Company Investments, Inc. since

1989 and Chief Executive Officer since 1994. He served as President of McDonald & Company Securities, Inc. from 1989 to 1995.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     Upon completion of the Offering, the Company's Board of Directors will have an Audit Committee. The Company's Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and nonaudit fees, review the independent public accountants' letter of comments and management's responses, review the adequacy of the Company's internal accounting controls and review major accounting or reporting changes contemplated or made. The members of the Audit Committee will be Messrs. Cleary, Ptaszek and Summers.

INDEMNIFICATION

     The Company's Code of Regulations provides for the indemnification of directors and officers of the Company to the maximum extent permitted by Ohio law, and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director of the Company upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director is entitled to indemnification.

     The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements generally: (i) confirm the existing indemnity provided to them under the Company's Code of Regulations and assure that this indemnity will continue to be provided; (ii) provide that if the Company does not maintain directors' and officers' liability insurance, the Company will, in effect, become a self-insurer of the coverage; (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director, officer, employee, or agent of the Company or at the request of the Company as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise; and (iv) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided the executive officer or director agrees to reimburse the Company for that advancement if it is ultimately determined that the executive officer or director is not entitled to indemnification for that proceeding under the agreement. Coverage under the agreements is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) if a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violation of Section 16(b) of the Securities Exchange Act of 1934 or similar provisions of any federal, state, or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (E) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee, or agent of the Company or its subsidiaries (but in no event earlier that the time such entity became a subsidiary of the Company); or (F) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification agreement.

     The Company maintains a directors' and officers' liability insurance policy which insures the officers and directors of the Company from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Company.

COMPENSATION OF DIRECTORS

     Each member of the Company's Board of Directors who is not also an employee of the Company receives an annual fee of $15,000 for serving as a director of the Company and a fee of $1,000 for each Board meeting and committee meeting attended. The Company has established a Directors' Deferred Compensation Plan pursuant to which each non-employee director may elect to defer up to 100% of annual and meeting fees to be paid by the Company. Amounts deferred are converted into units equivalent to the Class A Common Shares such that the value of a participant's account will fluctuate based on the market price of the Class A Common Shares. Directors who are also employees of the Company do not receive any additional compensation for their services as directors. The Company reimburses out-of-pocket expenses incurred by all directors in connection with attending Board and committee meetings.

     In connection with the Offering, the Company will grant to each non-employee director options to purchase 15,000 Class A Common Shares at an exercise price equal to the initial public offering price. The options will vest in three equal annual increments beginning one year after the date of grant and will expire ten years after the date of grant.

EXECUTIVE COMPENSATION

     The following table sets forth the annual base salary expected to be paid to the chief executive officer and the other four most highly compensated executive officers of the Company (each a "Named Executive Officer") during 1998.

                NAME                            PRINCIPAL POSITION              BASE SALARY
                ----                            ------------------              -----------
Richard E. Jacobs....................  Chairman of the Board,
                                       President and Chief Executive Officer     $700,000
John H. Hart.........................  Executive Vice President and General
                                       Manager                                   $600,000
Dennis Lehman........................  Executive Vice President, Business        $300,000
Daniel J. O'Dowd.....................  Vice President, Baseball Operations
                                       and Assistant General Manager             $300,000
Jeffry L. Overton....................  Vice President, Marketing and
                                       Communications                            $225,000

STOCK OPTION PLAN

     The Company's Board of Directors has adopted a Long-Term Incentive Plan (the "Stock Option Plan"). The purpose of the Stock Option Plan is to enable the Company to attract, retain and reward key employees of the Company and its affiliates and members of the Board of Directors of the Company and to strengthen the mutuality of interest between such key employees and the Company's shareholders. Grants of incentive or nonqualified share options, restricted shares, share appreciation rights in tandem with options ("SARs"), other share-based awards or any combination thereof, may be issued under the Stock Option Plan to officers and key employees of the Company, including employees of the Partnership, who are responsible for or contribute to the management, growth or profitability of the business of the Company and its affiliates. The Board of Directors administers the Stock Option Plan and is responsible for determining the type, amount and timing of grants and awards. The Company has reserved 700,000 Class A Common Shares for issuance under the Stock Option Plan. No participant in the Stock Option Plan may be granted stock options or other share awards in any calendar year for more than 100,000 shares. The share limitations, shares reserved and the terms of outstanding awards will be adjusted, as the Board of Directors deems appropriate, in the event of a share dividend, split or other change in the corporate structure of the Company affecting the shares.

     The term of each option granted under the Stock Option Plan will not exceed ten years from the date of grant. The Board of Directors may grant tandem SARs to any person granted an option under the Stock Option Plan. Each tandem SAR will represent the right to receive, in cash or shares as the Board of Directors determines, a distribution in an amount equal to the excess of the fair market value of the option shares (to which the SAR corresponds) on the date of exercise over the exercise price for those shares. Each tandem SAR expires at the same time as its corresponding option. The exercise of an option will result in an immediate forfeiture of its corresponding SAR, and the exercise of an SAR will cause an immediate forfeiture of its corresponding option. The Stock Option Plan provides that all options and tandem SARs will become exercisable on a change in control (as defined in the Stock Option Plan) of the Company.

     The Board of Directors may award Common Shares under the Stock Option Plan and may place restrictions on the transfer or defer the date of receipt of those shares. Each award will specify any applicable restrictions or deferral date, the duration of those restrictions, and the time at which the restrictions lapse. Participants may be required to deposit shares with the Company during the period of any restrictions.

     The Stock Option Plan provides for vesting, exercise or forfeiture of rights granted under the Stock Option Plan on death, disability, termination of employment or a change of control. The Board of Directors may modify, suspend or terminate the Stock Option Plan as long as it does not impair the rights of any participant.

     Upon completion of the Offering, the Company expects to grant to employees of the Company options to purchase not more than 220,000 Class A Common Shares with an exercise price equal to the initial public offering price, including options for the Named Executive Officers as follows: Mr. Jacobs -- 0; Mr.
Hart -- 15,000; Mr. Lehman -- 15,000; Mr. O'Dowd -- 7,500; and Mr.
Overton -- 7,500. The Options will vest in three equal annual increments beginning one year after the date of grant and will expire ten years from the date of grant.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs. Hart, O'Dowd, Lehman and Overton. The term of each agreement is described in "Business -- Business Operations -- Ownership and Management." Pursuant to their respective agreements, the executives agree to devote their full time and efforts exclusively to the Company, agree not to engage in conduct which is detrimental to the Company and agree to abide by and be subject to the discipline of the Commissioner. The Company has the right to terminate an executive prior to the expiration of that executive's agreement if the executive fails to comply with the employment agreement or is fraudulent or dishonest in the performance of his duties. If an executive is terminated without cause, the agreements require the executive to seek and accept other comparable employment, either from another club or another baseball or non-baseball employer, and the amount received by the executive from such other employment, if obtained, reduces the amount the executive is owed by the Company. By their terms, the agreements are subject to and are governed by all applicable rules and regulations of Major League Baseball and the American League.

     Each agreement establishes an annual salary for each year of the term of the agreement, including the option years. The salaries for each of the executives for 1998 are set forth under "-- Executive Compensation." The agreements provide for specified salary increases over the terms of the agreements. In addition, the agreements provide for varying bonuses based on the achievement of specified Company objectives. The agreements permit the executives to elect to defer the payment of a portion of their salaries.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, upon completion of the Offering, certain information regarding the beneficial ownership of each class of the Company's Common Shares by each of the Company's (i) directors, proposed directors and Named Executive Officers, (ii) each person who is known by the Company to beneficially own five percent or more of the outstanding Class A Common Shares or Class B Common Shares, and (iii) all of the directors, and executive officers of the Company as a group.

                                        CLASS A COMMON SHARES      CLASS B COMMON SHARES       TOTAL
                                       -----------------------    -----------------------    PERCENTAGE
                                       NUMBER OF    PERCENT OF    NUMBER OF    PERCENT OF      VOTING
               NAME(1)                  SHARES        CLASS        SHARES        CLASS        CONTROL
               -------                 ---------    ----------    ---------    ----------    ----------
Richard E. Jacobs(2).................   133,200        3.2        2,281,667       99.9          99.9
Martin J. Cleary.....................     6,176          *            2,290          *             *
Robert W. Brown, M.D.................        --         --               --         --            --
Edward G. Ptaszek, Jr................        --         --               --         --            --
William B. Summers, Jr...............        --         --               --         --            --
John H. Hart.........................        --         --               --         --            --
Dennis Lehman........................        --         --               --         --            --
Daniel J. O'Dowd.....................        --         --               --         --            --
Jeffry L. Overton....................        --         --               --         --            --
All directors and executive officers
  as a group (seven persons).........   139,376        3.2        2,283,957      100.0          99.9

---------------

  * Less than one percent.

(1) Unless otherwise indicated, the listed beneficial owner has sole voting and investment power over such shares. The table assumes no exercise of the Underwriters' over-allotment option.

(2) Consists of shares held by Richard E. Jacobs as sole trustee under Declaration of Trust dated April 23, 1987 (the "Richard Jacobs Trust"), and as sole trustee of the David H. Jacobs Marital Trust (the "David Jacobs Trust"). Of the shares listed, 75% are held by the Richard Jacobs Trust, of which Mr. Jacobs is currently the sole beneficiary, and 25% are held by the David Jacobs Trust, of which the heirs of David H. Jacobs are the beneficiaries. Does not include 6,043,334 Class A Common Shares issuable to CBC (of which the Jacobs family trusts are the sole shareholders) upon exchange of limited partnership interests in the Partnership. See "The Partnership -- Limited Partner Rights."

                              CERTAIN TRANSACTIONS

     In connection with the formation of the Company in March 1998, the Jacobs family trusts, of which Richard E. Jacobs is the sole trustee, acquired 100 Common Shares of the Company for a price of $1,500. Upon the amendment and restatement of the Company's articles of incorporation to provide for two classes of Common Shares, the 100 shares became 100 Class A Common Shares.

     In connection with the Formation Transactions, the Jacobs family trusts will receive 2,281,667 Class B Common Shares, 133,100 Class A Common Shares (in addition to those described in the preceding paragraph) and $55.7 million in cash, and Martin J. Cleary will receive 2,290 Class B Common Shares, 6,176 Class A Common Shares and $55,800 in cash. Richard E. Jacobs, the sole trustee of the Jacobs family trusts, is the Chairman of the Board, President and Chief Executive Officer of the Company, and Mr. Cleary is a Director of the Company. See "Formation Transactions."

     As of the date of this Prospectus, the Partnership has borrowed an aggregate of $35.5 million under the MLB Credit Facility. Substantially all of those funds have been loaned to CBC. In March 1998, the Partnership distributed $49.2 million to its partners and CBC repaid its $35.5 million debt to the Partnership.

     Mr. Jacobs is Chairman of the Board and Chief Executive Officer of The Jacobs Group, a real estate development and management company, and Mr. Cleary, a director of the Company, is Vice Chairman of The Jacobs Group. The Company has paid The Jacobs Group for certain legal, accounting and administrative services it provided to the Company. For the years ended December 31, 1995, 1996 and 1997, the aggregate amounts paid for these services were $327,000, $335,000 and $267,000, respectively. In addition, during 1996, the Company paid $523,000 of payroll and related taxes to Ballpark Services, Inc., a company controlled by the Jacobs family trusts, for the provision of game day labor services. The Company anticipates that The Jacobs Group will continue to provide to the Company certain administrative services, including cash management, following the Offering. The Company operates four Cleveland Indians Team Shops in shopping malls owned and managed by The Jacobs Group. Pursuant to leases between the Company and affiliates of The Jacobs Group, the Company paid $194,000, $213,000 and $554,000 in 1995, 1996 and 1997, respectively. The Company believes the terms of its administrative services arrangements and its leases with The Jacobs Group are at least as favorable as those that could be obtained from an unrelated third party in an arms'-length transaction.

     Mr. Jacobs, individually and as trustee of the David H. Jacobs Marital Trust, is the guarantor of any outstanding amounts under the Company's line of credit with KeyBank. The maximum amounts outstanding during 1995, 1996 and 1997 were $5.5 million, $0 and $0, respectively.

     Edward G. Ptaszek, Jr., a proposed director of the Company, is a partner with the law firm of Baker & Hostetler LLP. Baker & Hostetler has provided legal services to the Company in the past and in connection with the Offering, and the Company expects that the firm will continue to provide such services.

     William B. Summers, Jr., a proposed director of the Company, is the Chairman and Chief Executive Officer of McDonald & Company Securities, Inc., the managing underwriter for the Offering. McDonald & Company Securities, Inc. has provided investment services to the Company in the past, and the Company expects the firm will provide such services to the Company in the future.

     Following the Offering, all transactions between the Company and its directors, officers or principal shareholders will require the prior approval of the Audit Committee of the Board of Directors.

                                THE PARTNERSHIP

     The following is a summary of the material terms of the Partnership Agreement. This summary, including the descriptions of certain provisions set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

ORGANIZATION AND MANAGEMENT

     The Partnership is organized as an Ohio limited partnership pursuant to the terms of the Partnership Agreement. The Company, as the sole general partner of the Partnership (the "General Partner"), will have full, exclusive, and complete responsibility and discretion in the management and control of the Partnership, and the limited partner will have no authority to transact business for, or participate in the management activities or decisions of, the Partnership. Any decision for the Partnership, however, to make a general assignment for the benefit of creditors, or to appoint or acquiesce in the appointment of a custodian, receiver, or trustee for all or any part of the assets of the Partnership, to take title to any property other than in the name of the Partnership, to institute any proceeding for bankruptcy, to dissolve the Partnership or to amend the Partnership Agreement, except to admit new limited partners or to reflect changes in percentage interests in the Partnership, would require the consent of the limited partner.

     Upon completion of the Formation Transactions and the Offering, CBC will be the sole limited partner of the Partnership.

TRANSFERABILITY OF INTERESTS

     The Partnership Agreement provides that the General Partner may not voluntarily withdraw from the Partnership, or transfer or assign its interest in the Partnership, except with the consent of the limited partner, after a vote amending the Partnership Agreement. CBC, as the limited partner, may transfer its interests in the Partnership without the consent of the General Partner, subject to certain limitations.

CAPITAL CONTRIBUTIONS

     The Partnership Agreement provides that if the Partnership requires additional funds at any time or from time to time in excess of funds available to the Partnership from operations, borrowings or capital contributions, the General Partner may borrow such funds from a financial institution or other lender and lend such funds to the Partnership on the same terms and conditions as are applicable to the General Partner's borrowing of such funds or, to the extent that the General Partner does not borrow all the required funds, the General Partner may make capital calls for such funds. The limited partner has no obligation to make any additional capital contribution but the limited partner's interest in the Partnership will be diluted if the General Partner makes additional capital contributions pursuant to a capital call and the limited partner does not.

LIMITED PARTNER RIGHTS

     The limited partner is entitled to exchange all or a portion of its Units in the Partnership for Class A Common Shares, although the Company has the right to substitute cash for the shares. The limited partner rights permit CBC to exchange each Unit owned by it for one Class A Common Share. This one-for-one exchange ratio will be adjusted in the event of a stock split, stock dividend, or other event having a dilutive or anti-dilutive effect on the limited partner rights. If an exercise of the limited partner rights would result in CBC receiving cash, the amount of the cash payment would be based upon the trading price of the Class A Common Shares for the five trading days prior to exercise.

     The limited partner rights may be exercised by CBC at any time commencing one year after the date of this Prospectus, in whole or in part. The limited partner rights will expire upon the termination of the Partnership if not exercised prior to that date.

REGISTRATION RIGHTS

     For a description of certain piggy-back registration rights held by CBC with respect to Class A Common Shares it receives upon exercise of limited partner rights, see "Shares Eligible for Future Sale."

TAX MATTERS

     The General Partner will be the tax matters partner of the Partnership and, as such, will have authority to make tax elections under the Internal Revenue Code of 1986, as amended (the "Code"), on behalf of the Partnership.

ALLOCATION OF NET INCOME OR NET LOSS

     The net income or net loss of the Partnership generally will be allocated to the General Partner and the limited partner in accordance with their respective percentage interests in the Partnership, subject to compliance with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     A number of special allocations will be made in respect of tax items of the General Partner and the Partnership. Under Section 754 of the Code, the General Partner will receive additional amortization attributable to the stepped-up basis in the Partnership as a result of the General Partner's acquisition of partnership interests for cash. See "Formation Transactions." Gain recognized by the Partnership on the sale of Partnership assets which is unrealized gain attributable to the period prior to the completion of the Offering will be allocated entirely to the limited partner. Any excess gain recognized by the Partnership on the sale of Partnership assets will be allocated in accordance with the partners' percentage interests in the Partnership.

DISTRIBUTIONS

     The Company, as the General Partner of the Partnership, is generally not permitted to distribute any portion of Net Operating Cash Flow or Net Sales Proceeds (in each case as defined in the Partnership Agreement). However, the Company is required to cause the Partnership to distribute cash to the partners on a quarterly basis an amount estimated to approximate the partners' federal, state and local income taxes as a result of the Partnership's net income for such period using certain assumptions specified in the Partnership Agreement. In addition, the Company may cause the Partnership to make distributions to its partners if, prior to the making of such distributions, the Board of Directors of the Company shall have, (i) by resolution adopted by a majority of the directors who are not affiliates of the limited partner, approved a cash dividend on its Common Shares in an amount equal to the Company's share of such distribution, or (ii) by resolution unanimously adopted by all of the directors who are not affiliates of the limited partner, made a determination that it is in the best interests of the General Partner's shareholders that the funds that would be the subject of such distribution be used to meet existing obligations of the General Partner or obligations anticipated to be incurred by the General Partner within six months of the date of such distribution. All such distributions will be made in accordance with the partners' percentage interests in the Partnership.

OPERATIONS

     Pursuant to the Partnership Agreement, the Partnership will assume and pay when due, or reimburse the General Partner for payment of all costs and expenses relating to the formation, continuity of existence, and operations of the General Partner.

TERM

     The Partnership will continue in full force and effect until           ,
2048, or until sooner dissolved upon the dissolution or termination of the General Partner (unless the limited partner elects to continue the Partnership), the election of the General Partner and the limited partner to dissolve the Partnership, or the sale or other disposition of all or substantially all the assets of the Partnership.

                         DESCRIPTION OF CAPITAL SHARES

GENERAL


     As of May 20, 1998, the Company's authorized capital shares consisted of 850 Common Shares, without par value, 100 of which were outstanding and owned by the Jacobs family trusts. In anticipation of the Formation Transactions and the Offering, the current shareholders of the Company will adopt Amended and Restated Articles of Incorporation (the "Articles") to authorize 27,000,000 Class A Common Shares, without par value, 3,000,000 Class B Common Shares, without par value, and 1,000,000 preferred shares, the terms of which will be set by the Board of Directors upon issuance (the "Preferred Shares"). Upon the effectiveness of the Articles, each of the 100 outstanding Common Shares will become 100 Class A Common Shares.


COMMON SHARES

     Upon completion of the Formation Transactions and the Offering, there will be 4,139,376 Class A Common Shares outstanding (4,739,376 shares if the Underwriters' over-allotment option is exercised in full) and 2,283,957 Class B Common Shares outstanding. The Class A Common Shares and Class B Common Shares are identical in all respects, except (i) that each Class A Common Share is entitled to one vote and each Class B Common Share is entitled to 10,000 votes and (ii) Class B Common Shares are subject to certain restrictions on transfer described below. In the event of a liquidation, dissolution or winding up of the Company, the holders of Class A Common Shares and Class B Common Shares are entitled to share equally and ratably in the assets of the Company, if any, remaining after paying all debts and liabilities of the Company. Subject to the rights of holders of Preferred Shares, the holders of Class A and Class B Common Shares are entitled to receive dividends, on a share-for-share basis if, as and when declared by the Board of Directors out of funds legally available therefor, subject to the Governing Documents. See "Dividend Policy." Beginning one year after the date of this Prospectus, holders of Class B Common Shares are entitled to exchange each Class B Common Share for one Class A Common Share at any time. Holders of Common Shares have the right to cumulate their votes in the election of directors. However, because of the voting control held by Mr. Jacobs, holders of Class A Common Shares will not be able to impact the election of directors even if they cumulate their votes.

     The Class B Common Shares are not generally transferrable except (i) in very limited instances to family members, trusts, other holders of Class B Common Shares, charitable organizations and entities controlled by such persons and (ii) in connection with a merger, consolidation or other transaction which provides that all holders of Class A Common Shares will be entitled to receive the same type and amount of consideration in respect of their shares as is provided to the holders of Class B Common Shares. These restrictions are in addition to those imposed by the Governing Documents. Any amendment to these provisions requires, in addition to a vote of the holders of Class B and Class A Common Shares voting together, the vote of a majority of the Class A Common Shares, exclusive of any Class A Common Shares held by a holder of Class B Common Shares or an affiliate of any such holder.

     These restrictions on transfer are subject to a one-time exception that will permit the holders of Class B Common Shares to transfer Class B Common Shares to any person or group of persons (collectively, an "Acquiring Person") in a transaction within three years following Mr. Jacobs' death. This exception will not apply to any subsequent transfer by an Acquiring Person, and all Class B Common Shares acquired by an Acquiring Person will be subject to the restrictions on transfer described above. In addition, for a period of three years following the date that an Acquiring Person first becomes the beneficial owner of Class B Common Shares (the "Acquisition Date") neither the Acquiring Person nor any affiliate of the Acquiring Person may make a tender offer for Class A Common Shares or merge or consolidate with the Company, propose to acquire or authorize the acquisition by the Acquiring Person or its affiliates of substantially all the assets of the Company, or authorize or vote any Common Shares in favor of an amendment to the Articles to effect any recapitalization, reverse stock split or other similar transaction with respect to the Common Shares which, if effected, would directly or indirectly increase the Acquiring Person's beneficial ownership of Common Shares, unless in any such case, all holders of Class A Common Shares receive or are entitled to receive for their Class A Common Shares consideration having a value equal to the greater of: (i) the average price per share that the Acquiring Person paid for the Common Shares (or securities convertible into or exchangeable for

Common Shares) in connection with the transaction or series of transactions in which the Acquiring Person became such; and (ii) the fair market value of a Class A Common Share on the date prior to the public announcement of any of the transactions described above (determined on the basis of the average closing price of a Class A Common Share during the 20 trading days preceding the date of such announcement).

     The Governing Documents contain limitations on the ownership by clubs and their owners, shareholders, officers, directors and employees of stock and other financial interests in other MLB clubs. In particular, the Governing Documents require that any person acquiring more than a 5% interest in a publicly-traded entity that owns a club obtain approval of the Commissioner before making such acquisition. To ensure the Club's compliance with the Governing Documents, the Company's Amended and Restated Articles of Incorporation state that no person (other than Mr. Jacobs) may beneficially own 5% or more of the Class A Common Shares without first receiving written approval from the Office of the Commissioner. The Company's Amended and Restated Articles of Incorporation also require any person beneficially owning 5% or more of the Class A Common Shares to submit at the Company's request a statement stating such information as the Company may request in order to ensure compliance with the Amended and Restated Articles of Incorporation and the Governing Documents. Failure by a holder of Class A Common Shares to comply with these restrictions may result in a forced sale of such holder's interest or the repurchase of such interests by the Company. The Company's Articles of Incorporation provide that the Company may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of 5% or more of the Company's Class A Common Shares without the approval of MLB. These restrictions will be contained in a legend on each certificate issued evidencing Class A Common Shares.

     All of the Common Shares to be issued in connection with the Formation Transactions will be fully paid and nonassessable, and all of the shares of Class A Common Shares offered hereby, when issued, will be fully paid and nonassessable.

PREFERRED SHARES

     The Board of Directors is authorized to issue, from time to time, without further action by the shareholders, Preferred Shares in one or more classes or series, and to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any unissued shares or wholly unissued series of Preferred Shares. In addition, the Board may establish the number of shares constituting any such class or series and the designation thereof, and increase or decrease the number of shares of any such class or series subsequent to the issuance of shares of such class or series, but not below the number of shares of such class or series then outstanding.

CERTAIN PROVISIONS OF OHIO LAW

     Section 1701.59 of the Ohio Revised Code (the "Ohio Code") provides, with certain limited exceptions, that a director shall be held liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for its best interest. In addition, Section 1701.59 of the Ohio Code provides that a director of an Ohio corporation, in determining what he reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation's shareholders and may consider, in his discretion, any of the following: (i) the interests of the corporation's employees, suppliers, creditors and customers; (ii) the economy of the State of Ohio and the nation; (iii) community and societal considerations; and (iv) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

     The Ohio Code also authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and director and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

     Section 1707.041 of the Ohio Code regulates control bids for corporations in Ohio having certain concentrations of Ohio shareholders and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees. A control bid includes the purchase or offer to purchase any equity security of the Company from a resident of Ohio if, after the purchase of that security, the offeror would be directly or indirectly the beneficial owner of more than 10% of any class of issued and outstanding equity securities of the Company. Section 1707.043 of the Ohio Code, the so-called "green mail disgorgement" statute, provides an Ohio corporation, or in certain circumstances the shareholders of an Ohio corporation, the right to recover profits realized under certain circumstances by persons who dispose of securities of a corporation within 18 months of proposing to acquire such corporation.

     It is possible that the foregoing provisions will discourage other persons from making a tender offer for or acquisition of substantial amounts of the Company's Common Shares, or may delay changes in control or management of the Company. The Company has elected in its Articles of Incorporation not to be subject to Ohio's "Merger Moratorium" statute (Chapter 1704 of the Ohio Revised
Code) and its "Control Share Acquisition" statute (Section 1701.831 of the Ohio Revised Code) in light of the control of the Company represented by the Class B Common Shares and the Ownership Restrictions imposed by the Governing Documents.

REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for the Class A Common Shares is National City Bank of Cleveland, Ohio.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, of the 27,000,000 authorized Class A Common Shares, 4,139,376 Class A Common Shares will be issued and outstanding or reserved for issuance pursuant to the exercise of presently exercisable stock options. Of these 4,139,376 Class A Common Shares, the 4,000,000 shares purchased in the Offering by persons who are not "affiliates" of the Company will be freely tradeable, without restriction under the Securities Act. The Company believes that the 139,376 Class A Common Shares and the 2,283,957 Class B Common Shares to be issued to the Jacobs family trusts and Mr. Cleary in the Formation Transactions will be considered "restricted securities" under the Securities Act and the Jacobs family trusts and Mr. Cleary may not utilize Rule 144 until such shares have been held for at least one year. Each of the 6,043,334 limited partnership Units of the Partnership held by CBC is exchangeable, beginning one year after the date hereof, into one Class A Common Share. The Class A Common Shares issuable upon such exchange will be restricted securities within the meaning of the Securities Act. However, the Company has granted to CBC certain "piggy-back" registration rights with respect to the Class A Common Shares issued in exchange for Partnership Units. These rights permit CBC to include, at the cost of the Company, such Class A

Common Shares in certain registration statements filed by the Company with respect to Class A Common Shares.

     The up to 700,000 Class A Common Shares reserved for issuance upon exercise of options that may be granted pursuant to the Stock Option Plan will become eligible for resale under Rule 144 one year subsequent to the date or dates that the holders of such options exercise the same. Subsequent to the Offering, however, the Company intends to file a registration statement on Form S-8 with respect to the 700,000 Class A Common Shares reserved for issuance upon exercise of options that may be granted pursuant to the Stock Option Plan.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least one year, including an "affiliate," as that term is defined below, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of the then outstanding shares during the four calendar weeks preceding each such sale. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company, and who has beneficially owned shares for at least two years, is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under the common control with, such issuer.

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Class A Common Shares prevailing from time to time. Sales of substantial amounts of Class A Common Shares (including shares issued upon the exercise of the outstanding stock options), or the perception that such sales could occur, could adversely affect the prevailing market prices for the Class A Common Shares.

     The Company and the directors, proposed directors, executive officers and current shareholders of the Company have agreed that they will not, directly or indirectly, without the prior written consent of McDonald & Company Securities, Inc., sell, offer to sell, contract to sell, grant any option for the sale, transfer, distribute or otherwise dispose of (or publicly announce any intention to do any of the foregoing) any Class A Common Shares, or any securities convertible into, or exchangeable or exercisable for, Class A Common Shares, for a period of 270 days from the date of this Prospectus, subject to certain exceptions.

                                  UNDERWRITING

     In the Underwriting Agreement, the Underwriters, represented by McDonald & Company Securities, Inc. (the "Representative"), have agreed, severally, subject to the terms and conditions therein set forth, to purchase from the Company, and the Company has agreed to sell to them, the number of Class A Common Shares totaling 4,000,000 shares, set forth opposite their respective names below. The Underwriters are committed to take and pay for all shares if any shares are purchased.

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
McDonald & Company Securities, Inc..........................
                                                              ---------
          Total.............................................  4,000,000
                                                              =========

     The Company has been advised by the Representative that the Underwriters propose to offer the Class A Common Shares to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain selected dealers who are members of the National Association of
Securities Dealers, Inc. (the "NASD") a discount not exceeding $     per share,
and the Underwriters may allow, and such selected dealers may re-allow, a
discount not exceeding $     per share to other dealers who are members of the
NASD. After the Offering, the public offering price and the discount to dealers may be changed by the Representative.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 600,000 Class A Common Shares at the public offering price, less the underwriting discount, as set forth on the cover page of this Prospectus. The Underwriters may exercise that option only to cover over-allotments in the sale of the Class A Common Shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage of the option shares as the number of shares to be purchased and offered by that Underwriter in the table above bears to the total.

     The Company has agreed to indemnify the Underwriters against certain liabilities which may be incurred in connection with the Offering, including liabilities under the Securities Act of 1933.

     The Company and the directors, proposed directors, executive officers and current shareholders of the Company have agreed that they will not, directly or indirectly, without the prior written consent of McDonald & Company Securities, Inc., sell, offer to sell, contract to sell, grant any option for the sale, transfer, distribute or otherwise dispose of (or publicly announce any intention to do any of the foregoing) any Class A Common Shares, or any securities convertible into or exchangeable for Class A Common Shares, for a period of 270 days from the date of this Prospectus, subject to certain exceptions.

     The Representative has advised the Company that the Underwriters do not intend to confirm sales of Class A Common Shares offered by this Prospectus to any accounts over which they exercise discretionary authority. Class A Common Shares will be offered in round lots (100 shares and multiples thereof) only.

     In connection with the Offering and in compliance with applicable law, the Underwriters may over-allot or effect transactions that stabilize, maintain, or otherwise affect the market price of the Class A Common Shares at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits McDonald & Company Securities, Inc., as managing underwriter, to reclaim a selling concession from a syndicate member in connection with the Offering when securities originally sold by the syndicate member are purchased in stabilizing or syndicate covering transactions. These transactions may be effected on the Nasdaq National Market or otherwise. The Underwriters are not required to engage in any of these activities. Any such activities, if commenced, may be discontinued at any time.

     McDonald & Company Securities, Inc. is one of the Company's major advertisers and has had a significant advertising relationship with the Company since 1994. Its advertising expenditures include the purchase of advertising signage at Jacobs Field, co-sponsorship of Indians' radio and television broadcasts and sponsorship or co-sponsorship of a variety of advertising and promotional activities involving the Indians.

     Prior to the Offering, there has not been any public market for Class A Common Shares. Consequently, the initial public offering price for the Class A Common Shares included in the Offering will be determined by negotiations between the Company and the Representative. Among the factors considered in determining that price will be the history of and prospects for the Company's business and the industry in which it competes, recent sales prices of Major League Baseball franchises, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, and the current state of the economy in the United States and the Cleveland, Ohio, metropolitan area. Since the Company will be one of a few public companies dedicated primarily to professional sports, and the only current public company the principal business of which is Major League Baseball, the Company and the Representative were not able to use market prices of securities of other companies in the same industry as a basis for setting the initial public offering price.

                                    EXPERTS

     The combined financial statements of Cleveland Indians Baseball Company Limited Partnership and Ballpark Management Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 and the balance sheet of Cleveland Indians Baseball Company, Inc. as of March 31, 1998 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                               VALIDITY OF SHARES

     The validity of the issuance of the Class A Common Shares offered hereby will be passed upon for the Company by Baker & Hostetler LLP, Cleveland, Ohio. Certain legal matters will be passed upon for the Underwriters by Calfee, Halter & Griswold LLP, Cleveland, Ohio. Edward G. Ptaszek, Jr., a proposed director of the Company, is a Baker & Hostetler LLP partner.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (of which this Prospectus is a part) under the Securities Act with respect to the Class A Common Shares offered hereby. This Prospectus does not contain all of the information contained in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Class A Common Shares to which this Prospectus relates. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules filed therewith, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60606. Copies of these documents may be obtained, upon payment of a duplication fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains a Web site (address http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CLEVELAND INDIANS BASEBALL COMPANY, INC.
Independent Auditors' Report................................  F-2
Balance Sheet as of March 31, 1998..........................  F-3
Note to Balance Sheet.......................................  F-4

CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP AND
  BALLPARK MANAGEMENT COMPANY
Independent Auditors' Report................................  F-5
Combined Balance Sheets as of December 31, 1996 and 1997 and
  March 31, 1998 (unaudited)................................  F-6
Combined Statements of Income for the Years Ended December
  31, 1995, 1996 and 1997 and the three months ended March
  31, 1997 and 1998 (unaudited).............................  F-7
Combined Statements of Accumulated Equity (Deficit) for the
  Years Ended December 31, 1995, 1996 and 1997 and three
  months ended March 31, 1998 (unaudited)...................  F-8
Combined Statements of Cash Flows for the Years Ended
  December 31, 1995, 1996 and 1997 and the three months
  ended March 31, 1997 and 1998 (unaudited).................  F-9
Notes to Combined Financial Statements for the Years Ended
  December 31, 1995, 1996 and 1997 and three months ended
  March 31, 1997 and 1998 (unaudited).......................  F-10

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Cleveland Indians Baseball Company, Inc.
Cleveland, Ohio

     We have audited the accompanying balance sheet of Cleveland Indians Baseball Company, Inc. as of March 31, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Cleveland Indians Baseball Company, Inc. as of March 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Cleveland, Ohio
April 1, 1998

                    CLEVELAND INDIANS BASEBALL COMPANY, INC.

                                 BALANCE SHEET
                                 MARCH 31, 1998

ASSETS......................................................    $
                                                                =======

LIABILITIES AND SHAREHOLDERS' EQUITY
COMMITMENTS AND CONTINGENCIES (Note 1)
SHAREHOLDERS' EQUITY:
  Common shares, without par value; 850 shares authorized,
     100 shares issued and outstanding......................    $ 1,500
  Subscriptions receivable..................................     (1,500)
                                                                -------
     Total shareholders' equity.............................
                                                                -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................    $
                                                                =======

                           See note to balance sheet.

                    CLEVELAND INDIANS BASEBALL COMPANY, INC.

                             NOTE TO BALANCE SHEET

                                 MARCH 31, 1998

1. ORGANIZATION

     FORMATION, OFFERING AND USE OF PROCEEDS -- Cleveland Indians Baseball Company, Inc. (the "Company"), is an Ohio corporation, incorporated on March 17, 1998. The Company has been organized to acquire the sole general partnership interest of, and controlling interest in, Cleveland Indians Baseball Company Limited Partnership, an Ohio limited partnership (the "Partnership"), through several concurrent transactions, more fully described below, with the intent of selling 4,000,000 Class A Common Shares to the public through an initial public offering (the "Offering"). The following transactions are being contemplated:

     - ISSUANCE OF COMMON STOCK PRIOR TO OFFERING -- The Company will issue and sell 133,233 common shares to the original shareholders and Martin J. Cleary at $15.00 per share.

     - MERGERS OF BALLPARK MANAGEMENT COMPANY AND MJC BASEBALL, INC. -- Ballpark Management Company ("Ballpark Management") and MJC Baseball, Inc. ("MJC") will be merged with and into the Company.

     - CONTRIBUTION OF BALLPARK MANAGEMENT ASSETS, BUSINESS AND CONTRACT RIGHTS TO THE PARTNERSHIP -- Upon completion of the mergers described above, the Company will contribute to the Partnership all of the assets, business, contract rights and liabilities held by Ballpark Management immediately prior to the mergers in exchange for partnership interests in the Partnership.

     - PURCHASE OF ADDITIONAL GENERAL PARTNERSHIP INTERESTS -- Upon completion of the contribution described above, the Company will purchase additional general partnership interests from Cleveland Baseball Company ("CBC") with the net proceeds of the Offering. Upon completion of the purchase, the Company will be the sole general partner of the Partnership with at least a 51% interest in the Partnership. Upon completion of the sale of partnership interests, CBC will convert its remaining general partnership interest into a 49% limited partnership interest in the Partnership.

     AMENDMENT OF ARTICLES OF INCORPORATION -- In conjunction with the above transactions, the Company will amend its Articles of Incorporation to authorize preferred shares and two classes of common shares. The amendment will authorize 1,000,000 Preferred Shares, without par value, 27,000,000 Class A Common Shares, without par value, and 3,000,000 Class B Common Shares, without par value. Each Class A Common Share will entitle the holder to one vote and each Class B Common Share will entitle the holder to 10,000 votes.

     PARTNERSHIP AGREEMENT -- In accordance with the Limited Partnership Agreement of the Partnership (the "Partnership Agreement"), all allocations of distributions and profits and losses are to be made in proportion to the percentage ownership interests of the respective partners.

     As sole general partner of the Partnership, the Company will have the exclusive authority under the Partnership Agreement to manage and conduct the business of the Partnership, subject to certain limitations contained in the Partnership Agreement.

     EXCHANGE RIGHTS -- Pursuant to the Partnership Agreement, and subject to certain limits, the limited partner will be granted rights to exchange all, or a portion of, its limited partnership interests in the Partnership for Class A Common Shares, subject to the right of the Company to substitute cash for shares.

                          INDEPENDENT AUDITORS' REPORT

To the Partners of Cleveland Indians Baseball Company Limited Partnership
  and the Board of Directors of Ballpark Management Company
Cleveland, Ohio

     We have audited the accompanying combined balance sheets of Cleveland Indians Baseball Company Limited Partnership and Ballpark Management Company (collectively the "Company") as of December 31, 1996 and 1997, and the combined statements of income, accumulated equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These entities are under common ownership and common management. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the combined financial position of Cleveland Indians Baseball Company Limited Partnership and Ballpark Management Company as of December 31, 1996 and 1997, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Cleveland, Ohio
February 14, 1998
(March 31, 1998 as to Note 17)

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

                            COMBINED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                DECEMBER 31,         MARCH 31,
                                                            --------------------    -----------
                                                              1996        1997         1998
                                                            --------    --------    -----------
                                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................  $    654    $  3,732     $  2,055
  Investments.............................................    40,985      57,909       63,881
  Receivables and accrued income..........................     3,662       7,867        8,078
  Merchandise inventories.................................     1,249       1,568        2,196
  Prepaid expenses and other current assets...............     2,159       5,040        6,007
  Deposit for grievance settlement (Note 12)..............    11,519       9,079        9,195
                                                            --------    --------     --------
          Total current assets............................    60,228      85,195       91,412
FIXED ASSETS:
  Leasehold improvements, furniture and fixtures
     and other equipment, at cost.........................     5,813       7,685        8,054
  Less accumulated depreciation and amortization..........     1,896       2,757        2,962
                                                            --------    --------     --------
          Total fixed assets, net.........................     3,917       4,928        5,092
PREPAID SIGNING BONUSES AND PLAYER CONTRACTS
  (Net of accumulated amortization).......................     6,383      10,743       10,779
INTANGIBLE ASSETS (Net of accumulated amortization) (Note
  3)......................................................    11,745      11,048       10,850
OTHER ASSETS (Notes 9 and 11).............................     4,999       6,238        6,904
                                                            --------    --------     --------
TOTAL.....................................................  $ 87,272    $118,152     $125,037
                                                            ========    ========     ========
LIABILITIES AND ACCUMULATED EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities (Note 6).......  $ 12,703    $ 16,941     $ 15,536
  Deferred revenue........................................    33,415      41,375       73,261
  Current portion of long-term liabilities (Note 7).......       416       7,496        2,663
  Deferred expansion revenue (Note 8).....................     4,071
  Reserve for players' grievance damages (Note 12)........    11,519       9,079        9,195
                                                            --------    --------     --------
          Total current liabilities.......................    62,124      74,891      100,655
LONG-TERM LIABILITIES (Note 7)............................    33,458      45,811       50,708
COMMITMENTS AND CONTINGENCIES (Notes 12 and 13)
ACCUMULATED EQUITY (DEFICIT):
  Common shares, without par value (750 shares authorized,
     100 shares issued and outstanding)...................        --          --           --
  Owners' Investment......................................    15,037      32,950      (26,326)
  Loan to general partner (Note 5)........................   (23,347)    (35,500)          --
                                                            --------    --------     --------
          Total accumulated equity (deficit)..............    (8,310)     (2,550)     (26,326)
                                                            --------    --------     --------
TOTAL.....................................................  $ 87,272    $118,152     $125,037
                                                            ========    ========     ========

                  See notes to combined financial statements.

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

                         COMBINED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                                              THREE MONTHS
                                            YEARS ENDED DECEMBER 31,         ENDED MARCH 31,
                                          -----------------------------    -------------------
                                           1995       1996       1997       1997        1998
                                          -------    -------    -------    -------    --------
                                                                               (UNAUDITED)
REVENUES:
  Net ticket sales......................  $32,267    $45,658    $49,279    $ 1,402    $  1,093
  Local radio and television............    9,667     13,631     17,014                     38
  Concession and catering (Note 10).....   11,872     14,726     14,095        110          20
  Private suite and club seat rentals...    5,635      7,035      8,704
  Advertising and promotion.............    5,742      6,891      8,754
  Merchandise...........................   15,024     14,683     17,449      1,043       1,432
  Major Leagues Central Fund (Note 4)...    6,633     12,369     15,505
  Other (primarily Major League Baseball
     Properties)........................    2,979      3,002      3,365        648         675
  Post-season (Note 16).................    9,888      1,933     13,051
  Provision for revenue sharing (Note
     15)................................   (2,056)    (5,731)    (7,186)      (204)       (223)
                                          -------    -------    -------    -------    --------
          Total revenues................   97,651    114,197    140,030      2,999       3,035
                                          -------    -------    -------    -------    --------
OPERATING EXPENSES:
  Major league team (Note 15)...........   38,904     53,420     66,125      1,512       2,430
  Player development (Note 14)..........    8,298      8,735     11,146      2,436       2,484
  Ballpark operations...................    9,071     10,389     10,965      1,844       1,973
  Cost of merchandise sold..............    9,224     11,692     12,982      1,435       1,582
  Administrative and general (Note
     14)................................    9,769      9,275     10,292      2,271       2,473
  Major Leagues Central Fund (Note 4)...    1,498      4,146      4,938        260         303
  Advertising and promotion.............    3,805      2,960      3,854      1,284         927
  Post-season (Note 16).................    5,457      1,309      6,252
  Amortization of signing bonuses and
     player contracts...................    3,242      3,212      3,630        104         225
  Depreciation and amortization.........    1,361      1,326      1,629        385         397
                                          -------    -------    -------    -------    --------
          Total operating expenses......   90,629    106,464    131,813     11,531      12,794
                                          -------    -------    -------    -------    --------
OPERATING INCOME (LOSS).................    7,022      7,733      8,217     (8,532)     (9,759)
OTHER INCOME (EXPENSE):
  Interest income (Note 5)
     Affiliate (Note 5).................      770      1,733      2,023        394         595
     Other..............................      888      2,122      2,649        837       1,353
  Interest expense......................   (2,005)    (2,045)    (2,301)      (429)       (661)
  Gain (loss) on player transactions....       71        616      2,696                 (1,604)
  League expansion proceeds (Note 8)....                          9,286
                                          -------    -------    -------    -------    --------
NET INCOME (LOSS).......................  $ 6,746    $10,159    $22,570    $(7,730)   $(10,076)
                                          =======    =======    =======    =======    ========

                  See notes to combined financial statements.

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

              COMBINED STATEMENTS OF ACCUMULATED EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                                             OWNERS'      LOAN TO     ACCUMULATED
                                                 COMMON     INVESTMENT    GENERAL       EQUITY
                                                 SHARES     (DEFICIT)     PARTNER      (DEFICIT)
                                                 -------    ----------    --------    -----------
BALANCE, January 1, 1995.......................  $    --     $ (7,168)    $(10,615)    $(17,783)
  Distributions................................       --       (6,600)          --       (6,600)
  Repayment of loan to general partner.........       --           --        3,100        3,100
  Net income...................................       --        6,746           --        6,746
                                                 -------     --------     --------     --------
BALANCE, December 31, 1995.....................       --       (7,022)      (7,515)     (14,537)
  Contributions................................       --       13,900           --       13,900
  Distributions................................       --       (2,000)          --       (2,000)
  Loan to general partner......................       --           --      (15,832)     (15,832)
  Net income...................................       --       10,159           --       10,159
                                                 -------     --------     --------     --------
BALANCE, December 31, 1996.....................       --       15,037      (23,347)      (8,310)
  Distributions................................       --       (4,657)          --       (4,657)
  Loan to general partner......................       --           --      (12,153)     (12,153)
  Net income...................................       --       22,570           --       22,570
                                                 -------     --------     --------     --------
BALANCE, December 31, 1997.....................       --       32,950      (35,500)      (2,550)
  Distributions (unaudited)....................       --      (49,200)          --      (49,200)
  Repayment of loan to general partner
     (unaudited)...............................       --           --       35,500       35,500
  Net loss (unaudited).........................       --      (10,076)          --      (10,076)
                                                 -------     --------     --------     --------
BALANCE, March 31, 1998 (unaudited)............  $    --     $(26,326)    $     --     $(26,326)
                                                 =======     ========     ========     ========

                  See notes to combined financial statements.

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                                  THREE MONTHS
                                                                 YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                                                              ------------------------------   -------------------
                                                                1995       1996       1997       1997       1998
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $  6,746   $ 10,159   $ 22,570   $ (7,730)  $(10,076)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................     4,603      4,538      5,259        489        622
    (Gain) loss on player transactions......................       (71)      (616)    (2,696)        --      1,604
    League expansion proceeds...............................        --         --     (9,286)        --         --
    (Increase) decrease in receivables and accrued income...    (2,656)       868     (1,205)    (8,804)      (211)
    Decrease (increase) in merchandise inventories..........       220       (363)      (319)      (899)      (628)
    Decrease in prepaid expenses and other current assets...      (542)    (2,292)      (781)    (2,343)      (967)
    Decrease (increase) in other assets.....................       766       (999)     1,643      1,090       (666)
    Increase (decrease) in accounts payable and accrued
      liabilities...........................................     1,121      2,959      2,710        197     (1,058)
    Increase (decrease) in deferred revenue.................    36,833    (10,556)     7,960     39,293     31,667
    (Decrease) increase in deferred compensation............      (323)     2,854      4,981        285        614
    Increase in long-term liabilities.......................       300        300        300         75         75
                                                              --------   --------   --------   --------   --------
        Net cash provided by operating activities...........    46,997      6,852     31,136     21,653     20,976
                                                              --------   --------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of short-term investments, net...................   (16,376)   (23,021)   (16,924)   (20,236)    (5,972)
  Purchase of long-term investments.........................        --     (2,227)    (4,154)        --         --
  Expenditures for cash surrender value of life insurance...        --         --       (900)        --         --
  Proceeds from sale of player contracts....................       185        510        185         --        363
  Proceeds from expansion teams.............................     2,285      1,786      5,215         --         --
  Capital expenditures......................................    (1,214)    (2,701)    (1,699)      (437)      (408)
  Expenditures for the purchase of player contracts and
    signing bonuses.........................................    (1,754)    (3,045)    (5,028)      (893)    (2,936)
  Decrease (increase) in loan to general partner............     3,100    (15,832)   (12,153)        --     35,500
                                                              --------   --------   --------   --------   --------
        Net cash (used in) provided by investing
          activities........................................   (13,774)   (44,530)   (35,458)   (21,566)    26,547
                                                              --------   --------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Major League Baseball Revolving Credit
    Agreement...............................................        --      2,847     12,153         --         --
  Principal payment on Major League Baseball Revolving
    Credit Agreement........................................    (4,300)    (1,200)        --         --         --
  Payment of debt issuance costs............................        --         --        (96)        --         --
  Proceeds from note payable borrowings.....................     3,500        360         --         --         --
  Repayment of notes payable................................    (5,500)      (360)        --         --         --
  Contributions from general partner........................        --     13,900         --         --         --
  Distributions to general partner..........................    (6,600)    (2,000)    (4,657)        --    (49,200)
                                                              --------   --------   --------   --------   --------
        Net cash (used in) provided by financing
          activities........................................   (12,900)    13,547      7,400         --    (49,200)
                                                              --------   --------   --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    20,323    (24,131)     3,078         87     (1,677)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     4,462     24,785        654        654      3,732
                                                              --------   --------   --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $ 24,785   $    654   $  3,732   $    741   $  2,055
                                                              ========   ========   ========   ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
  Cash paid during the period for interest..................  $  2,218   $  2,026   $  2,399   $    429   $    647
                                                              ========   ========   ========   ========   ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION:
  Increase in receivables relating to player transactions...  $     --   $    169   $  3,000   $     --   $     --
                                                              ========   ========   ========   ========   ========
  Increase in payables relating to player transactions......  $    246   $    230   $  3,451   $     --   $  1,967
                                                              ========   ========   ========   ========   ========

                  See notes to combined financial statements.

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                   (INFORMATION RELATING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include only those assets, liabilities and results of operations which relate to the business of Cleveland Indians Baseball Company Limited Partnership (the "Partnership") and Ballpark Management Company ("Ballpark Management"). The Partnership, an Ohio limited partnership, has been organized to acquire, own, maintain, operate and control the membership of the Cleveland Indians Baseball Club (the "Indians") in the American League of Professional Baseball Clubs ("American League"). Cleveland Baseball Corporation ("CBC") (an Ohio corporation) is the 99.9% general partner of the Partnership and MJC Baseball, Inc. ("MJC") is the 0.1% limited partner of the Partnership. Ballpark Management (an Ohio Corporation) was formed for the purpose of operating and managing a baseball facility ("Jacobs Field") under a long-term management agreement with Gateway Economic Development Corporation of Greater Cleveland ("Gateway"). Ballpark Management is an S Corporation owned by the Jacobs family trusts. These entities are affiliated through common ownership and common management and are collectively referred to as the "Company."

     The combined financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998, are unaudited; however, in the opinion of Management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of these interim periods have been included. The results for the interim periods ended March 31, 1997 and 1998, are not necessarily indicative of the results to be obtained for the full fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Revenue and Expense Recognition -- Revenue from ticket sales, radio and television broadcasting and advertising and promotions generally are recorded at the time the game, to which such proceeds relate, is played. Major league team expenses, principally player compensation and game and post-season expenses, are recorded as expense on the same basis. Accordingly, advance ticket sales, payments on private suite and club seat rentals and payments for team and game expenses not earned or incurred are recorded as deferred revenues, prepaid signing bonuses and as a component of prepaid expenses and other. Such amounts are amortized ratably as regular season games are played. Administrative and general and advertising and promotional expenses are charged to operations as incurred.

     Ticket sales are presented net of local admission taxes of $1,972, $3,009 and $3,968 for the years ended December 31, 1995, 1996 and 1997, respectively, and net of the American League's assessment of $1,150, $1,598 and $1,612 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Cash Equivalents -- Cash equivalents consist primarily of highly liquid investments with maturities of three months or less at date of purchase.

     Investments -- The Company participates in a cash management arrangement, along with other entities affiliated through common ownership. Through an affiliate, cash is accumulated and invested in certificates of deposit, bankers' acceptances, deposit notes and various debt securities. Included in the combined balance sheets is the Company's proportionate share of investments. All marketable securities are classified as available-for-sale and are available to support current operations or to take advantage of other investment opportunities. These securities are stated at estimated fair value based upon market quotes. Unrealized gains

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                   (INFORMATION RELATING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

and losses are computed on the basis of specific identification and are included in equity. Due to the nature of the investments, there were no significant differences between amortized cost and estimated fair value at December 31, 1997.

     The following table presents the relative composition of investments by category at December 31, 1997:

Certificates of deposit, bankers' acceptances and deposit
  notes....................................................         22%
U.S. government securities.................................         58
U.S. agency securities.....................................         12
Commercial paper...........................................          8
                                                                   ---
Total......................................................        100%
                                                                   ===

     The relative contractual maturities at December 31, 1997 are as follows:

Due in one year or less....................................         40%
Due after one year through five years......................         50
Due after five years.......................................         10
                                                                   ---
Total......................................................        100%
                                                                   ===

     During 1997, the investment policy was changed resulting in a change in the composition of the portfolio. Prior to the change in the policy, the instruments held were classified as held to maturity securities and carried at amortized cost which approximates market.

     Merchandise Inventories -- Inventories consist primarily of apparel and novelty merchandise and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     Fixed Assets -- Leasehold improvements, furniture and fixtures and other equipment are stated at cost. Depreciation and amortization are provided by using accelerated methods over the estimated useful lives of the assets which range from 5 to 20 years. Leasehold improvements are being depreciated over the original terms of the respective leases.

     Prepaid Signing Bonuses and Player Contracts -- The basis of all major league player contracts acquired and signing bonuses paid are amortized on a straight-line basis over the term of the respective player's contract. Minor league player contracts acquired and signing bonuses paid are amortized on a straight-line basis over the estimated useful lives of the players, currently estimated to be 4 to 5 years. For dispositions of players not involving a trade or sale, whether by outright release, or expiration of all ownership rights, the Company's policy is to write-off the net book value of the signing bonus and any contract cost in the year of disposition. The Company accounts for trades of players as like-kind exchanges, whereby the recorded basis of the acquired player(s) is equal to the net book value of the traded player(s) (including signing bonuses and any contract cost) plus or minus any cash consideration. Gains or losses resulting from sales are recognized in

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                   (INFORMATION RELATING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

the current period. Pre-paid signing bonuses and player contract costs consisted of the following at December 31, 1996 and 1997 and March 31, 1998:

                                                   DECEMBER 31
                                                -----------------   MARCH 31,
                                                 1996      1997       1998
                                                -------   -------   ---------
Prepaid signing bonuses.......................  $ 9,135   $14,928    $14,652
Player contract costs.........................    1,743     1,038      1,045
                                                -------   -------    -------
                                                 10,878    15,966     15,697
Less accumulated amortization.................    4,495     5,223      4,918
                                                -------   -------    -------
Total.........................................  $ 6,383   $10,743    $10,779
                                                =======   =======    =======

     Membership in American League -- The membership in the American League represents an allocation of the original purchase price of the franchise based on an independent appraisal and is amortized using the straight-line method over a 25-year period. Accumulated amortization of the membership was $6,138 and $6,752 at December 31, 1996 and 1997 and $6,905 at March 31, 1998, respectively.

     Deferred Lease and Other Costs -- Certain initial direct lease costs associated with the leases of baseball facilities discussed in Note 9, primarily legal and consulting services rendered to the Company during lease negotiations, have been capitalized in the accompanying combined balance sheets. The costs are being amortized on a straight-line basis over the original terms of the respective leases. Accumulated amortization of the deferred lease costs was $447, $601 and $641 at December 31, 1996 and 1997 and March 31, 1998,
respectively.

     Deferred Expansion Revenue -- Proceeds received from expansion franchises were deferred from recognition as revenue until substantial completion of obligations under the expansion agreement.

     Deferred Compensation -- Provisions of employment contracts of specific players and front office personnel provide for the deferral of a portion of their total compensation. The contracts generally provide that payments will begin upon retirement from baseball. Compensation expense is accrued as earned.

     Self Insurance -- The Company is substantially self-insured for losses related to workers' compensation claims. Losses are accrued based upon the Company's estimates of aggregate liability for claims incurred based on Company experience and certain actuarial assumptions followed in the insurance industry.

     Income Taxes -- No provision has been made for federal and state income taxes since these taxes are the responsibility of the owners.

     Fair Value of Financial Instruments -- The carrying values of cash and cash equivalents, marketable securities, accounts receivable, mutual fund shares included in other assets, accounts payable, accrued expenses and long-term liabilities are equal to, or approximate, their fair values.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                   (INFORMATION RELATING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

     New Accounting Pronouncements -- During June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." During February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 130 requires an enterprise to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 131 requires a public enterprise to report financial and descriptive information about its reportable operating segments such as a measure of segment profit or loss, certain specific revenue and expense items and segment assets. SFAS No. 132 requires an enterprise to disclose certain information about their pension and postretirement benefits, including a reconciliation of beginning and ending balances of the benefit obligation, the funded status of the plans, and the amount of net periodic benefit cost recognized. The Company is required to adopt these statements for the year ending December 31, 1998. The Company does not believe these statements will have a material impact on the combined financial statements.

     On January 1, 1998 the Company adopted SFAS No. 130. Such adoption had no impact on the Company's financial statements as of and for the three months ended March 31, 1998.

3. INTANGIBLE ASSETS

     Intangible assets consisted of the following at December 31, 1996 and 1997 and March 31, 1998:

                                                       DECEMBER 31,
                                                     -----------------   MARCH 31,
                                                      1996      1997       1998
                                                     -------   -------   ---------
Membership in American League......................  $15,345   $15,345    $15,345
Deferred lease and other costs.....................    2,985     3,081      3,081
                                                     -------   -------    -------
                                                      18,330    18,426     18,426
Less accumulated amortization......................    6,585     7,378      7,576
                                                     -------   -------    -------
Total..............................................  $11,745   $11,048    $10,850
                                                     =======   =======    =======

4. MAJOR LEAGUES CENTRAL FUND

     The Major Leagues Central Fund ("MLCF") was established by the Commissioner of Baseball to collect certain revenues and pay certain expenses that relate to the operation of Major League Baseball ("MLB"). Substantially all of the net revenues of the MLCF are distributed to the 28 major league baseball teams. The principal component of MLCF revenue is national television and radio revenue. The principal component of the MLCF expenses is the contribution to the Major League Baseball Players' Benefit Plan (see Note 11). The remaining expenses are for the Office of the Commissioner, the Major League Baseball Player Relations Committee, Inc. and the MLCF operating and administrative costs.

5. LOAN TO GENERAL PARTNER

     A loan to the general partner of $23,347 and $35,500 was outstanding at December 31, 1996 and 1997, respectively. The note is payable upon demand and interest accrues at rates consistent with the Company's borrowings under the Major League Baseball Revolving Credit Agreement (see Note 7).

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                   (INFORMATION RELATING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consisted of the following at December 31, 1996 and 1997 and March 31, 1998:

                                                           DECEMBER 31,      MARCH 31,
                                                         -----------------   ---------
                                                          1996      1997       1998
                                                         -------   -------   ---------
Accrued player bonus/signing bonus.....................  $ 1,324   $ 2,775    $ 1,000
Accounts payable.......................................    3,726     3,001      4,106
Accrued payroll and related benefits...................    1,882     3,839      2,170
Other accrued liabilities..............................    5,771     7,326      8,260
                                                         -------   -------    -------
Total..................................................  $12,703   $16,941    $15,536
                                                         =======   =======    =======

     Other accrued liabilities include liabilities for revenue sharing, luxury tax payments and other obligations.

7. LONG-TERM LIABILITIES

     Long-term liabilities consisted of the following at December 31, 1996 and 1997 and March 31, 1998:

                                                           DECEMBER 31,      MARCH 31,
                                                         -----------------   ---------
                                                          1996      1997       1998
                                                         -------   -------   ---------
Major League Baseball Revolving Credit Agreement.......  $23,347   $35,500    $35,500
Deferred compensation (Note 11)........................    7,308    12,197     12,810
Deferred revenue.......................................    1,434     1,524      1,298
Other..................................................    1,785     4,086      3,763
                                                         -------   -------    -------
                                                          33,874    53,307     53,371
Less current portion...................................      416     7,496      2,663
                                                         -------   -------    -------
Total..................................................  $33,458   $45,811    $50,708
                                                         =======   =======    =======

     Major League Baseball Revolving Credit Agreement -- In June of 1996, the Company entered into a revolving credit facility ("facility") which replaced the previous agreement arranged by MLB and funded by a bank group. The facility is administered by a trust established by MLB. The trust has borrowings from the syndicated lenders, the funds of which have been loaned to the participating clubs. Commitment fees of .25% of the unused portion of the facility are required. The interest rate is based upon the lender's Commercial Base Rate or LIBOR plus .875% (LIBOR plus 1.125% in 1996) and was 6.75%, 6.78% and 6.78% at
December 31, 1996 and 1997 and March 31, 1998, respectively. Total credit available of $25,000, $35,500 and $35,500 at December 31, 1996 and 1997 and
March 31, 1998, respectively, is reduced by a labor contingency reserve sufficient to service nine months' interest expense as mandated by the agreement. The facility contains various covenants of which the Company was in compliance at December 31, 1996 and 1997. Additionally, MLB has represented to the Company that the trust is in compliance with various covenants at December 31, 1996 and 1997. The Company's borrowings against the facility are secured by its interest in, rights under, and funds from existing and future national broadcasting contracts, rights under certain licensing contracts, and rights under the Major League Agreements. Repayment terms under the facility are as follows: $4,750 in 1998; $6,250 in 1999; and $24,500 in 2000.

     At March 31, 1998 the current portion of the facility has been reflected as a long term liability as a result of the re-negotiation of the terms of the agreement in April 1998. The new terms of the agreement require

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                   (INFORMATION RELATING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

interest only payments through April 2001 at which time the facility may convert to a four year term loan with principal repayments on the outstanding balance as follows: 15% in the first year, 20% in the second year, 25% in the third year and 40% in the fourth year. The interest rate on the facility, based upon LIBOR plus .35%, was 6.07% at April 17, 1998.

     Deferred Revenue -- Deferred revenue includes club seat deposits which will be applied against the final year payment or refunded in the final year of the related club seat license agreements.

     Line of Credit -- The Company has a line of credit agreement with a bank that provides for borrowings up to $9,000 at either the bank's base lending rate or LIBOR plus 1.75%. Availability is reduced to $2,000 during the period from December 1 to February 28, and the line must be repaid in full for a period of 30 consecutive days throughout the term of the note. During 1996, this agreement was amended to provide for an extension of the maturity date to November 1, 1998, at which time the outstanding loan balance may be converted to a four-year term note, subject to certain terms and conditions. No borrowings on this line were outstanding at December 31, 1996 and 1997 and March 31, 1998. The principals of the general partner are guarantors on the note. Availability under the line of credit was reduced by a $375 standby letter of credit at December 31, 1996 and 1997 and March 31, 1998 (see Note 13).

     Scheduled maturities on long-term liabilities as of December 31, 1997 were as follows:

Year ending December 31,
  1998......................................................  $ 7,496
  1999......................................................    7,706
  2000......................................................   28,363
  2001......................................................      454
  2002......................................................    1,027
  Thereafter................................................    8,261
                                                              -------
  Total.....................................................  $53,307
                                                              =======

8. LEAGUE EXPANSION PROCEEDS

     In March 1995, the American and National Leagues and the 28 existing member clubs signed an agreement to award expansion franchises to two expansion groups. The expansion groups each paid a fee of $130,000 in installments from July of 1995 through November of 1997. In 1995, 1996 and 1997, the Company received $2,285, $1,786 and $5,215, respectively, representing its share of the installment payments. The Company recognized these fees as income upon completion of the expansion draft in 1997.

9. LEASE, MANAGEMENT AND NAMING RIGHTS AGREEMENTS

     Jacobs Field -- The Company is a party to a lease agreement (the "Agreement") with Gateway for the construction and use of Jacobs Field. Jacobs Field is owned by Gateway and leased to and operated by the Company.

     The term of the Agreement is 20 years and commenced in April 1994, the date the Company occupied Jacobs Field. There is no minimum annual lease payment required, although the Company is liable for rental payments if certain paid attendance levels are achieved, as defined in the Agreement. If paid attendance is less than 1.85 million, then no rent is due. The Company incurred $1,303, $1,634 and $2,144 in rent for 1995, 1996

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                   (INFORMATION RELATING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

and 1997, respectively. Additionally, the Company has the ability under the Agreement to offset certain capital expenditures incurred against rental payments due to Gateway.

     Under the terms of a related common area management agreement, the Company receives one-third of all net revenues, as defined, generated from the common areas. No revenues were received from common areas for the years ended December 31, 1995, 1996 and 1997.

     Management Agreement -- Concurrent with entering into the Agreement, the Company entered into a management agreement with Gateway to manage and operate Jacobs Field and to market and license all premium seating, as defined. The term of the management agreement coincides with that of the Agreement. Under the terms of the management agreement, the Company has the exclusive right to receive all ballpark related revenues, as defined. The annual management rights fee payable to Gateway is based upon a share of net main scoreboard advertising revenue in excess of a base amount as adjusted annually for increases in the Consumer Price Index plus a share of net special event revenue, as defined in the management agreement. The Company's management rights fee expense was $78, $79 and $193 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Pursuant to the management agreement, the Company is required to market and license all premium seating, as defined. Funds collected from premium seating are remitted to a trustee to the extent of certain portions of Gateway's debt service obligations. The Company is entitled to revenues in excess of the debt service obligations, which cannot exceed $2,950 in a term year, as defined in the management agreement. The Company acts in the capacity of an agent in regards to the collection of these funds and, accordingly, has reflected only that amount in excess of Gateway's debt service obligations as revenue in the accompanying combined statements of income. The total funds collected and remitted to the trustee in 1995, 1996 and 1997 in connection with the 1995, 1996 and 1997 baseball seasons were $2,505, $2,507 and $2,505, respectively.

     Included in other assets at December 31, 1996 and 1997 are deposits for long-term club seat rentals totaling $1,207 and $1,298, respectively, representing restricted funds that will be applied against the final year payment under the related club seat license agreement.

     Additionally, as a result of the MLBPA strike during 1994 and 1995, the Company provided rent credits to non-Founder private suite and club seat licensees in the amount of $833 during 1995 based on 9 of the 81 home games being canceled during the 1995 season. The credits were utilized to reduce rental payments due to the Company for the 1996 season.

     Naming Rights Agreement -- The Company and Richard E. Jacobs are parties to an agreement with Gateway for the naming rights to the baseball facility. The term of the naming rights agreement coincides with that of the Agreement. Under the terms of the naming rights agreement, the parties are able to change the name of the facility throughout the term of the agreement and have the exclusive merchandising and use rights for the commercial exploitation of the baseball facility name. Richard E. Jacobs has assigned to the Company all of his rights under the naming rights agreement and any future revenue generated from the sale or marketing of the baseball facility name. The Company is required to make annual payments to Gateway of $400 annually through 2003 and $989 annually thereafter through 2013. The payments are to be made from premium seating revenue proceeds. The Company has recognized expense on a straight-line basis over the term of the agreement.

     Retail, Warehouse Space and Spring Training Facilities -- The Company has entered into various agreements to lease retail, warehouse space and spring training facilities. Rental expense under the provisions of these agreements was $320, $403 and $970 inclusive of rental expense to related parties of $194, $213 and

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                   (INFORMATION RELATING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

$554, for the years ended December 31, 1995, 1996 and 1997, respectively. Additionally, the Company shares advertising, ticket, concession and parking revenues with the City of Winter Haven, Florida, for the use of its spring training facilities.

     Future minimum annual commitments under the retail and warehouse space leases, the spring training facilities lease and miscellaneous other leases are as follows:

                                                   THIRD-PARTY    RELATED PARTY
                                                     LEASES          LEASES        TOTAL
                                                   -----------    -------------    ------
1998.............................................    $  580          $  320        $  900
1999.............................................       549             320           869
2000.............................................       313             320           633
2001.............................................       215             320           535
2002.............................................        21             261           282
Thereafter.......................................        --             895           895
                                                     ------          ------        ------
Total............................................    $1,678          $2,436        $4,114
                                                     ======          ======        ======

10. CONCESSION AND CATERING AGREEMENTS

     The Company and Cleveland Sportservice, Inc. ("Sportservice") have a concession agreement granting Sportservice the exclusive rights to manage and operate certain Jacobs Field food and beverage concession facilities. The Company and D.B. Kaplan's Delicatessen Limited Partnership II ("Levy") have an agreement, whereby Levy provides certain other food, beverage and catering services at Jacobs Field. Pursuant to the terms of the concession and catering agreements, the Company receives as a commission certain percentages of food and beverage concession and catering sales at Jacobs Field. In addition, the Company receives a percentage of the Sportservice and Levy fiscal year net profits earned at Jacobs Field, as defined.

11. BENEFIT PLANS

     Major League Baseball Players' Benefit Plan -- The Company's major league baseball players and coaches are covered under the Major League Baseball Players' Benefit Plan which is administered by the MLCF and represents a multiemployer defined benefit plan. Payments to the Players' Benefit Plan are made out of proceeds received by the MLCF (see Note 4). The Company's share of the contribution to the plan was $293, $2,429 and $2,429 in 1995, 1996 and 1997, respectively. The 1995 contribution was based upon an agreement between the MLBPA and the Office of the Commissioner of Baseball that a reduced contribution would be made for the 1995 strike-shortened season.

     Major League Baseball Pension Plan for Non-Uniformed Personnel -- The Company also participates in the Major League Baseball Pension Plan for Non-Uniformed Personnel, which is administered by the Office of the Commissioner of Baseball. The benefits are based on years of service and the employee's compensation during the last five years of employment. The plan is a single-employer defined benefit plan which covers substantially all employees of the Company exclusive of major league players and coaches.

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                   (INFORMATION RELATING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

     Significant assumptions used in the non-uniformed plan actuarial valuation were as follows:

                                                           1995     1996     1997
                                                           -----    -----    -----
Discount rate............................................    7.5%     7.5%     7.0%
Expected rate of increase in compensation................    5.5%     5.5%     5.5%
Expected long-term rate of return on assets..............    9.0%     9.0%     9.0%

     Net periodic pension costs for the non-uniformed plan include the following:

                                                           1995     1996     1997
                                                           -----    -----    -----
Service cost-benefits earned during the period...........  $ 266    $ 469    $ 570
Interest cost on projected benefit obligation............    192      265      283
Return on assets.........................................   (341)    (257)    (529)
Amortization and deferral of gains and losses............    160       67      325
                                                           -----    -----    -----
Net periodic pension cost................................  $ 277    $ 544    $ 649
                                                           =====    =====    =====

     The following table sets forth the plan's funded status and amounts recognized in the combined balance sheets at December 31, 1996 and 1997:

                                                               1996       1997
                                                              -------    -------
Actuarial present value of benefit obligations:
  Vested benefit obligation.................................  $ 2,297    $ 3,183
  Nonvested benefit obligation..............................      126        253
                                                              -------    -------
Accumulated benefit obligation..............................  $ 2,423    $ 3,436
                                                              =======    =======
Projected benefit obligation................................  $ 3,751    $ 5,039
Fair value of plan assets (primarily listed stocks).........    2,431      3,043
                                                              -------    -------
Projected benefit obligation in excess of plan assets.......    1,320      1,996
Unrecognized net transition obligation......................       (7)        (7)
Unrecognized prior service cost.............................      (31)       (64)
Unrecognized net loss.......................................     (155)      (343)
                                                              -------    -------
Accrued pension cost........................................  $ 1,127    $ 1,582
                                                              =======    =======

     Deferred Compensation Plans -- The Company has nonqualified deferred compensation programs which permit certain current and former players and employees to annually elect (via individual contracts) to defer a portion of their compensation, on a pre-tax basis. Certain amounts under deferred compensation contracts earn a guaranteed rate of return while other amounts deferred earn variable rates of return consistent with certain mutual fund indices (see Note 2).

     To assist in the funding of these plans, commencing in 1996 the Company purchased partnership-owned annuity contracts and shares of mutual funds which are consistent with the indices that certain of the contracts specify. The cash surrender value of these policies and the market value of the mutual fund shares included in non-current "other assets" totaled $3,494, $5,966 and $6,632 at December 31, 1996 and 1997 and March 31, 1998, respectively, and $2,100 in prepaid expenses and other current assets at December 31, 1997 and March 31, 1998. Gains and losses on investments directly offset the deferred compensation liability.

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                   (INFORMATION RELATING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

12. LEGAL MATTERS

     During 1987 and 1988, two Arbitrators (Roberts and Nicolau) ruled that the 26 Major League Clubs (the "Clubs"), including the Company, violated Article XVIII(H) of the Basic Agreement with the Major League Baseball Players Association (the "Basic Agreement") by acting in concert with respect to those players who became free agents following the 1985 and 1986 seasons. A similar grievance alleging violation of Article XVIII(H) and certain other provisions of the Basic Agreement was filed by the MLBPA with respect to players who became free agents following the 1987 season. No further grievances were filed by the MLBPA.

     In August 1989, Arbitrator Roberts issued an interim award of $10,528, representing his judgment of the aggregate amount by which salaries of approximately 140 players were reduced in 1986 by reason of the contract violation following the 1985 season. On October 31, 1989, the MLCF, on behalf of the Clubs, deposited $10,528 in an interest-bearing escrow account, to be distributed in accordance with Arbitrator Roberts' instructions in a subsequent phase of the remedial proceedings. The Company's portion of the deposit was $405.

     In December 1990, the owners of the Clubs voted in favor of settling all collusion claims for the sum of $280 million, plus the grant of "second look" free agency rights to a group of 16 players, none of whom were employed by the Company. For the years ended December 31, 1995, 1996 and 1997, the escrow deposit earned interest of $16,968, $17,284 and $15,847, respectively. During the years ended December 31, 1995, 1996 and 1997, $9,964, $-0- and $81,230,
respectively, was distributed to the players. The remaining balance will be distributed in subsequent years.

     The Company funded its remaining liability under the settlement of $10,361 in 1991 through reductions in the distributions from the MLCF and prior year charges against operations. The funds withheld by the MLCF have been classified as "deposit for grievance settlement" in the accompanying combined balance sheets. The balance at December 31, 1996 and 1997 represents the net effect of the Company's share of interest earned on the deposit and distributions made to players since 1991. The interest and distributions made have been treated as non-cash activities and have not been reflected in the combined statements of income.

     The Company is involved in various other legal proceedings and claims which are incidental to its business. Management believes that they have meritorious defenses and will vigorously defend themselves in these actions. Although the ultimate disposition of these proceedings is not presently determinable, management does not believe that such proceedings would have a material adverse effect upon the financial condition, results of operations or cash flows of the Company.

13. CONTINGENT LIABILITIES, COMMITMENTS AND OTHER CONTRACTS

     Because the American League and MLB are non-profit associations, the Indians and other members of MLB are generally jointly and severally liable for the debts and obligations of the associations. Any failure of other members of MLB to pay their pro rata share of any such debt or obligation could adversely affect the Company.

     Under the terms of working agreements, the Company is required to reimburse various minor league clubs for certain expenses. Payments under these agreements amounted to $1,078, $1,071 and $1,227, for the years ended December 31, 1995, 1996 and 1997, respectively.

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                   (INFORMATION RELATING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

     Employment contracts provide for, among other things, aggregate compensation in future years as follows:

1998.................................................  $ 62,381
1999.................................................    54,421
2000.................................................    32,593
2001.................................................    23,075
2002 and thereafter..................................    12,825
                                                       --------
Total................................................  $185,295
                                                       ========

     Certain player contracts require payments that are contingent upon playing performance, length of employment with the Indians or attendance at a college prescribed by the College Scholarship Plan. Payments under these contracts amounted to $1,621, $1,467 and $1,664 for the years ended December 31, 1995, 1996 and 1997, respectively. The Company is contingently liable for payments under these plans aggregating $8,400 at December 31, 1996 and $21,872 at December 31, 1997. These amounts, which are not included in the accompanying combined financial statements, relate to contracts in effect at December 31, 1997, or entered into thereafter through February 14, 1998, the date of the auditors' report. The contracts are contingent upon continued employment with the Company, but do guarantee payment in the event a player is unable to play due to injury or death.

     The Company has obtained disability insurance policies for substantially all of its players under multi-year contracts. In the event of injuries sustained resulting in lost services as defined in the policies, the policies provide for payment to the Company of a portion of the player's salary for the remaining term of the contract or until the player can resume playing.

     The Company is substantially self-insured with respect to workers' compensation in the State of Ohio and in connection therewith, maintains a $375 standby letter of credit with a bank in order to satisfy state deposit requirements. The current letter of credit expires December 31, 1999.

14. RELATED PARTY TRANSACTIONS

     Included in administrative and general expense for the years ended December 31, 1995, 1996 and 1997 are allocations of legal and accounting expenses from an affiliate of $327, $335 and $267, respectively. Included in ballpark operations expense during 1996 are $523 of payroll and related taxes for game day labor services from an affiliate. Included in deferred lease costs at December 31, 1996 and 1997 are $1,423 of legal and consulting charges from an affiliate for costs incurred in connection with the development of Jacobs Field.

15. COLLECTIVE BARGAINING AGREEMENT

     In the Fall of 1996, MLB Owners and the MLBPA reached an agreement with respect to a five-year Collective Bargaining Agreement. The agreement became effective on January 1, 1997 and, with respect to certain provisions, was retroactive to the 1996 season. The agreement expires on the later of October 31, 2000 or the day following the last game of the 2000 World Series; except that, the MLBPA has the unilateral option to extend the agreement to October 31, 2001 or the day after the last game of the 2001 World Series, whichever is later. The Collective Bargaining Agreement introduced a new revenue sharing system and implemented for the first time a luxury tax on payrolls.

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                   (INFORMATION RELATING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

     Revenue Sharing -- Member clubs of MLB participate in a revenue sharing system. The new revenue sharing system is being phased in over a five-year period and will be fully implemented in the 2000 season. Under the system, each club must contribute a portion, 12% in 1996 and 1997, of its net local revenue to a revenue sharing pool. The revenue sharing rate will be 16% in 1998, 17% in 1999 and 20% in 2000 and thereafter. Net local revenue is defined in the Collective Bargaining Agreement. Once the pool is accumulated, it is re-distributed to the clubs on a basis defined in the Collective Bargaining Agreement that disproportionately benefits clubs with below average revenue. Prior to 1996, local revenue sharing was generally limited to ticket receipts and local cable revenues, pursuant to which, the visiting club received a percentage of net gate receipts and local cable television revenues on a per game basis from the home team during the regular season. The 1995 combined statement of income has been presented in a similar manner as those in 1996 and 1997 to reflect the comparable effects of the previous arrangement with other clubs.

     Luxury Tax -- The luxury tax became effective at the beginning of the 1997 season and is only assessed on the five clubs with the highest actual payroll, as defined, above a specified threshold minimum for that season. The threshold minimum was $55,600 for 1997, and will be $59,900 for 1998 and $64,200 for 1999.
If more than five teams have payrolls that exceed the threshold, the threshold is increased so that only five teams are subject to the tax. The luxury tax rate for 1997 and 1998 is 35% and for 1999 is 34%. There is no luxury tax imposed in the 2000 season. The amount that is taxed is the difference between a club's total actual payroll and the threshold minimum, as adjusted if necessary. In 1997, the Indians were assessed $2,065 pursuant to the luxury tax and have included this amount in major league team expenses in the accompanying combined statements of income.

16. POST-SEASON

     During 1995, 1996 and 1997, the Indians advanced to post-season play and participated in fifteen, four and eighteen post-season games, respectively. The following table sets forth the revenues and expenses relating to the post-season activity:

                                                          1995      1996      1997
                                                         ------    ------    -------
REVENUES:
  Net ticket sales.....................................  $4,302    $  695    $ 6,847
  Local radio and television...........................     413       108        515
  Concession and catering..............................   1,473       446      2,114
  Private suite rentals................................      29        17        198
  Merchandise..........................................   2,991       282      2,507
  League Championship Series distribution..............     300                  300
  Other................................................     380       385        570
                                                         ------    ------    -------
          Total revenues...............................   9,888     1,933     13,051
                                                         ------    ------    -------
OPERATING EXPENSES:
  Major league team....................................     705       190      1,054
  Ballpark operations..................................   1,345       518      1,901
  Cost of merchandise sold.............................   1,632       224      1,421
  Administrative and general...........................   1,385       106      1,417
  Advertising and promotion............................     390       271        459
                                                         ------    ------    -------
          Total operating expenses.....................   5,457     1,309      6,252
                                                         ------    ------    -------
                                                         $4,431    $  624    $ 6,799
                                                         ======    ======    =======

             CLEVELAND INDIANS BASEBALL COMPANY LIMITED PARTNERSHIP
                        AND BALLPARK MANAGEMENT COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                   (INFORMATION RELATING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

17. SUBSEQUENT EVENT

     On March 31, 1998, the Partnership made distributions totaling $49,200 to its partners and CBC, its general partner, repaid its indebtedness of $35,500 to the Partnership.

     In addition, subsequent to year end, the Partnership, Ballpark Management and their respective owners, CBC, MJC and the Jacobs family trusts are reorganizing through several concurrent transactions, more fully described below, with the intent of selling shares of a newly formed corporation, Cleveland Indians Baseball Company, Inc. ("CIBC") to the public through an initial public offering (the "Offering"). The net proceeds of the Offering will be used to acquire the controlling general partnership interests in the Partnership from CBC and MJC. The following Reorganization Transactions are being contemplated:

     Mergers of Ballpark Management and MJC -- Ballpark Management and MJC will be merged with and into CIBC, with CIBC as the surviving corporation.

     Contribution of Ballpark Management Assets, Business and Contract Rights to the Partnership -- Upon completion of the mergers described above, CIBC will contribute to the Partnership all of the assets, business, contract rights and liabilities held by Ballpark Management immediately prior to the mergers in exchange for additional partnership interests.

     Sale of General Partnership Interests -- Upon completion of the contribution described above, CIBC will purchase partnership interests from CBC with proceeds generated from the Offering as a result of which CIBC will be the sole general partner of the Partnership with at least a 51% interest in the Partnership. Upon completion of the sale of partnership interests, CBC will convert its remaining general partnership interests to a 49% limited partnership interest in the Partnership. This limited partnership interest will be exchangeable for Class A Common Shares of CIBC, subject to the right of CIBC to substitute cash for shares.

 Photograph depicting the playing field, stands and scoreboard at Jacobs Field, along with photographs of merchandise, fans and Company employees

============================================================


  NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY CLASS A COMMON SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                               ------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary..............................    3
Risk Factors....................................    8
Formation Transactions..........................   17
Use of Proceeds.................................   19
Dividend Policy.................................   19
Dilution........................................   19
Capitalization..................................   20
Selected Financial Data.........................   21
Pro Forma Financial Data........................   23
Management's Discussion and Analysis of Results
  of Operations and Financial Condition.........   26
Business........................................   34
Major League Baseball...........................   45
Management......................................   52
Principal Shareholders..........................   56
Certain Transactions............................   57
The Partnership.................................   58
Description of Capital Shares...................   60
Shares Eligible for Future Sale.................   62
Underwriting....................................   64
Experts.........................................   65
Validity of Shares..............................   65
Additional Information..........................   65
Index to Financial Statements...................  F-1

  UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT OR SUBSCRIPTIONS.

============================================================
============================================================

                                4,000,000 SHARES

                                      LOGO

                    CLEVELAND INDIANS BASEBALL COMPANY, INC.

                                    CLASS A
                                 COMMON SHARES

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               MCDONALD & COMPANY
                                SECURITIES, INC.

                                              , 1998

============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee.........  $   21,712
The Nasdaq Stock Market Listing Fee.........................      65,000
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................       7,860
Blue Sky Fees and Expenses (including counsel fees).........       5,000
Printing and Engraving Expenses.............................     650,000
Accounting Fees and Expenses................................     665,000
Director and Officer Liability Insurance....................     220,000
Legal Fees and Expenses.....................................     300,000
Transfer Agent's and Registrar's Fees and Expenses..........      35,000
Miscellaneous...............................................      30,428
                                                              ----------
          Total.............................................  $2,000,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Ohio Revised Code (the "Code") authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

     The Registrant's Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant, for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director is entitled to indemnification. The Code of Regulations authorizes the Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant against any liability asserted against them in such capacity or arising out of their status as such, whether or not the Registrant would have power to indemnify such officer, employee or agent against such liability under the provisions of the Code of Regulations of the Registrant.

     The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements generally: (i) confirm the existing indemnity provided to them under the Company's Code of Regulations and assure that this indemnity will continue to be provided; (ii) provide that if the Company does not maintain directors' and officers' liability insurance, the Company will, in effect, become a self-insurer of the coverage; (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director, officer, employee, or agent of the Company or at the request of the Company as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise; and (iv) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided the executive officer or director agrees to reimburse the Company for that advancement if it is ultimately determined that the executive officer or director is not entitled to indemnification for that proceeding under the agreement. Coverage under the agreements is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) if a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violation of Section 16(b) of the Securities Exchange Act of 1934 or similar provisions of any federal, state, or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (E) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee, or agent of the Company or its subsidiaries (but in no event earlier that the time such entity became a subsidiary of the Company); or (F) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification agreement.

     The Registrant maintains a directors' and officers' liability insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

     Reference is made to Section 10 of the Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1, for information concerning indemnification arrangements among the Registrant and the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the formation of the Company, 100 Common Shares were issued and sold to Richard E. Jacobs, Trustee Under Declaration of Trust dated April 23, 1987 and Richard E. Jacobs, Trustee of the David H. Jacobs Marital Trust (together, the "Trusts") on April 2, 1998 for $15.00 per share. Also on such date, the Trusts and Martin J. Cleary, a director of the Company, agreed to purchase 133,233 Class A Common Shares at $15.00 per share, payable concurrently with the closing of the transactions contemplated by the Reorganization Agreement filed as Exhibit 2.1 hereto. Further, pursuant to the Reorganization Agreement, the Trusts and Mr. Cleary will receive Class A and Class B Common Shares in connection with the Formation Transactions. The obligations of the Trusts and Mr. Cleary to pay for the shares they have agreed to purchase and to complete the Formation Transactions are not subject to any conditions other than completion of the Offering. The Company relied upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933 for each of the foregoing transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS -- The following is a list of exhibits in this Registration Statement.


EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   1.1     Proposed Form of Underwriting Agreement.
   2.1     Agreement and Plan of Reorganization dated April 2, 1998
           among Cleveland Indians Baseball Company, Inc., Cleveland
           Baseball Corporation, MJC Baseball, Inc., Ballpark
           Management Company, Cleveland Indians Baseball Company
           Limited Partnership, Richard E. Jacobs, Trustee Under
           Declaration of Trust dated April 23, 1987, Richard E.
           Jacobs, Trustee of the David H. Jacobs Marital Trust and
           Martin J. Cleary.
   3.1     Amended and Restated Articles of Incorporation of the
           Company.
   3.2     Code of Regulations of the Company.
  *4.1     Form of Share Certificate for Class A Common Shares.
  *4.2     Form of Share Certificate for Class B Common Shares.
   5.1     Opinion of Baker & Hostetler LLP regarding the legality of the Class A Common Shares being registered.
  10.1     Basic Agreement between the American League, the National
           League and the Players Association dated December 7, 1996
           (the Collective Bargaining Agreement).
  10.2     Lease Agreement between Gateway and the Partnership dated
           July 3, 1991.
  10.3     Ground Lease Agreement between Gateway and the Partnership dated July 3, 1991.
  10.4     Management Agreement between Gateway and Ballpark Management dated July 3, 1991.
  10.5     Common Area Maintenance Agreement between Gateway, the
           Partnership and Ballpark Management dated July 31, 1991.
  10.6     Amended and Restated Use Agreement by and between the City of Winterhaven, Florida and the Partnership dated October
           15, 1993, as amended.
  10.7     Club Trust Revolving Credit Agreement among Major League
           Baseball Trust, Fleet Bank and the Club Trusts, dated April
           17, 1998.
  10.8     Ratification Agreement among Indians Club Trust and Fleet
           National Bank, dated April 17, 1998.
  10.9     Club Trust Pledge and Security Agreement between Indians
           Club Trust and Major League Baseball Trust dated April 17,
           1998.
 10.10     Transfer Agreement between the Partnership and Indians Club
           Trust, dated May 22, 1992.
 10.11     Amendment and Confirmation of Transfer Agreement between the
           Partnership and Indians Club Trust dated June 28, 1996.
 10.12     Credit Agreement among the Partnership, Ballpark Management and Key Bank, N.A. (formerly known as Society National Bank)
           dated September 1, 1994, as amended.
 10.13     Cleveland Indians Baseball Company, Inc. Long-Term Incentive
           Plan.
 10.14     Form of Indemnification Agreement between the Company and
           each of its Directors.
 10.15     Form of Indemnification Agreement between the Company and
           each of its executive officers.
 10.16     Second Amendment and Confirmation of Transfer Agreement
           between the Partnership and Indians Club Trust, dated April
           17, 1998.
 10.17     Form of First Amended and Restated Agreement of Limited
           Partnership of the Partnership.
 10.18     Second Amendment to the Club Trust Reducing Revolving Credit
           Agreement and the Club Trust Pledge and Security Agreement
           dated May 27, 1997.
 10.19     Cleveland Indians Baseball Company, Inc. Directors' Deferred
           Compensation Plan.
 10.20     Employment Agreement between the Company and John Hart.
 10.21     Employment Agreement between the Company and Dennis Lehman.
 10.22     Employment Agreement between the Company and Daniel J.
           O'Dowd.
 10.23     Employment Agreement between the Company and Jeff Overton.
 10.24     Employment Agreement between the Company and Ken Stefanov.
  23.1     Consent of Baker & Hostetler LLP (to be contained in Exhibit
           5.1).
**23.2     Consent of Deloitte & Touche LLP.
  24.1     Powers of Attorney.
  27.1     Financial Data Schedule.

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
  99.1     Consent of Edward G. Ptaszek, Jr.
  99.2     Consent of Dr. Robert W. Brown.
  99.3     Consent of William B. Summers, Jr.


---------------


 * To be filed by amendment.



** Filed herewith.


(b) FINANCIAL STATEMENT SCHEDULES

     Not applicable.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cleveland, State of Ohio, on the 20th day of May, 1998.


                                        CLEVELAND INDIANS BASEBALL COMPANY, INC.

By: /s/                                          RICHARD E. JACOBS

                                       -----------------------------------------
                                       Richard E. Jacobs, Chairman of the Board,
                                         President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, Amendment No. 2 to this Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of May, 1998.



                   SIGNATURE                                    TITLE
                   ---------                                    -----

/s/ RICHARD E. JACOBS                             Chairman of the Board,
------------------------------------------------  President, Chief Executive
Richard E. Jacobs                                 Officer and Director
                                                  (principal executive officer)

/s/ KENNETH E. STEFANOV                           Vice President, Finance
------------------------------------------------  (principal financial officer and
Kenneth E. Stefanov                               principal accounting officer)

*                                                 Director
------------------------------------------------
Martin J. Cleary

*By: /s/ EDWARD G. PTASZEK
------------------------------------------------
     Edward G. Ptaszek, Jr.
     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   1.1     Proposed Form of Underwriting Agreement.
   2.1     Agreement and Plan of Reorganization dated April 2, 1998
           among Cleveland Indians Baseball Company, Inc., Cleveland
           Baseball Corporation, MJC Baseball, Inc., Ballpark
           Management Company, Cleveland Indians Baseball Company
           Limited Partnership, Richard E. Jacobs, Trustee Under
           Declaration of Trust dated April 23, 1987, Richard E.
           Jacobs, Trustee of the David H. Jacobs Marital Trust and
           Martin J. Cleary.
   3.1     Amended and Restated Articles of Incorporation of the
           Company.
   3.2     Code of Regulations of the Company.
  *4.1     Form of Share Certificate for Class A Common Shares.
  *4.2     Form of Share Certificate for Class B Common Shares.
   5.1     Opinion of Baker & Hostetler LLP regarding the legality of the Class A Common Shares being registered.
  10.1     Basic Agreement between the American League, the National
           League and the Players Association dated December 7, 1996
           (the Collective Bargaining Agreement).
  10.2     Lease Agreement between Gateway and the Partnership dated
           July 3, 1991.
  10.3     Ground Lease Agreement between Gateway and the Partnership dated July 3, 1991.
  10.4     Management Agreement between Gateway and Ballpark Management dated July 3, 1991.
  10.5     Common Area Maintenance Agreement between Gateway, the
           Partnership and Ballpark Management dated July 31, 1991.
  10.6     Amended and Restated Use Agreement by and between the City of Winterhaven, Florida and the Partnership dated October
           15, 1993, as amended.
  10.7     Club Trust Revolving Credit Agreement among Major League
           Baseball Trust, Fleet Bank and the Club Trusts, dated April
           17, 1998.
  10.8     Ratification Agreement among Indians Club Trust and Fleet
           National Bank, dated April 17, 1998.
  10.9     Club Trust Pledge and Security Agreement between Indians
           Club Trust and Major League Baseball Trust dated April 17,
           1998.
 10.10     Transfer Agreement between the Partnership and Indians Club
           Trust, dated May 22, 1992.
 10.11     Amendment and Confirmation of Transfer Agreement between the
           Partnership and Indians Club Trust dated June 28, 1996.
 10.12     Credit Agreement among the Partnership, Ballpark Management and Key Bank, N.A. (formerly known as Society National Bank)
           dated September 1, 1994, as amended.
 10.13     Cleveland Indians Baseball Company, Inc. Long-Term Incentive
           Plan.
 10.14     Form of Indemnification Agreement between the Company and
           each of its Directors.
 10.15     Form of Indemnification Agreement between the Company and
           each of its executive officers.
 10.16     Second Amendment and Confirmation of Transfer Agreement
           between the Partnership and Indians Club Trust, dated April
           17, 1998.
 10.17     Form of First Amended and Restated Agreement of Limited
           Partnership of the Partnership.
 10.18     Second Amendment to the Club Trust Reducing Revolving Credit
           Agreement and the Club Trust Pledge and Security Agreement
           dated May 27, 1997.
 10.19     Cleveland Indians Baseball Company, Inc. Directors' Deferred
           Compensation Plan.
 10.20     Employment Agreement between the Company and John Hart.
 10.21     Employment Agreement between the Company and Dennis Lehman.
 10.22     Employment Agreement between the Company and Daniel J.
           O'Dowd.
 10.23     Employment Agreement between the Company and Jeff Overton.
 10.24     Employment Agreement between the Company and Ken Stefanov.
  23.1     Consent of Baker & Hostetler LLP (to be contained in Exhibit
           5.1).
**23.2     Consent of Deloitte & Touche LLP.
  24.1     Powers of Attorney.
  27.1     Financial Data Schedule.
  99.1     Consent of Edward G. Ptaszek, Jr.
  99.2     Consent of Dr. Robert W. Brown.
  99.3     Consent of William B. Summers, Jr.
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 * To be filed by amendment.



** Filed herewith